                                                                   EXHIBIT 10.pp




                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                  THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK

                                   AS "SELLER"

                                       AND

                        OVERSEAS PARTNERS CAPITAL CORP.

                                 AS "PURCHASER"

                                 AUGUST 9, 1996

                               TABLE OF CONTENTS

                                                                          Page

1.    Definitions .........................................................  1

2.    Purchase and Sale ...................................................  5

3.    Earnest Money .......................................................  5
      3.1   Deposit of Earnest Money ......................................  5
      3.2   Release of Earnest Money ......................................  5

4.    Purchase Price ......................................................  5

5.    Closing .............................................................  5

6.    Representations and Warranties ......................................  6
      6.1   Seller's Representations and Warranties .......................  6
      6.2   Limited Scope of Seller's Representations and Warranties ......  9
      6.3   Purchaser's Representations and Warranties .................... 10
      6.4   Review Period ................................................. 11
      6.5   Purchaser's Indemnification ................................... 11
      6.6   Service Contracts ............................................. 11

7.   [INTENTIONALLY OMITTED]............................................... 12

8.    Title................................................................ 12

9.    Covenants of Seller ................................................. 12

10.   Obligations at Closing .............................................. 14
      10.1  Seller's Obligations at Closing ............................... 14
      10.2  Purchaser's Obligations at Closing ............................ 15
      10.3  Additional Documents .......................................... 16

11.   Prorations .......................................................... 16
      11.1  General ....................................................... 16
      11.2  Impositions ................................................... 17
      11.3  Utilities ..................................................... 17
      11.4  Rents ......................................................... 18
      11.5  Security Deposits ............................................. 19
      11.6  Service Contracts ............................................. 19
      11.7  Leasing Commissions and Tenant Improvement Costs .............. 19
      11.8  Other Expenses ................................................ 19
      11.9  Ad Valorem Tax Appeals ........................................ 20


                                      (i)

12.   Conditions to Closing ............................................... 20
      12.1  Purchaser's Conditions ........................................ 20
      12.2  Seller's Conditions ........................................... 23

13.   Fire, Casualty and Condemnation ..................................... 24

14.   Remedies ............................................................ 25
      14.1  Purchaser's Remedies .......................................... 25
      14.2   Seller's Remedies ............................................ 25

15.   Brokers ............................................................. 25
      15.1  Seller's Responsibility ....................................... 25
      15.2  Purchaser's Responsibility .................................... 26
      15.3  Survival of Indemnity ......................................... 26

16.   Miscellaneous ....................................................... 26
      16.1  Modifications: Waiver ......................................... 26
      16.2  Entire Agreement .............................................. 26
      16.3  Notices ....................................................... 26
      16.4  Governing Law ................................................. 28
      16.5  Counterparts .................................................. 28
      16.6  Interpretation ................................................ 28
      16.7  Assignability ................................................. 28
      16.8  Binding Effect ................................................ 29
      16.9  Time of Essence ............................................... 29
      16.10 Invalid Provisions ............................................ 29
      16.11 Business Days ................................................. 29
      16.12 Confidentiality ............................................... 29
      16.13 Return of Documents ........................................... 29
      16.14 Recording is Prohibited  ...................................... 29

EXHIBIT "A" - Schedule of Commission Agreements

EXHIBIT "B" - Schedule of Existing Leases

EXHIBIT "C" - Legal Description of Land

EXHIBIT "D" - Schedule of Permitted Title Exceptions

EXHIBIT "E" - Schedule of Service Contracts

EXHIBIT "F" - Schedule of Requirement Violations

EXHIBIT "G" - Schedule of Pending or Threatened Litigation

EXHIBIT "H" - Schedule of Unpaid Contractors


                                      (ii)

EXHIBIT "I" - Schedule of Environmental Reports

EXHIBIT "J" - Title Commitment

EXHIBIT "K" - Form of Limited Warranty Deed

EXHIBIT "L" - Form of Bill of Sale and Assignment

EXHIBIT "M" - Form of Assignment and Assumption of Leases

EXHIBIT "N" - Form of Assignment and Assumption of Contracts

EXHIBIT "O" - Form of Management Agreement

EXHIBIT "P" - Tenants From Whom Tenant Estoppels Are Required

EXHIBIT "Q" - Estoppel Letter of Department of Transportation



                                     (iii)

                             PURCHASE SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT, made as of the 9th day of August, 1996 (hereinafter referred to as the "EFFECTIVE DATE"), by and between THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK, a New York corporation (hereinafter referred to as "SELLER"), and OVERSEAS PARTNERS CAPITAL CORP., a Delaware corporation (hereinafter referred to as "PURCHASER"),

                                  WITNESSETH:

          THAT FOR AND IN CONSIDERATION of the covenants and agreements hereinafter set forth, and for other good and valuable consideration in hand paid, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

     1. DEFINITIONS. In addition to the other terms defined in this Agreement, the following terms shall have the meanings ascribed thereto in this Section 1.

          "ADDITIONAL RENT" shall have the meaning ascribed thereto in Section 11.4.

          "AGREEMENT" means this Purchase and Sale Agreement and any amendments hereto made in accordance with the provisions of Section 16.1.

          "ARES" means ARES, Inc., a Connecticut corporation.

          "AUTHORITY" means any and all courts, boards, agencies or commissions of any governmental unit, federal state, county, district, municipal, city or otherwise.

          "BROKER" shall mean Eastdil Realty Company, L.L.C.

          "CASUALTY" shall have the meaning ascribed thereto in Section 13.

          "CLOSING" means the act of consummating on the Closing Date the sale and purchase of the Property in accordance with the requirements of this Agreement.

          "CLOSING DATE" means the date whereon the Closing occurs or would have occurred but for the default of either of the parties to this Agreement.

          "CLOSING STATEMENT" shall have the meaning ascribed thereto in Section 10.1.



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          "COMMISSION AGREEMENTS" means all agreements (including any amendments thereto) creating any obligations of Seller or any other owner of the Property for rental, lease or other commissions payable with respect to the Leases, as more fully described (as to the Existing Leases) in EXHIBIT "A" attached hereto and by this reference made a part hereof.

          "DAMAGE NOTICE" shall have the meaning ascribed thereto in Section 13.

          "EARNEST MONEY" means the deposit made by Purchaser to Title Company as earnest money, as more particularly provided in Section 3.1.

          "EFFECTIVE DATE" shall have the meaning ascribed thereto in the first paragraph of this Agreement.

          "ENVIRONMENTAL REPORT" shall have the meaning ascribed thereto in
     Section 6.2.

          "ERISA" shall have the meaning ascribed thereto in Section 6.3.

          "ESCROW AGREEMENT". means the Escrow Agreement entered into among Seller, Purchaser and Title Company, dated as of the Effective Date, pursuant to which Purchaser has placed the Earnest Money in escrow.

          "ESTIMATE" shall have the meaning ascribed thereto in Section 13.

          "EXISTING LEASES" means all lease, rental and occupancy agreements (including any amendments, commencement letters and guaranties with respect thereto) in effect as of the Effective Date with respect to any portion of the Property, as more fully described on EXHIBIT "B" attached hereto and by this reference made a part hereof.

          "IMPOSITIONS" means all real estate and personal property taxes, assessments, charges, excises and levies, general and special, ordinary and extraordinary, foreseen and unforeseen of any kind and nature whatsoever which shall be assessed, levied, charged or imposed upon or with respect to the Property, or any portion thereof.

          "IMPROVEMENTS" means all buildings, structures, fixtures and other improvements attached to, located on or used in connection with the land, and all appurtenances thereof (excluding however, any such items owned by any tenants under any of the Leases and any such items owned by any public utility or Authority pursuant to the Permitted Title Exceptions).

          "INTANGIBLES" means, if and to the extent assignable, any rights which Seller may have in any intangible assets relating to the Land, the Improvements or the Personalty, including, without limitation, the name "Atlanta Financial Center" (excluding, however, (a) the Leases, (b) the Service Contracts, (c) all rights of

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     Seller under or pursuant to this Agreement, and (d) any claims or causes of action Seller may have against (i) any prior direct or indirect owner of all or any portion of the Property, (ii) any prior tenants of the Property,
     (iii) any current or prior manager or leasing agent of the Property, and
     (iv) PPG Industries, Inc., Sunbelt Glass & Aluminum, Inc., The Beck
     Company and Pace Construction Company and their affiliates relating in any way to the spandrel glass in the portion of the Improvements known as the "North Tower").

          "LAND" means those parcels of land and appurtenances more particularly described on EXHIBIT "C" attached hereto and by this reference made a part hereof, together with all of Seller's right, title and interest in and to all easements, rights-of-way, strips and gores of land, vaults, streets, ways, alleys, passages, sewer rights, waters, water courses and water rights, minerals, flowers, shrubs, trees, timber and other emblements now or hereafter located on such parcel of land or under or above the same or any part or parcel thereof or appurtenant to the title thereto, and all estates, rights, titles, interests, privileges, tenements, hereditaments, appurtenances, reversions and remainders whatsoever, in any way belonging, relating or appertaining thereto.

          "LEASES" means all Existing Leases (together with any modifications thereto hereafter entered into by Seller with the approval or deemed approval of Purchaser pursuant to Section 9, and excluding any Existing Lease hereafter terminated by Seller with the approval or deemed approval of Purchaser pursuant to Section 9, if such approval is required pursuant to Section 9) and all New Leases.

          "LEASING COSTS" shall have the meaning ascribed thereto in Section
     11.7.

          "NEW LEASES" means any lease, rental and occupancy agreement (including any amendments, commencement letters and guaranties with respect thereto) entered into by Seller after the Effective Date with respect to any portion of the Property with the approval or deemed approval of Purchaser pursuant to Section 9.

          "PERMITTED TITLE EXCEPTIONS" means those matters encumbering Seller's title to all or any portion of the Property which are set forth on EXHIBIT "D" attached hereto and by this reference made a part hereof.

          "PERSONALTY" means, if and to the extent assignable, all personal tangible property owned by Seller and which is located on and relates to the design, construction, ownership, use, management, leasing, maintenance, service or operation of the Land or the Improvements, including, without limitation, any plans, specifications, drawings, books, records, lease files, licenses, permits, certificates of occupancy, keys, office furniture, equipment and supplies, and janitorial service, repair, maintenance equipment, machinery and supplies.


                                        3

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          "PLAN" shall have the meaning ascribed thereto in Section 6.3.

          "PROPERTY" means the Land, the Improvements, the Intangibles, the Leases, the Service Contracts and the Personalty, and comprises the project commonly known as Atlanta Financial Center, consisting of approximately 9.5 acres improved with a three (3) tower office complex containing approximately 885,889 square feet of rentable space and a multi-level parking garage, located at 3333, 3343 and 3353 Peachtree Road, Atlanta, Georgia 30326.

          "PURCHASE PRICE" means the consideration to be paid by Purchaser to Seller for the purchase of the Property as more fully set forth in Section 4.

          "PURCHASER" shall have the meaning ascribed thereto in the first paragraph of this Agreement.

          "PURCHASER'S ACTUAL KNOWLEDGE" shall have the meaning ascribed thereto in Section 12.1.

          "REQUIREMENTS" means any and all judicial decisions, orders, injunctions, writs, statutes, rulings, rules, regulations, permits, certificates or ordinances of any Authority in any way applicable to Seller or the Property.

          "SELLER" shall have the meaning ascribed thereto in the first paragraph of this Agreement.

          "SELLER'S BEST KNOWLEDGE" shall have the meaning ascribed thereto in
     Section 6.1.

          "SERVICE CONTRACTS" means any and all existing contracts, agreements and arrangements entered into by or on behalf of Seller (or by which Seller or the Property is bound) for the provision of services or supplies to, relating to or in connection with the ownership use, maintenance, operation or leasing of the Land, the Improvements or the Personalty, as more particularly described on EXHIBIT "E" attached hereto and by this reference made a part hereof (excluding, however, the existing management and leasing agreements between Seller and ARES).

          "TAKING" shall have the meaning ascribed thereto to Section 13.

          "TITLE COMMITMENT" shall have the meaning ascribed thereto in Section
     8.

          "TITLE COMPANY" means Chicago Title Insurance Company, a Missouri corporation.

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     2.   PURCHASE AND SALE. Seller agrees to sell and convey the Property to
Purchaser, and Purchaser agrees to purchase the Property from Seller, for the Purchase Price and on the terms and conditions hereinafter set forth.

     3.   EARNEST MONEY.

         3.1 DEPOSIT OF EARNEST MONEY. Earnest Money of an amount equal to Five Million and No/100 Dollars ($5,000,000.00)(hereinafter referred to as the "EARNEST MONEY") has been deposited on or before the Effective Date in cash or its equivalent by Purchaser with Title Company in escrow pursuant to the Escrow Agreement. Any interest earned on the Earnest Money shall be added to and deemed a portion of the Earnest Money and shall belong to the party ultimately entitled to the Earnest Money as provided in this Agreement and in the Escrow Agreement.

         3.2 RELEASE OF EARNEST MONEY. In the event the Closing occurs in accordance with the terms of this Agreement, the Earnest Money shall be credited to the Purchase Price and the Title Company shall transfer the Earnest Money to Seller by wire transfer of immediately available U.S. Federal Funds to a bank account in New York City to be designated by Seller, which funds shall be received by Seller prior to 2:00 P.M. (E.D.T.) on the Closing Date. If the Closing does not occur, the Earnest Money shall be disposed of by Title Company pursuant to the terms of this Agreement and the Escrow Agreement.

     4. PURCHASE PRICE. The purchase price to be paid to Seller by Purchaser for the Property is One Hundred Twenty Two Million Seven Hundred Thousand Dollars ($122,700,000.00) (hereinafter referred to as the "PURCHASE PRICE"). The Purchase Price, less the Earnest Money and subject to prorations and adjustments provided for in Section 11, shall be paid by Purchaser to Seller by wire transfer of immediately available U.S. Federal Funds to a bank account in New York City to be designated by Seller, which funds shall be received by Seller prior to 2:00 P.M. (E.D.T.) on the Closing Date.

     5. CLOSING. Provided all conditions precedent to Seller's and Purchaser's respective obligations under this Agreement have been satisfied or waived in writing by the party entitled to the benefit thereof, the purchase and sale of the Property contemplated by this Agreement shall be consummated at the Closing to take place at the offices of Jones, Day, Reavis & Pogue, Suite 3500, 303 Peachtree Street, Atlanta, Georgia 30308, or at the election of Purchaser at the offices of Troutman Sanders LLP, Suite 5200, 600 Peachtree Street, N.E., Atlanta, Georgia 30308-2216, at 10:00 A.M. (E.D.T.) on September 4, 1996, or on such earlier date and at such time on such earlier date as to which Purchaser and Seller may hereafter agree. Seller shall deliver possession of the Property to Purchaser at Closing, subject only to the Permitted Title Exceptions.

     6.   REPRESENTATIONS AND WARRANTIES.

          6.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Wherever in this Section
     6.1 a representation or warranty is qualified as being made only to "SELLER'S BEST KNOWLEDGE", such words mean the actual current knowledge, without investigation or inquiry (except as hereinafter expressly provided in Section 6.1(s)), of John A. Crean, a Senior Real Estate Counsel of Seller. Subject to such qualification, Seller represents and warrants to Purchaser as follows:

               (a) AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement by the signatory hereto on behalf of Seller and the performance of this Agreement by Seller have been duly authorized by Seller.

               (b) NO VIOLATION OF REQUIREMENTS. Unless and except as set forth on EXHIBIT "F" attached hereto and by this reference made a part hereof, to Seller's Best Knowledge (i) there are no actions, suits, or proceedings pending or threatened, relating to or arising out of any actual or alleged violation or breach of any Requirement, (ii) Seller has not received any written notice that the Property or the development and operation thereof is in violation of any Requirement, and (iii) the Property and the development and operation thereof are not in violation of any Requirement; provided, however, Seller makes no representation or warranty concerning compliance by the Property with either (x) the Americans with Disabilities Act and the regulations promulgated with regard thereto or (y) any Requirements relating to hazardous or toxic substances.

               (c) NO TAKING. To Seller's Best Knowledge, there are no Takings pending or threatened with respect to the Property or any portion thereof.

               (d) REQUIREMENTS OF FIRE UNDERWRITERS. To Seller's Best Knowledge, (i) Seller has not received any written notice of violation from any municipal department or board of fire underwriters (or organization exercising functions similar thereto) requiring the performance of any work or alteration with respect to the Property which has not been satisfied; and (ii) the Property is not in violation of the requirements or policies of any municipal department or board of fire underwriters (or organization exercising functions similar thereto); provided, however, Seller makes no representation or warranty concerning compliance by the Property with either (x) the Americans with Disabilities Act and the regulations promulgated with regard thereto or (y) any Requirements relating to hazardous or toxic substances.

               (e) LITIGATION. To Seller's Best Knowledge, there are no actions, suits or proceedings of any kind or nature whatsoever, legal or equitable, pending or threatened against or affecting Seller or the Property, or any portion thereof, or any interest therein, relating to or arising out of or affecting the title, ownership, management, maintenance or operation of the Property, unless and except for matters set forth on EXHIBIT "G" attached hereto and by this reference made a part hereof.

               (f) TAX STATUS. Seller is not a "foreign person", as that term is defined in Section 1445 of the Internal Revenue Code.

               (g) LEASES. To Seller's Best Knowledge (i) Seller has delivered to Purchaser (or offered to Purchaser for examination and copy) true and complete copies of all of the Existing Leases, and (ii) Seller is the current "landlord" or "lessor" under all of the Existing Leases and owns unencumbered legal and beneficial title to the landlord's interest in all of the Existing Leases and the landlord's interest in the rents and income thereunder, except as may be encumbered by the Permitted Title Exceptions.

               (h) COMMISSION AGREEMENTS. To Seller's Best Knowledge, (i) Seller has delivered to Purchaser (or offered to Purchaser for examination and copy) true and complete copies of all of the Commission Agreements, and (ii) all payments due by Seller under the Commission Agreements as of the Effective Date have been paid in full or (as to several commissions for which invoices have not yet been received) will be paid in full by Seller prior to the Closing Date.

               (i) SERVICE CONTRACTS. To Seller's Best Knowledge, (i) Seller has delivered to Purchaser (or offered to Purchaser for examination and copy) true and complete copies of all the Service Contracts, (ii) none of the Service Contracts has been terminated, and (iii) Seller has received no written claim of default, or written claim of any event which with the passage of time or notice, or both, would constitute a default on the part of any party to the Service Contracts.

               (j) UTILITIES. To Seller's Best Knowledge, water, sanitary sewer, storm sewer, natural gas (as to one tenant only), electricity and telephone utilities are installed and operational to the extent necessary for the use of the Property as office buildings of the size and nature situated on the Land.

               (k) PROCEEDINGS AFFECTING ACCESS. To Seller's Best Knowledge and except for the Permitted Title Exceptions, there are no pending or threatened proceedings that could reasonably be expected to have the effect of materially impairing or restricting access between the Property And Peachtree Road as such access currently exists.

               (l) NO DEFERRED TAXES. To Seller's Best Knowledge, the Property has not been classified under any designation authorized by law to obtain a special low ad valorem tax rate or to receive a reduction, abatement or deferment of ad valorem taxes which, in such case, will result in additional or catch-up ad valorem taxes in the future in order to recover the amounts previously reduced, abated or deferred.

               (m) CONDITION OF IMPROVEMENTS. To Seller's Best Knowledge, Seller has received no notice from any insurance company or underwriter of any defect that would in any way materially adversely affect the insurability of the Property or cause an increase in insurance premiums

               (n) NO LIENS. Unless and except as set forth on EXHIBIT "H" attached hereto and by this reference made a part hereof, to Seller's Best Knowledge, (i) all contractors, subcontractors and other person or entities furnishing work, labor, materials or supplies by or at the instance of Seller for the Property have been or will be paid in full on or before the Closing Date, and (ii) other than routine ongoing charges pursuant to the Service Contracts, there are no claims against the Property or Seller arising under or by virtue of the Service Contracts.

               (o) EMPLOYEES. There are no employment, collective bargaining or similar agreements or arrangements between Seller and any of its employees or others which will be binding on Purchaser.

               (p) BANKRUPTCY. Seller is solvent and has not made a general assignment for the benefit of creditors or been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator or trustee been appointed or a petition filed by or against Seller for bankruptcy, reorganization or arrangement pursuant to the Federal Bankruptcy Act or any similar federal or state statute, or any proceedings instituted for the dissolution or liquidation of any of them.

               (q) ERISA. Seller is not a Plan.

               (r) OTHER OFFERS. During the pendency of this Agreement, Seller will not solicit or make or accept any offers to sell the Property or any part thereof, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property or any part thereof, or enter into any contracts or agreements (whether or not binding) regarding any disposition of the Property or any part thereof (except, however, for New Leases or modifications of Leases hereafter entered into pursuant to Section 9(d)).

               (s) STATUS OF PERSONS WITH KNOWLEDGE. As to each matter warranted or represented herein which is limited to Seller's Best Knowledge, John A. Crean shall have inquired of and received responses from James
          J. Mazzarelli, vice-president of ARES and the asset manager for the Property, and Marti Blackstock vice-president of ARES and the senior property manager for the Property, both of whom are involved in the management of the Property, as to both such ARES employees' actual knowledge of the accuracy of such warranties and representations (as if such warranties and representations were being made without qualification by "Seller's Best Knowledge").

          6.2 LIMITED SCOPE OF SELLERS REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Agreement or in a document or instrument executed and delivered by Seller to Purchaser in connection with the Closing, Purchaser acknowledges and agrees that Seller has made no representation, warranty, or promise to Purchaser concerning:

               (a) PHYSICAL CONDITION. The physical condition of the Property.

               (b) FEASIBILITY. The feasibility or desirability of the purchase of the Property.

               (c) AGREEMENTS AFFECTING THE PROPERTY. The Leases, the Contracts, the Permitted Title Exceptions and any other agreements affecting the Property.

               (d) FINANCIAL PERFORMANCE. The market status, the actual income and operating expenses for the Property or the projected income from or operating expenses for the Property.

               (e) REQUIREMENTS. Any Requirements affecting the Property.

               (f) HAZARDOUS SUBSTANCES. The presence or absence of any hazardous or toxic substances in, on or about the Property, including but not limited to asbestos in the Improvements.

               (g) IMPLIED WARRANTIES. Any other matter whatsoever with respect to the Property, express or implied, including, without limitation, representations, warranties or promises regarding habitability or merchantability or fitness for a particular purpose, or tenantability or use.

          Further, Purchaser acknowledges that (i) it has received copies of the environmental reports, documentation and correspondence relating to the Property which are described on EXHIBIT "I" attached hereto and by this reference made a part hereof (hereinafter referred to collectively as the "ENVIRONMENTAL REPORT"); (ii) it is accepting title to the Property subject to the matters reflected in the Environmental Report; (iii) prior to the Closing it will treat as confidential all matters reflected in the Environmental Report; (iv) Seller has made no representation, warranty or covenant of any nature whatsoever with respect to the Environmental Report, including but not limited to, the completeness or accuracy of the Environmental Report; (v) Seller shall have no liability whatsoever with respect to the Environmental Report; (vi) the Environmental Report has been received by Purchaser for informational purposes only, Purchaser having had full opportunity to undertake any and all environmental reports, tests and studies as it deems appropriate, prior to its execution of this Agreement; and (vii) it has no right to rely upon the Environmental Report or any portion thereof. Purchaser has undertaken such environmental reports, tests and studies as it has deemed appropriate, and based thereon (and not on the Environmental Report) has decided to proceed with the purchase of the Property.

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

          The representations and warranties set forth in Section 6.1 and the provisions of this Section 6.2 shall survive Closing; provided, however, Seller shall have no liability for any breach of a representation or a warranty given Purchaser under this Agreement, unless written notice of a claim specifying in reasonable detail the basis therefor is given by Purchaser to Seller within one (1) year after the Closing Date, and further, Seller shall have no liability for any such representation or warranty if and to the extent that Purchaser has actual knowledge of the inaccuracy of any such representation or warranty (as if such representation or warranty had been made without qualification by "Seller's Best Knowledge") prior to the Closing.

          6.3 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser hereby represents and warrants to Seller that:

               (a) AUTHORIZATION. The execution and delivery of this Agreement by the signatory hereto on behalf of Purchaser and the performance of this Agreement by Purchaser have been duly authorized by Purchaser.

               (b) NOT RELATED TO SELLER. Neither Purchaser, nor any partner or stockholder of Purchaser, is an officer or director of Seller or is a relative of an officer or director of Seller (for these purposes, "relative" shall mean a spouse, parent or child).

               (c) AS IS, WHERE IS. Subject to the representations and warranties contained in Section 6.1 and made again on the Closing Date, and further subject to the provisions of Section 6.2, Purchaser is purchasing, and is willing to accept the conveyance of, the Property on an "AS IS," "WHERE IS" basis (i.e., in the condition existing on the Effective Date).

               (d) ERISA. As of the Closing Date, (i) Purchaser will not be an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as ERISA), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code (each of the foregoing hereinafter referred to collectively as a "PLAN"), and the assets of the Purchaser will not constitute "plan assets" of one or more such Plans within the meaning of Department of Labor Regulation Section 25103-101, and (ii) if Purchaser is a "governmental plan" as defined in Section 3(32) of ERISA, the Closing of the sale will not constitute or result in a violation of state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans. Purchaser has no present intent to transfer the Property to any entity, person or Plan which will cause a violation of ERISA Purchaser shall not assign its interest under this Agreement to any entity, person, or Plan which will cause a violation of ERISA.

          The representations and warranties set forth in Section 6.3 shall survive Closing; provided, however, Purchaser shall have no liability for any breach of a representation or a warranty given Seller under this Agreement, unless written notice of a claim specifying in reasonable detail the basis therefor is given to Purchaser by Seller within one (1) year after the Closing Date and further Purchaser shall have no liability for any such representation or warranty if and to the extent that Seller has actual knowledge of the inaccuracy of any such representation or warranty prior to the Closing.

          6.4 REVIEW PERIOD. Purchaser acknowledges and agrees that during the time that this Agreement was being negotiated, it has been given full opportunity to conduct such reviews, examinations, analyses and inspections of the Property, the Leases, the Permitted Title Exceptions, the Service Contracts, the Requirements and all other aspects of the Property as Purchaser has deemed necessary or appropriate, including but not limited to, inspections by architects, engineers and contractors. Purchaser acknowledges and agrees that it is fully satisfied with the results of such due diligence investigations, reviews, examinations, analyses and inspections and that it shall have no right to terminate this Agreement based on the results of said due diligence reviews, examinations, analyses and inspections. Purchaser is satisfied with its reviews, examinations, analyses and inspections and has accepted the Property in its existing condition.

          Any written reports, analyses and studies generated by third parties retained by or on behalf of Purchaser in connection with its due diligence reviews, analyses, investigations or examinations of the Property will be made available to Seller without cost of Seller. This information shall be provided upon request by Seller. Seller acknowledges that Purchaser has not made and will not make any representation, warranty or covenant of any nature whatsoever with respect to any such reports, analyses and studies made available to Seller, including, but not limited to, the completeness or accuracy of any such materials, and all such reports, analyses and studies will be delivered to Seller without any such representation, warranty or covenant of any nature, Purchaser shall have no liability whatsoever with respect to any such reports, analyses and studies delivered to Seller, and Seller will have no right to rely upon any such reports, analyses and studies. This paragraph shall survive the termination or expiration of this Agreement as well as the Closing.

          6.5 PURCHASES INDEMNIFICATION. Purchaser shall and hereby agrees to indemnify, defend and hold Seller free and harmless from and against all liability, loss, cost, damage and expense (including reasonable attorneys' fees and costs) which Seller may incur by reason of property damage, personal injury or death, business interruption or other loss resulting from any entry upon, or examination or investigation of, the Property made by Purchaser (or its employees, agents, independent contractors, or any person for whom Purchaser is legally responsible) prior to Closing, or the filing of any mechanics' or materialmen's liens against the Property as a result of any services performed for Purchaser prior to the Closing. Notwithstanding any provision of this Agreement to the contrary, the obligations of Purchaser under this Section 6.5 shall survive the Closing and any termination of this Agreement.

          6.6 SERVICE CONTRACTS. Seller, at Seller's cost and expense, shall take whatever action is necessary to terminate as of the Closing Date (i) those Service Contracts identified on said EXHIBIT "E" attached hereto, as those which Purchaser desires to have terminated, and (ii) the existing management and leasing agreements between Seller and ARES. All references hereinafter to Service Contracts shall be deemed not to include those Service Contracts to be so terminated by Seller.

     7.   [INTENTIONALLY OMITTED]

     8. TITLE. Title Company has issued its title insurance commitment (hereinafter referred to as the "TITLE COMMITMENT"), a copy whereof is attached hereto as EXHIBIT "J", and by this reference made a part hereof, whereby Title Company has committed to issue to Purchaser with regard to the Property an owners title insurance policy in the amount of the Purchase Price, subject to compliance with all of the requirements set forth in the Title Commitment and subject to the Permitted Title Exceptions. Any other provision of this Agreement to the contrary notwithstanding, Seller and Purchaser agree that those existing deeds to secure debt, lease assignments and UCC financing statements referenced in Item 4 of Part I Schedule B of the Title Commitment constitute Permitted Title Exceptions as of the Effective Date, but that it shall be Seller's obligation at its sole expense to have each of said items cancelled and released of record on or before the Closing Date.

     9. COVENANTS OF SELLER. Between the Effective Date and the Closing Date, Seller shall:

          (a) MAINTENANCE OF PROPERTY. Maintain (or cause the maintenance of) the Property in its current condition, ordinary wear and tear and Casualty or Taking excepted.

          (b) INSURANCE. Maintain (or cause the maintenance of) all casualty, liability and hazard insurance substantially similar to that currently in force with respect to the Property.

          (c) TITLE ENCUMBRANCES. Not cause the Property, or any interest therein, to be alienated, encumbered (other than by mechanics' or materialmen's liens or claims which Seller shall promptly pay or bond off) or otherwise transferred except as expressly provided in this Agreement; nor create or consent to the creation of any easement, restrictive covenant or other matter affecting title to the Property (other than New Leases or modifications of Existing Leases entered into pursuant to Section 9(d)), without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

          (d) LEASING ACTIVITY. Not, except where required of the landlord pursuant to the terms of any Leases, terminate or modify any of the Leases or extend the term of any of the Leases or enter into any New Leases except with the written consent of Purchaser, which consent Purchaser agrees not to unreasonably withhold or delay. However, Seller shall have the right, in Seller's sole discretion and without Purchaser's consent, to terminate any Lease of less than 2,500 rentable square feet as to which the tenant under such Lease is in default of its rent or other monetary obligation under such Lease for more than sixty
     (60) days. If Seller desires to modify any Lease (including extending the term of any Lease or expanding the demised premises, in each case unless pursuant to a right of the tenant contained in the Lease) or to enter into a New Lease, Seller shall provide Purchaser with written notice thereof, which notice shall include a copy of the proposed modification or New Lease and the terms of any brokerage commissions payable in connection therewith. Purchaser shall have five (5) business days after receipt of such written notice and a copy of the proposed modification or New Lease to either approve or disapprove the proposed modification or New Lease. If such response from Purchaser is not received by Seller within the aforesaid period, then Purchaser shall be deemed to have approved the proposed modification or New Lease and the terms of any brokerage commissions payable in connection therewith. Approval or deemed approval by Purchaser of a New Lease shall constitute approval of any subsequent commencement letter which is consistent with the terms of such New Lease.

          (e) TENANT ESTOPPELS. Make reasonable good faith efforts to obtain on or before the Closing Date from each tenant under each Lease, tenant estoppel certificates in the form referred to in Section 12.1(f).

          (f) NEW CONTRACTS. Except for New Leases entered into pursuant to
     Section 9(d), contracts for the construction of tenant improvements under the Leases and contracts for emergency repairs, not enter into any contract, or modify, amend, renew or extend any existing contract, that is or will be an obligation affecting the Property or any part thereof subsequent to the Closing without Purchaser's prior written consent in each instance (which Purchaser agrees not to withhold or delay unreasonably), except contracts entered into in the ordinary course of business that are terminable without cause (and without penalty or premium) on thirty (30) days or less notice.

          (g) ALTERATION OF PROPERTY. Except for any Casualty or Taking, not, without the prior written consent of Purchaser, change or alter the physical condition of the Property except for repairs in the ordinary course of business, build-out of tenant improvements, and other changes and alterations required by the terms of the Leases.

          (h) REMOVAL AND REPLACEMENT OF PERSONALTY. Not remove from the land and Improvements any personally owned by Seller without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed, except as may be required for necessary repair or replacement, in which case any such replacement shall be of substantially equal quality and quantity as existed at the time of removal.

          (i) INDEMNITY RE: PERSONAL INJURY. Seller shall and hereby agrees to indemnify, defend and hold Purchaser free and harmless from and against all liability, loss, cost, damage and expense (including reasonable attorneys' fees and costs) which Purchaser may incur by reason of the possible claims for alleged personal injures described on said EXHIBIT "G" attached hereto. The obligations of Seller under this Section 9(i) shall survive the Closing.

     10.  OBLIGATIONS AT CLOSING

          10.1 SELLER'S OBLIGATIONS AT CLOSING. At or prior to the Closing, Seller shall deliver to Purchaser the following documents:

               (a) DEED. Duly executed and acknowledged limited warranty deed in the form attached hereto as EXHIBIT "K" and by this reference made a part hereof, conveying to Purchaser marketable fee simple title to all of the Land and the Improvements, subject to only the Permitted Title Exceptions.

               (b) BILL OF SALE AND ASSIGNMENT. Duly executed and acknowledged limited warranty bin of sale and assignment in the form attached hereto as EXHIBIT "L" and by this reference made a part hereof, conveying to Purchaser Seller's interest in the Personalty.

               (c) ASSIGNMENT AND ASSUMPTION OF LEASES. Duly executed and acknowledged assignment and assumption of leases in the form attached hereto as EXHIBIT "M" and by this reference made a part hereof, assigning to Purchaser the landlord's interest in, to and under the Leases, and containing an assumption by Purchaser of the landlord's obligations under the Leases and the Commission Agreements on account of matters first occurring or arising from and after the Closing Date.

               (d) ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS. Duly executed and acknowledged assignment and assumption of contracts in the form attached- hereto as EXHIBIT "N" and by this reference made a part hereof, assigning to Purchaser Seller's interest in, to and under the Service Contracts and containing an assumption by Purchaser of Seller's obligations under the Service Contracts on account of matters first occurring or arising from and after the Closing Date.

               (e) AFFIDAVIT. A sworn affidavit from an authorized officer of Seller to the effect that Seller is not a "foreign person" as that term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986. The form of such affidavit shall be such as may be prescribed by federal regulation.

               (f) TRANSFER TAX DECLARATION. A transfer tax declaration in the form required of Seller by law in connection with the conveyance of the Property to Purchaser.

               (g) LEASES AND SERVICE CONTRACTS. Original executed counterparts of the Leases and the Service Contracts, to the extent Seller has such original executed counterparts in its actual possession or under its control as of the Closing Date.

               (h) CLOSING STATEMENT. A statement setting forth the Purchase Price with all adjustments shown and including a proration statement (hereinafter referred to as the "Closing Statement").

               (i) SELLER'S CERTIFICATE. A duly executed certificate of an authorized representative of Seller indicating that all of Seller's representations and warranties made in this Agreement are true and correct as of the Closing Date (subject to any changes therein expressly permitted by this Agreement) as if then made.

               (j) TENANT LETTERS. Letters (in form and content reasonably acceptable to both Seller and Purchaser) signed by Seller and addressed to each tenant of the Property, stating that the Property has been sold to Purchaser and that all rents should be paid to Purchaser after the Closing Date.

               (k) EVIDENCE OF AUTHORITY AND TITLE AFFIDAVIT. Evidence acceptable to Title Company of Seller's authority to enter into the transaction contemplated by this Agreement, and an owner's affidavit, in form mutually acceptable to Seller and Title Company and sufficient for Title Company to delete any exceptions for (i) mechanics' or materialmen's liens arising from work at the Property which is the responsibility of Seller hereunder, (ii) broker's liens arising from brokers engaged by Seller, (iii) parties in possession, other than tenants as tenants only, (iv) easements or claims of easements not shown by the public records, and (v) taxes or special assessments, including water bills, which are not shown as existing liens on the public records.

               (l) GEORGIA WITHHOLDING TAX AFFIDAVIT. An affidavit certifying that Seller is not subject to State of Georgia withholding tax.

               (m) FILES. Seller's working files with respect to matters respecting building operations and tenant correspondence.

               (n) TENANT ESTOPPEL CERTIFICATES. All tenant estoppel certificates received by seller pursuant to Section 9.

          10.2 PURCHASER'S OBLIGATIONS AT CLOSING. At the Closing, Purchaser shall deliver to Seller the Purchase Price in the manner required by this Agreement and shall deliver to Seller the following documents executed by
Purchaser:

               (a) TRADER TAX DECLARATION. A transfer tax declaration in the form required of Purchaser by law in connection with the acquisition of the Property by Purchaser.

               (b) ASSIGNMENT AND ASSUMPTION OF LEASES. The assignment and assumption of leases referenced in Section 10.1.

               (c) ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS. The assignment and assumption of contracts referenced in Section 10.1.

               (d) THE CLOSING STATEMENT. The Closing Statement.

               (e) PURCHASER'S CERTIFICATE. A duly executed certificate of Purchaser indicating that all of Purchaser's representations and warranties made in this Agreement are true and correct as of the Closing Date as if then made.

               (f) EVIDENCE OF AUTHORITY. Evidence acceptable to the Title Company of Purchasers authority to enter into the transaction contemplated by this Agreement.

               (g) TENANT LETTERS. Letters from Purchaser to tenants, giving notice of Purchaser's assumption of all of landlord's obligations under the Leases from and after the Closing Date including all obligations with respect to security deposits received by Purchaser from Seller, or credited to Purchaser as an adjustment to the Purchase Price on the Closing Statement.

               (h) MANAGEMENT AGREEMENT. A management agreement between Purchaser as owner and ARIES as manager for the leasing and management of the Property for a period of at least twelve (12) months immediately following the Closing Date, in the form attached hereto as EXHIBIT "O". and by this reference made a part hereof.

          10.3 ADDITIONAL DOCUMENTS. Both parties agree that they will execute and deliver to each other such additional documents, certificates and other matters as may be reasonably requested by either party, whether before or subsequent to the Closing, in order to effectuate the transactions contemplated by this Agreement and carry out the parties' intent as expressed in this Agreement, provided that such additional documents, certificates and other matters shall be provided without material expense to the party so providing such items (other than the cost related to preparing or reviewing such items) and without further liability or risk to either party.

     11.  PRORATIONS.

          11.1 GENERAL. All prorations between the Seller and Purchaser will be effected in accordance with the provisions of this Section 11. If the proration of an item subject to proration is not specifically provided for herein, it is the intention of Seller and Purchaser that at Closing, all income and expenses with respect to the Property, and applicable to the periods of time before and after the Closing Date, determined in accordance with generally accepted accounting principles consistently applied, shall be allocated between Seller and Purchaser respectively as of the close of the day immediately preceding the Closing Date. Except as otherwise provided in this Agreement, Seller shall be entitled to all income from the Property and shall be responsible for all expenses of the Property for the period up to the close of the day immediately preceding the Closing Date, and Purchaser shall be entitled to all income from the Property and responsible for all expenses of the Property for the period of time after the close of the day immediately preceding the Closing Date. Such adjustments shall be shown on the Closing Statement (with such supporting documentation as the parties hereto may require being attached as exhibits to the Closing Statement) and shall increase or decrease (as the case may be) the Purchase Price. If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills), Seller and Purchaser shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by Seller or Purchaser with respect to the Property after the Closing Date shall be promptly allocated in the manner described herein and Seller and/or Purchaser shall promptly pay or reimburse any amount due. Notwithstanding anything contained in any other provision of this Section 11 to the contrary, base rent, Additional Rent (as hereinafter defined) and other items of income from the Property shall be prorated only to the extent that the same have actually been collected (or, as to delinquent rent, are actually collected subsequent to Closing).

          11.2 IMPOSITIONS. Impositions shall be prorated as of the close of the day immediately preceding the Closing Date. If any Impositions for the calendar year in which the Closing occurs have not been determined on the Closing Date, the proration of Impositions shall be based upon the Impositions assessed againstthe Property for the calendar year immediately preceding the calendar year in which the Closing occurs. After the actual amount of Impositions for the year of the Closing is known, Seller and Purchaser shall readjust the amount of the Impositions to be paid by each party so that Seller shall pay only the actual amount of Impositions attributable to the period occurring prior to and including the Closing Date and Purchaser shall pay only the actual Impositions attributable to the period subsequent to the Closing Date. Any Impositions imposed after the Closing Date which are attributable to periods prior to and including the Closing Date, including, but not by way of limitation, any incurred taxes resulting from the resolution of pending tax disputes, shall be paid by Seller and any refunds or rebates which are attributable to periods prior to the Closing Date shall be paid to seller.

          11.3 UTILITIES. Amounts due for all electric, gas, sewer, water, telephone and other utilities, and for all Service Contracts for the period prior to and including the Closing Date shall be determined when the actual bills have been received by Purchaser. The bills and amounts shall be prorated as of the close of the day immediately preceding the Closing Date. Seller's pro-rata share of these expenses will be paid to Purchaser within ten days after receiving notice of the amounts due. Prior to or at the Closing, Purchaser and Seller shall notify all public and private utilities providing services to the Property of the change in ownership, and direct that all future billings be made to Purchaser or its designee, at a specified address, with no interruption of service. Seller and Purchaser shall cooperate in taking whatever action is necessary to insure that any and all prepaid deposits or rents on all public and private utilities or services which serve the Property are refunded to Seller by the utility company. If such refunds are not made prior to Closing, the applicable deposits or rents shall be assigned to Purchaser at Closing and Seller shall receive a credit to the Purchase Price for the amount thereof.

          11.4 RENTS. All base rent under the Leases, any percentage rent under retail leases, and other charges under the Leases, including, without limitation, payments by tenants for amortization of tenant improvements costs, all tenant contributions relating to Impositions, operating expenses, insurance premiums, common area maintenance charges and similar "pass-through" items and cost-of-living or other adjustments based on the Consumer Price Index or similar statistics, and all other items of income derived from the operation of the Property (all such charges other than base rent are herein referred to as "ADDITIONAL RENT") shall be prorated as of the close of the day immediately preceding the Closing Date. Rentals are "delinquents" when payment thereof is due prior to the Closing Date but has not been made by the Closing Date. Seller shall have no right to collect delinquent rentals directly from Tenants, and Purchaser shall have no obligation to evict or otherwise exercise any remedies against any tenants owing delinquent rentals. Seller shall not be entitled to any of the rentals received by Purchaser on and after the Closing Date from tenants owing delinquent rentals unless such tenants shall be current in their rental obligations for periods occurring from and after the Closing Date. In that case, Purchaser shall deliver to Seller any rentals, net of the costs of collection, received by Purchaser which are designated by the tenant as payment for or are attributable to delinquent rentals for rental periods occurring prior to the Closing Date. If, however, delinquent rentals are not collected from the tenants owing such delinquent rentals, Purchaser shall not be liable to Seller for such delinquent rentals. Purchaser shall be solely responsible for the collection of delinquent rents, but shall not be required to take any action for the collection of such delinquent rents other than billing for the same and employing such other efforts as are consistent with the ordinary and customary conduct of Purchaser's business (but without any requirement to employ a collection agency or to institute legal proceedings of any sort), and shall not be liable to Seller for any failure to collect delinquent rents. All rentals received after the Closing Date shall be applied after payment of collection costs, first to rentals attributable to the period beginning on the Closing Date and thereafter, and subsequently, to the period prior to the Closing Date. To the extent that the Leases provide for the adjustment of previously paid estimated amounts of Additional Rent for the period prior to Closing on a date subsequent to the Closing Date, Seller shall be entitled to receive, or shall be responsible to pay, as the case may be, its pro-rata share of any such adjusted amounts which are applicable to periods ending prior to the Closing Date. Purchaser shall be solely responsible for the collection of such adjustments, but shall not be liable to Seller for its failure to do so.

          Seller shall have access to the books and records of Purchaser (as they relate to the Property only) at reasonable times during normal business hours for the period from the Closing Date through March 31, 1997, solely for purposes of verifying and/or auditing proration amounts payable to or payable by Seller for base rent, and/or other items of Additional Rent in accordance with the provisions of this Section 11. The provisions of this Section 11 having to do with post-closing adjustments and the payment of any deficiencies in prorations effected at Closing, including without limitation the provisions of this paragraph, shall survive the Closing for twelve (12) months.

          11.5 SECURITY DEPOSITS. All security deposits (including, without limitation, all rent deposits, cleaning deposits, utility deposits and damage deposits) deposited by tenants under the Leases, together with such interest accrued thereon as may be required by law or agreement or otherwise, shall, to the extent not previously applied by Seller in accordance with the Leases, be credited to Purchaser as an adjustment to the Purchase Price on the Closing Statement or transferred by Seller to Purchaser upon Closing.

          11.6 SERVICE CONTRACTS. All amounts due or payable under the Service Contracts shall be prorated as of the close of the day immediately preceding the Closing Date.

          11.7 LEASING COMMISSIONS AND TENANT IMPROVEMENT COSTS. The cost of all leasing commissions and tenant finish work (hereinafter referred to as "LEASING COSTS") which are due and payable as of the close of the day immediately preceding the Closing Date, attributable only to the current non-cancelable terms under Existing Leases as of the date hereof (and not to any future extensions, renewals or expansions thereof) shall be the sole and exclusive obligation of Seller. Purchaser shall pay Leasing Costs and be responsible for all other expenditures, leasing concessions, etc. under modifications of Existing Leases and under New Leases which have been approved by Purchaser during the period from the Effective Date until the Closing Date and for any renewal or extension thereof (including an extension resulting from a tenant's failure to exercise a right under its Lease to cancel a portion of the term of such Lease) or expansion thereof or entered into, and/or approved by Purchaser subsequent to the Effective Date. Purchaser shall be entitled to receive, as a credit on the Closing Statement, all payments received by Seller after the Effective Date (i) from tenants under New Leases, (ii) from tenants under Existing Leases which are renewed after the Effective Date, as to payments which relate to a period from and after the commencement of the renewal term, and (iii) from tenants under Existing Leases which are expanded after the Effective Date, as to payments which relate to the expansion portion of the demised premises.

          11.8 OTHER EXPENSES. Seller shall be responsible for and shall pay all transfer and recording taxes due in connection with the recording of the limited warranty deed. Purchaser shall pay all charges for title examination and certification, all charges of Title Company for the title insurance policy to be issued at Closing, all recording fees for all documentation to be recorded at Closing, all costs for updating the Survey, the costs of all appraisal, engineering and environmental reports which Purchaser may have ordered, and all costs relative to any financing Purchaser may have arranged, including, without limitation, any intangible recording taxes. Except as otherwise provided in this Section 11, each party shall be responsible for all fees, costs and expenses incurred by it in connection with this transaction, including expenses for legal and accounting services.


          11.9 AD VALOREM TAX APPEALS. The parties acknowledge (i) that Seller is currently appealing the ad valorem tax assessments for the Property for both 1995 and 1996 and has employed The Stallings Group to assist in prosecuting such appeal, and (ii) that it is in the best interest of Seller and Purchaser to continue such appeal. Accordingly, Purchaser and Seller agree (i) that both Seller and Purchaser will cooperate in good faith in prosecuting such appeal,
(ii) that ARES, as property manager, shall have primary responsibility for coordinating the work of The Stallings Group, (iii) that the cost of utilizing The Stallings Group with regard to the appeal of 1995 taxes shall be borne solely by Seller and any ad valorem tax adjustment for 1995 shall belong solely to Seller, and (iv) that the cost of utilizing The Stallings Group with regard to the appeal of 1996 taxes as well as any ad valorem tax adjustment for 1996 shall be prorated between Seller and Purchaser as of the close of the day immediately preceding the Closing Date.

     Purchaser and Seller shall, on the Closing Date, execute and deliver the Closing Statement with prorations shown thereon for the Property. The Closing Statement shall be in form reasonably acceptable to Purchaser and Seller. Any net proration due to Purchaser shall be a credit against the Purchase Price. Any net proration due to Seller shall be paid to Seller by Purchaser at Closing by wire transfer as herein provided. Notwithstanding anything in this Agreement to the contrary, all obligations with respect to the payment and adjustment after Closing of prorated items shall survive the Closing for a period of twelve (12) months.

     12.  CONDITIONS TO CLOSING.

          12.1 PURCHASER'S CONDITIONS The obligation of Purchaser to consummate the transaction contemplated by this Agreement is conditioned upon full satisfaction by Seller or written waiver by Purchaser of the following conditions precedent as of the Closing Date:

                    (A) SELLER'S REPRESENTATIONS AND WARRANTIES. Other than as expressly provided in this Agreement, all representations and warranties of Seller made herein remain true and correct (without such representations and warranties being limited to Seller's Best Knowledge);

                    (B) SELLER'S OBLIGATIONS AND COVENANTS. Seller shall have performed all of the obligations and covenants undertaken by Seller in this Agreement to be performed by Seller at or prior to the Closing.

                    (C) SELLER'S CLOSING DOCUMENT. Seller shall have delivered to Purchaser all of the documents enumerated in Section 10.1.

                    (D) CONDITION OF IMPROVEMENTS. The Improvements (including but not limited to the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be at Closing in substantially the same condition as on the Effective Date except for normal wear and tear and such damage from Casualty or Taking as is waived or accepted under Section 13.


                    (E) STATUS OF ZONING. The status of the zoning of the Property shall be the same in all material respects as on the Effective Date; there shall not be pending at Closing with any Authority, an application (filed by someone other than Seller or any prior owner of the Property), ordinance or similar matter to effect a material adverse change in the zoning of any of the Property; and there shall not be pending at Closing with any Authority, an application filed by Seller or any prior owner of the Property to effect any change (whether or not material or adverse) in the zoning of any of the Property.

                    (F) TENANT ESTOPPELS. Seller shall have delivered to Purchaser estoppel certificates in the form as to each tenant agreed to between Seller and Purchaser simultaneously herewith, without material variation, executed by tenants for Leases which in the aggregate comprise at least 80% of the leased square footage of the Improvements and which must include estoppel certificates from those tenants listed on Exhibit "P" attached hereto and by this reference made a part hereof (excluding for the purposes of the calculation of such percentages any estoppel certificate received from a tenant that is in default by thirty (30) days or more in the payment of rent or otherwise in material default under its Lease or that discloses that such tenant is, or is discovered to be, in bankruptcy, whether voluntary or involuntary), provided, however, that Seller may at its option substitute an estoppel certificate from Seller for any estoppel certificate not obtained from any tenant (in which event Seller will warrant the accuracy of the information contained in such Seller's estoppel certificates, which warranty shall survive the Closing for a period of twelve (12) months thereafter), provided that in any event Seller's estoppel certificates shall comprise no more than 25% of the leased square footage of the Improvements. With respect to any Seller's estoppel certificate given pursuant to this paragraph, Seller may replace such estoppel certificate (and warranty with respect thereto) with a tenant estoppel certificate obtained after Closing, provided such tenant estoppel certificate is effective to a date not more than fifteen (15) days prior to delivery to Purchaser.

                    (G) ENVIRONMENTAL. From and after the Effective Date and prior to the Closing, there shall not have been (i) a release of a hazardous or toxic substance on or from the Property in violation of any applicable Requirements which has not been fully remediated, (ii) the issuance by any applicable Authority of any clean-up, remediation, monitoring or similar order with respect to the Property, or (iii) the occurrence of any other state of facts or condition at or near the Property which, in Purchaser's reasonable determination, creates an imminent threat to the environmental condition of the Property


                    (H) COMMISSION AGREEMENTS. There shall be no agreements creating obligations of the owner of the Property to pay rental, lease or other commissions with respect to the Existing Leases other than as set forth in the Commission Agreements.

                    (I) NO OTHER AGREEMENTS. The Leases shall be the only leases affecting the Property, and except for the Leases, the Service Contracts and the Permitted Exceptions, there shall be no service contracts, management agreements or other agreements or instruments in force and effect, oral or written, that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Property which will survive the Closing or be binding upon Purchaser and which could reasonably be expected to have a material adverse effect upon the use or value of the Property.

                    (J) NO ASSESSMENTS. From and after the Effective Date and prior to the Closing, no assessments (other than ad valorem taxes) shall have been made against the Property that remain unpaid, whether or not constituting liens.

                    (K) LEASE DEFAULTS. None of the tenants listed on said Exhibit "P" attached hereto shall be in default by thirty (30) days or more in the payment of rent or otherwise in material default under the applicable Leases, tenants under Leases which in the aggregate comprise 90% of the leased square footage of the Improvements shall not be in default by thirty (30) days or more in the payment of rent or otherwise in material default under the applicable Leases, and no tenant shall have claimed or asserted any material default by the landlord under any Lease.

                    (1) DECLARATIONS. There shall exist no material default, or claim of material default, or any event which with the passage of time or notice, or both, would constitute a material default or material breach on the part of Seller under any declaration of easements and/or restrictive covenants affecting the Property or under any other Permitted Title Exception; and there shall exist no material default, or claim of material default, or any event which with the passage of time or notice, or both, would constitute a material default or material breach thereunder on the part of any other party whose property is encumbered or benefited by any such Permitted Title Exception.

                    (m) DOT ESTOPPEL. Seller shall have obtained from the Department of Transportation of the State of Georgia and shall have delivered to Purchaser an estoppel letter in the form attached hereto as Exhibit "Q" and by this reference made a part hereof, without material variation from such form.

     If any of the above conditions precedent is not satisfied as of the Closing Date, Purchaser in its sole discretion and as its sole remedy (except as to any condition which is not satisfied as a result of any default hereunder by Seller, in which event Purchaser shall also have the remedies specified in Section 14.1) may terminate this Agreement by written notice to Seller, and the Earnest Money shall be promptly returned to Purchaser. Notwithstanding the foregoing, if and to the extent there is within Purchaser's Actual Knowledge on the Effective Date any fact or circumstance with regard to paragraphs (a), (e), (h), (i), (k) or
(l) which, if unchanged on the Closing Date would entitle Purchaser to terminate this Agreement, Purchaser hereby waives its right to terminate this Agreement as a result of any such fact or circumstance. Further, if from and after the Effective Date and prior to the Closing Date Purchaser's Actual Knowledge expands to include any fact or circumstance which if unchanged by the Closing Date would permit Purchaser to terminate this Agreement pursuant to this Section 12.1, Purchaser shall be deemed to have waived such termination right as to such fact or circumstance unless Purchaser gives written notice of such fact or circumstance to Seller within five (5) business days after Purchaser first develops such actual knowledge of such fact or circumstance.

     For purposes of this Agreement, "PURCHASER'S ACTUAL KNOWLEDGE" shall be deemed to mean in the aggregate (i) any fact or circumstance within the actual knowledge of either Leopold A. Schmidt or Thomas E. Butler, both officers of Purchaser, (ii) any fact or circumstance within the actual knowledge of either James W. Addison, A. Michelle Willis or Wendelin W. Silliman, all of Troutman Sanders LLP, counsel for Purchaser, (iii) any fact or circumstance reflected in any written report furnished to Purchaser by Deloitte & Touche LLP in connection with Purchaser's purchase of the Property, (iv) any fact or circumstance reflected in any written report furnished to Purchaser by Wilson & Strickland, Inc. in connection with Purchaser's purchase of the Property, and (v) any fact or circumstance reflected in any written report furnished to Purchaser by ATC Environmental, Inc. in connection with Purchaser's purchase of the Property.

          12.2 SELLER'S CONDITIONS. The obligations of Seller to consummate the transaction contemplated by this Agreement are conditioned upon satisfaction or written waiver by Seller of the following conditions precedent as of the Closing Date:

                    (A) PURCHASER'S REPRESENTATIONS AND WARRANTIES. All representations and warranties of Purchaser made herein remain true and correct.

                    (B) PURCHASER'S OBLIGATIONS AND COVENANTS. Purchaser shall have performed all of the obligations and covenants undertaken by Purchaser in this Agreement to be performed by Purchaser at or prior to the Closing.

                    (C) PURCHASER'S CLOSING DOCUMENTS. Purchaser shall have delivered to Seller all of the documents enumerated in Section 10.2.

                    (D) PAYMENT OF PURCHASE PRICE. Purchaser (and Title Company, as to the Earnest Money) shall have wire transferred to Seller the Purchase Price (as adjusted pursuant to this Agreement) in accordance with this Agreement.


     13. FIRE, CASUALTY AND CONDEMNATION. The risk of loss, damage or destruction to the Property by fire or other casualty until the Closing is retained by Seller, but without any obligation or liability by Seller to repair or restore the Property. If at any time between the Effective Date and the Closing Date, any portion of the Property is destroyed or damaged as a result of fire or any other casualty (hereinafter collectively referred to as a "CASUALTY"), Seller shall promptly give written notice thereof (hereinafter referred to as a "DAMAGE NOTICE") to Purchaser, including as soon thereafter as is feasible a statement by an independent third party acceptable to Purchaser and Seller of its estimate (hereinafter referred to as an "ESTIMATE") of the cost of fully repairing and restoring the Property (to the extent practicable) to the condition which existed prior to the Casualty. If the Estimate is for less than One Million Dollars ($1,000,000), then neither party shall be entitled to terminate this Agreement as a result of such Casualty except that Purchaser shall be entitled at its sole option to terminate this Agreement upon written notice to Seller, if such Casualty is so extensive as to allow any tenants of the Property to terminate their Leases on account of such damage or destruction (and, as a result, tenants with an aggregate of 25,000 or more rentable square feet actually terminate or have the right to terminate as of or subsequent to Closing and do not waive such right in writing prior to Closing) or if tenants of 25,000 rentable square feet or more in the aggregate are entitled to an abatement of rent under their Leases and Seller's rights under any rent loss insurance policy covering the Property are not assignable to Purchaser or will not result in payment of proceeds equal to or greater than such rent abated throughout the period of restoration and repair of the Casualty. If the Estimate is for One Million Dollars ($1,000,000) or more, then Purchaser shall be entitled at its sole option to terminate this Agreement upon written notice to Seller given by Purchaser within ten (10) days after Purchaser receives the Estimate; and if Purchaser fails to give such termination notice, then neither party shall be entitled to terminate this Agreement as a result of such Casualty. If at any time prior to Closing, all or any material part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller receives notice that any condemnation, action or proceeding with respect to any material portion of the Property is contemplated by a body having the power of eminent domain (hereinafter collectively referred to as a "TAKING"), Seller shall give Purchaser immediate written notice of such Taking, and Purchaser may, by written notice to Seller at any time prior to Closing, terminate this Agreement. If this Agreement is terminated by Purchaser as above provided as a result of a Casualty or Taking, the Earnest Money shall be refunded to Purchaser and neither party shall have any further liability under this Agreement except for matters expressly stated in this Agreement to survive termination of this Agreement. If this Agreement shall not be terminated following a Casualty or Taking, then there shall be no abatement in the Purchase Price, and in lieu of any such abatement, (i) Seller shall execute, acknowledge and deliver to Purchaser at the Closing, an assignment, expressly made without representation or warranty by Seller and without recourse to Seller, of Seller's interest in any net insurance (including rent loss insurance) or condemnation proceeds (that is, after expense of collection) which may be payable to Seller as a result of such Casualty or Taking, subject, however to Seller's right to receive reimbursement therefrom of any amounts paid or incurred by Seller for or on account of repairs and/or restoration of the Property prior to the Closing and (ii) Purchaser shall be entitled to a credit against the Purchase Price in the amount of any deductible or uninsured amount applicable to the proceeds of insurance with respect to such damage.


     14.  REMEDIES.

          14.1 PURCHASER'S REMEDIES. If Seller should breach, or be in default under, this Agreement and Purchaser is not in default in the performance of its obligations under this Agreement, and if Seller shall fail to cure such breach or default within five (5) days after receipt from Purchaser of written notice thereof, Purchaser shall be limited to the right to (whichever Purchaser elects and as its sole and exclusive remedy):

                    (a)       seek specific performance of this Agreement;

                    (b) terminate this Agreement and receive its Earnest Money from Seller as its sole and exclusive remedy; or

                    (c) waive such breach or default and proceed to Closing.

In no event shall Purchaser be entitled to bring an action for damages against Seller as a result of such breach or default.

          14.2 SELLER'S REMEDIES. If Purchaser should breach, or be in default under, this Agreement and Seller is not in default in the performance of its obligations under this Agreement, and if Purchaser shall fail to cure such breach or default within five (5) days after receipt from Seller of written notice thereof, Seller's sole remedy shall be to receive from Title Company the Earnest Money as liquidated damages occasioned by such breach, such amount having been agreed to by the parties as a good faith estimate of Seller's actual damages, which damages are difficult to ascertain, as its sole and exclusive remedy. Seller hereby waives and releases any right to (and covenants that Seller shall not) sue Purchaser for specific performance of this Agreement or to recover actual or other damages in excess of the Earnest Money.

     15.  BROKERS.

          15.1 SELLER'S RESPONSIBILITY. Seller warrants to Purchaser that Seller has dealt with no broker, salesperson or finder with respect to this Agreement or the transactions contemplated herein, other than Broker, for which Seller shall be responsible. Seller shall indemnify, protect, defend and hold Purchaser harmless from and against all claims, losses, costs, expenses and damages (including attorneys' fees and costs) resulting from a breach of the foregoing warranty.

          15.2 PURCHASER'S RESPONSIBILITY. Purchaser warrants to Seller that Purchaser has dealt with no broker, salesperson or finder with respect to this Agreement or the transactions contemplated herein, other than Broker. Purchaser shall indemnify, protect, defend and hold Seller harmless from and against all claims, losses, costs, expenses and damages (including attorneys' fees and costs) resulting from a breach of the foregoing warranty.


          15.3 SURVIVAL OF INDEMNITY. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 15 shall survive the Closing or any termination of this Agreement. At the Closing each party shall provide Title Company with an affidavit confirming its representations under this Section 15.

     16.  MISCELLANEOUS.

          16.1 MODIFICATIONS: WAIVER. No waiver, modification, amendment, discharge, termination or change of this Agreement shall be valid unless the same is in writing and signed by the party against whom the enforcement of such waiver, modification, amendment, discharge, termination or change is sought.

          16.2 ENTIRE AGREEMENT. This Agreement and the Escrow Agreement constitute the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, representations, statements, letters of intent and summaries of terms are merged into this Agreement and the Escrow Agreement. Without limiting the foregoing, this Agreement expressly supersedes and replaces that certain letter of intent dated June 28, 1996 entered into between Seller and Purchaser.

          16.3 NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection with this Agreement shall be given in writing and directed to Seller and Purchaser as follows:

          IF INTENDED FOR SELLER:

          ARES Realty Capital, Inc.
          5775-E Glenridge Drive Suite 100
          Atlanta, Georgia 30328
          Attn: Senior Vice President - Regional Head with a copy to:

          The Mutual Life Insurance Company
            of New York
          c/o ARES Realty Capital, Inc.
          One Atlantic Street
          Stamford, Connecticut 06901
          Attn: Stephen DeNardo

          with a copy to

          The Mutual Life Insurance Company
            of New York
          c/o ARES Realty Capital, Inc.
          5775-E Glenridge Drive Suite 100
          Atlanta, Georgia 30328
          Attn: John A. Crean, Esq.

          with a copy to:

          Alvis E. Campbell, Esq.
          Jones, Day, Reavis & Pogue
          Suite 3500
          303 Peachtree Street, N.E.
          Atlanta, Georgia 30308-3242

          IF INTENDED FOR PURCHASER:

          Overseas Partners Capital Corp.
          115 Perimeter Center Place
          Suite 940
          Atlanta, Georgia 30346
          Attn: Bruce M. Barone
                President

          WITH A COPY TO:

          Overseas Partners Capital Corp.
          115 Perimeter Center Place
          Suite 940
          Atlanta, Georgia 30346
          ATTN: Thomas E. Butler, Esq.
                Vice President
          and with a copy to:


          James W. Addison, Esq.
          Troutman Sanders LLP
          600 Peachtree Street, N.E.
          Suite 5200
          Atlanta, Georgia 30308-2216

or at such other address or to such other party which any party entitled to receive notice hereunder designates to the other in writing from time to time. Notices shall be sent by nationally recognized overnight courier, for next business day delivery, and shall be deemed delivered on the date shown on the receipt unless delivery is refused or delayed by the addressee, in which event delivery shall be deemed to occur on the date of refusal.

          16.4 GOVERNING LAW. The validity, meaning and effect of this Agreement shall be determined in accordance with and governed by the laws of the State of Georgia, without giving effect to the principles of conflict of laws thereof.

          16.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and so long as each party has signed at least one counterpart, each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

          16.6 INTERPRETATION.This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. The captions in this Agreement are inserted for convenience and reference only and shall in no way affect, define, describe or limit the scope or intent of this Agreement or any of the provisions hereof. Unless the context otherwise requires, (i) "or" is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa- and (iii) the word "including" and similar terms following any statement will not be construed to limit the statement to the matters listed after such word or term, whether a phrase of nonlimitation such as "without limitations" is used. All references to "$" or dollar amounts are to lawful currency of the United States of America.

          16.7 ASSIGNABILITY. Neither Seller nor Purchaser shall have the right, without the other party's prior written consent, which consent may be withheld in such other party's sole discretion, to assign or transfer any of the rights, obligations and interests under this Agreement prior to the Closing. Notwithstanding the foregoing, (a) Seller shall not unreasonably withhold its consent to an assignment by Purchaser of its interest under this Agreement to a wholly owned subsidiary of Purchaser, (i) provided Purchaser provides Seller with reasonably satisfactory evidence that the net worth of such subsidiary will be sufficient on the Closing Date to enable it to perform its obligations under this Agreement, and (ii) provided it is not necessary to extend the Closing Date in order to accommodate such assignment to Purchaser's subsidiary, and (b) Purchaser shall be entitled to assign its interest under this Agreement to a wholly owned subsidiary of Purchaser, provided such assignment is made effective as of the Closing Date and will be effective only if the Closing is effected.


          16.8 BINDING EFFECT. Subject to the limitations of Section 16.7, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

          16.9 TIME OF ESSENCE. Seller and Purchaser agree that time shall be of the essence of this Agreement, and of every obligation and undertaking under this Agreement.

          16.10 INVALID PROVISIONS. In the event any term or provision of this Agreement shall be held illegal, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such remaining term and provision shall be valid and shall remain in full force and effect, unless the intent of the parties hereunder cannot reasonably be accomplished under the resulting agreement.

          16.11 BUSINESS DAYS. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "LEGAL HOLIDAY" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Georgia

          16.12 CONFIDENTIALITY. No press release or other disclosure (except to the extent required by law or necessary to complete the transaction contemplated hereby) regarding the purchase and sale contemplated hereby will be issued or made by either party without the prior written consent of both parties.

          16.13 RETURN OF DOCUMENTS. In the event the transaction contemplated hereby fails to close for any reason, all documents provided to Purchaser by Seller shall be promptly returned to Seller.

          16.14 RECORDING IS PROHIBITED. The parties agree that recording this Agreement or a memorandum or notice thereof is prohibited and will not be undertaken by either party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.


                              SELLER:

                              THE MUTUAL LIFE INSURANCE COMPANY
                              OF NEW YORK, a New York corporation


                              By: /s/ Bruce C. Fernald
                                 ----------------------------
                                Bruce C. Fernald,
                                ARES Realty Capital, Inc.
                                Authorized Showy


                              PURCHASER:

                              OVERSEAS PARTNERS CAPITAL CORP., a
                              Delaware corporation


                              By: /s/ Bruce M. Barone
                                 ----------------------------
                                  Name: Bruce M. Barone
                                  Title:  President & CEO

                                   EXHIBIT "A"

                        SCHEDULE OF COMMISSION AGREEMENTS

SOUTH TOWER

1. Registration and Commission Agreement between Atlanta Financial Center Associates and Davidson Associates Inc. dated January 4, 1993 for Fellows, Johnson, Davis & Labriola lease.

2. Registration and Commission Agreement between Atlanta Financial Center Associates and The Sharp Boylston Companies dated June 28, 1993 for Sedgwick James of Georgia, Inc. lease.

3. Registration and Commission Agreement between Two Atlanta Financial Center Associates and Cauble and Company dated August 23, 1991 for The Gallup Organization, Inc. lease.

4. Registration and Commission Agreement between Atlanta Financial Center Associates and Richard Bowers & Company dated May 29, 1992 for Higgins & Dubner lease.

5.   Registration  and Commission  Agreement  between Atlanta  Financial  Center
     Associates and William Leonard & Co. dated March 13, 1990 for Hughes Advertising lease.

6. Commission Agreement between The Mutual Life Insurance Company of New York and Carter & Associates, L.L.C. dated December 21, 1995 for MCIMetro Access Transmission Services, Inc. lease.

7. Registration and Commission Agreement between Two Atlanta Financial Center Associates and Meridian Property Group, Ltd. dated July 10, 1989 for Martin Rubin and Robert Wildau lease.

8. Registration and Commission Agreement between Atlanta Financial Center Associates and Cushman & Wakefield of Georgia, Inc. dated June 30, 1993 for Ruys & Company lease.

9. Registration and Commission Agreement between The Mutual Life Insurance Company of New York and Jenny Pruitt & Associates dated March 15, 1994 for Titus & Donnelly lease.

10. Registration and Commission Agreement between The Mutual Life Insurance Company of New York and Bryant & Associates dated June 23, 1994 for Todays Temporary, Inc. lease.

11. Registration and Commission Agreement between Atlanta Financial Center Associates and Carter & Associates, Ltd. dated May 28, 1993 for White, Smith, Howard & Ajax lease.

12. Commission Agreement between The Mutual Life Insurance Company of New York and Richard Bowers & Company dated __________ , 199__ for Teknion, Inc. lease [Note: unsigned by Landlord].


EAST TOWER

1. Commission Agreement between The Mutual Life Insurance Company of New York and The Wesley Company dated August 29, 1995 for Joseph G. Davis d/b/a Davis & Doster lease.

2. Commission Agreement between The Mutual Life Insurance Company of New York and Executive Realty dated December 1, 1995 for Worldwide Notifications Systems lease.

3. Commission Agreement between The Mutual Life Insurance Company of New York and Ackerman & Company dated June 29, 1995 for Weissmann & Robinson lease. [Note: A second copy of this agreement is dated August 2, 1995, but Seller represents and warrants that both copies constitute one and the same agreement.]

4. Commission Agreement between The Mutual Life Insurance Company of New York and Arnold J. Heflin dated March 6, 1995 for Paul J. Wagner, Jr., P.C. lease.

5. Commission Agreement between The Mutual Life Insurance Company of New York and The Galbreath Company dated December 20, 1994 for Van Munching & Co., Inc. lease.

6. Commission Agreement between The Mutual Life Insurance Company of New York and Office Associates, Inc. dated October 31, 1995 for Universal Diamonds, Inc. lease.

7. Commission agreement letter between Robinson-Humphrey Properties, Incorporated and Cushman & Wakefield of Georgia, Inc. dated August 7, 1986 for Smith, Gambrell & Russell lease.

8. Registration and Commission Agreement between Two Atlanta Financial Center Associates and COMSTAR Real Estate Services, Inc. dated November 2, 1992 for Small, White & Marani lease.

9. Registration and Commission Agreement between R-H Associates Bldg. II Corp. and Penso Realty dated June 5, 1987 for Robert Wayne's for Hair lease.

10. Registration and Commission Agreement between Two Atlanta Financial Center Associates and Richard Bowers & Company dated January 4, 1993 for Plaza Hotel Management lease.

11. Registration and Commission Agreement between Two Atlanta Financial Center Associates and CB Commercial dated October 16, 1992 for Mutual of America lease.

12. Registration and Commission Agreement between Two Atlanta Financial Center Associates and Akin Properties, Inc. dated October 8, 1991 for Montag & Caldwell, Inc. lease.

13. Registration and Commission Agreement between Two Atlanta Financial Center Associates and AFCO Realty Associates, Inc. dated October 11, 1989 for Milliman & Robertson, Inc. lease.

14. Registration and Commission Agreement between Atlanta Financial Center Associates and Adams-Cates/Grubbs & Ellis dated October 20, 1989 for Midwest Employers Casualty Company lease.

15. Commission Agreement between The Mutual Life Insurance Company of New York and Cott & Lambert, Inc. dated April 12, 1996 for Main America Capital, Inc. lease.

16. Commission Agreement between The Mutual Life Insurance Company of New York and CB Commercial Real Estate Group, Inc. dated March 20, 1995 for Lamberth, Bonapfel, Cifelli & Willson lease.

17. Registration and Commission Agreement between Two Atlanta Financial Center Associates and Grubb & Ellis dated March 24, 1992 for Amalia Moretti, Inc. d/b/a La Gioiosa USA lease.

18. Registration and Commission Agreement between Two Atlanta Financial Center Associates and Frank M. Darby Company dated November 14, 1992 for S.M.M. Corporation d/b/a Joe May Valet lease.

19. Registration and Commission Agreement between Two Atlanta Financial Center Associates and Carter and Associates, Ltd. dated December 24, 1991 for Industrial Developments International, Inc. lease.

20. Registration and Commission Agreement between Two Atlanta Financial Center Associates and Akin Properties, Inc. dated November 6, 1991 for Wayne Helms, P.C. lease.

21. Commission Agreement between The Mutual Life Insurance Company of New York and The Sharp-Boylston Companies dated September 28, 1995 for Haworth Commercial Furniture lease.

22. Registration and Commission Agreement between Two Atlanta Financial Center Associates and Cauble and Company dated February 18, 1994 for Holcomb T. Green lease.

23. Commission Agreement between The Mutual Life Insurance Company of New York and Grubb & Ellis dated October 25, 1995 for Gaiatech, Inc. lease.

24. Commission Agreement between The Mutual Life Insurance Company of New York and Office Associates, Inc. dated September 28, 1995 for Freebairn & Co. lease.

25. Commission Agreement between The Mutual Life Insurance Company of New York and Kercher & Associates dated September 5, 1995 for Duncanson & Holt, Inc. lease.

26. Registration and Commission Agreement between The Mutual Life Insurance Company of New York and The Wesley Company dated August 29, 1994 for Enterprise Capital Management, Inc. lease.

27. Registration and Commission Agreement between Two Atlanta Financial Center Associates and CB Commercial Real Estate Group, Inc. dated March 5, 1992 for The Disney Channel lease and Amendment to Registration and Commission Agreement dated July 23, 1992.

28. Commission Agreement between The Mutual Life Insurance Company of New York and The LeCraw Company dated November 8, 1995 for Denon Corp. (USA) lease.

29. Registration and Commission Agreement between Two Atlanta Financial Center Associates and The Miller-Richmond Company dated December 7, 1993 for Coleman Management Consultants lease.

30. Commission Agreement between The Mutual Life Insurance Company of New York and The Wesley Company dated March 15, 1996 for California Compensation Insurance Company d/b/a Business Insurance Company, Inc. lease.

31. Registration and Commission Agreement between The Mutual Life Insurance Company of New York and Brookdale Realty Services dated October 4, 1994 for Brookdale Realty Services lease.

32. Registration and Commission Agreement between The Mutual Life Insurance Company of New York and Carter & Associates, Ltd. dated March 28, 1994 for Alliance Technology Management Company lease.

33. Registration and Commission Agreement between Two Atlanta Financial Center Associates and Peachtree Brokers dated August 19, 1993 for Robert J. Allio & Associates, Inc. lease.

34. Registration and Commission Agreement between Two Atlanta Financial Center Associates and Rubloff, Inc. dated May 11, 1990 for Air One, Inc. lease.


35. Registration and Commission between Two Atlanta Financial Center Associates and Cushman & Wakefield of Georgia, Inc. dated September 2, 1993 for Howard Weil Labouisse Friedrichs, Inc. lease.

36. Registration and Commission Agreement between Two Atlanta Financial Center Associates and Bryant & Associates dated September 3, 1993 for Morris and Webster lease.

37. Commission Agreement between The Mutual Life Insurance Company of New York and Brannen/Goddard Company dated June 28, 1996 for Starbucks Corporation lease.

NORTH TOWER

1. Commission Agreement between The Mutual Life Insurance Company of New York and The Wesley Company dated May 4, 1995 for Robert D. Wildstein, P.C. lease.

2. Commission Agreement (undated) between The Mutual Life Insurance Company of New York and Richard Bowers & Company for The Watkins Insurance Group lease. [Note: Broker refused to execute standard agreement and Landlord refused to approve changes requested.]

3. Registration and Commission Agreement between R-H Associates Bldg. III Corp. and Merrill Lynch Realty dated November 8, 1989 for Walton C. Bryde & Associates, P.C. lease.

4. Commission Agreement between The Mutual Life Insurance Company of New York and Richard Bowers & Company dated May 5, 1995 for Transcend Services, Inc. lease.

5. Registration and Commission Agreement between R-H Associates Bldg. III Corp. and Cushman & Wakefield of Georgia, Inc. dated November 22, 1989 for The Thomas Financial Group lease.

6. Registration and Commission Agreement between R-H Associates Bldg. III Corp. and Royal LePage Real Estate Services dated March 25, 1991 for Shore & Azimov, P.C. lease.

7. Commission Agreement between The Mutual Life Insurance Company of New York and Bryant & Associates dated April 3, 1995 for Spix, Krupp & Reece lease.

8. Registration and Commission Agreement between R-H Associates Bldg. III Corp. and Real Estate Specialist, Inc. dated August 9, 1994 for The Prudential Insurance Company of America lease.

9. Registration and Commission Agreement between R-H Associates Bldg. III Corp. and Ben Carter Properties dated February 25, 1994 for Fisher Transportation, Ltd. lease.

10. Commission Agreement between The Mutual Life Insurance Company of New York and The Wesley Company dated March 20, 1996 for Interim Accounting Professionals of Atlanta, Inc. lease.

11. Registration and Commission Agreement between R-H Associates Bldg. III Corp. and Kercher & Associates dated December 21, 1993 for Christian Dior Perfumes lease.

12. Commission Agreement between The Mutual Life Insurance Company of New York and The Wesley Company dated July 27, 1995 for City Capital Corporation lease. [Note: A second copy of this agreement is dated July 24, 1995, but Seller represents and warrants that both copies constitute one and the same agreement.]

13. Registration and Commission Agreement between R-H Associates Bldg. III Corp. and Selig Realty, Inc. dated February 2, 1994 for Chambers & Asher lease.

14. Registration and Commission Agreement between R-H Associates Bldg. III Corp. and Richard Bowers & Company dated August 9, 1994 for E. R. Squibb & Sons, Inc. lease.

15. Commission Agreement between The Mutual Life Insurance Company of New York and Sunlink dated April 7, 1996 for BellSouth Communications, Inc. lease.

16. Registration and Commission Agreement between R-H Associates Bldg. III Corp. and The Staubach Company-Southeast, Inc. dated July 11, 1991 for KnowledgeWare, Inc. lease.

17. Commission Agreement between The Mutual Life Insurance Company of New York and Carter & Associates, L.L.C. dated June 7, 1996 for Rowland & Company lease

18. Commission Agreement between The Mutual Life Insurance Company of New York and Wilson Properties, Inc dated October 6, 1995 for BellSouth Telecommunications, Inc. Lease.

19. Registration and Commission Agreement between The Mutual Life Insurance Company of New York and Cushman & Wakefield of Georgia dated December 12, 1994 for PeopleSoft lease.

20. Registration and Commission Agreement between R-H Associates Bldg. III Corp. and Cushman & Wakefield of Georgia dated June 10, 1992 for Yankelovich, Skelly & White/Clancy Shulman, Inc. d/b/a Yankelovich Clancy Shulman lease. [Note: unsigned by Landlord].


21. Registration and Commission Agreement between R-H Associates Bldg. III Corp. and Group VI Real Estate dated December 11, 1992 for Beckman Instruments, Inc. lease.

                                   EXHIBIT "B"

                           SCHEDULE OF EXISTING LEASES

SOUTH TOWER:

1. Restaurant Management Agreement between The Mutual Life Insurance Company of New York (as Owner) and American Food Management, Inc. (as Manager) dated November 27, 1995.

2. Lease Agreement (South Tower) between The Mutual Life Insurance Company of New York and Patricia Moscoso and Olga Papandrea d/b/a Atlanta's Flower Mart dated August 26, 1994; Unconditional Guaranty of Lease by Patricia Moscoso and Olga Papandreou d/b/a Atlanta's Flower Mart dated March 6, 1995; as assigned by Assignment of Lease to Buckhead Florist, Inc. dated March 7, 1995; Certificate as to Term of Lease dated April 5, 1995, amended by First Amendment to Lease between The Mutual Life Insurance Company of New York as Landlord and Buckhead Florist, Inc. dated February 11, 1996.

3. Lease Agreement (South Tower) between Atlanta Financial Center Associates and Fellows, Johnson, Davis & Labriola dated January 4, 1993; Certificate as to Term of Lease dated March 18, 1993.

4. Lease Agreement (South Tower) between Atlanta Financial Center Associates and Gallup, Inc. dated October 12, 1992; Certificate as to Term of Lease dated November 23, 1992.

5. Lease Agreement (South Tower) between Atlanta Financial Center Associates and Higgins & Dubner dated April 29, 1992; Certificate as to Term of Lease dated June 19, 1992; amended by First Amendment between The Mutual Life Insurance Company of New York and Higgins & Dubner dated January 24, 1995.

6. Lease Agreement (South Tower) between Atlanta Financial Center Associates and Hughes Advertising, Inc. dated November 30, 1993.

7. Lease Agreement (South Tower) between The Mutual Life Insurance Company of New York and Edward Strickland d/b/a Image Shine dated August 10, 1995; Certificate as to Term of Lease dated December 21, 1995.

8. Lease Agreement (South Tower) between The Mutual Life Insurance Company of New York and R.E. Kendrick & Associates, Inc. dated July 13, 1995; Certificate as to Term of Lease dated August 28, 1995.

9. Lease Agreement between The Mutual Life Insurance Company of New York and Metrex Corporation d/b/a Metropolitan Fiber Systems of Atlanta, Inc. dated December 8, 1994.

      10. Lease Agreement (South Tower) between The Mutual Life Insurance Company of New York and MCImetro Access Transmission Services, Inc. dated December 21, 1995.

      11. Amended and Restated Lease Agreement between The Mutual Life Insurance Company of New York and The Robinson-Humphrey Company, Inc. dated November 15, 1994; amended by Modification to Amended and Restated Lease Agreement dated November 30, 1994.

      12. Lease Agreement (South Tower) between Atlanta Financial Center Associates and Martin Rubin and Robert Waldo dated July 10, 1989; amended by First Amendment to Lease Agreement and Lease Extension Agreement dated August 31, 1993; Certificate as to Term of Lease dated_______,19______.

      13. Lease Agreement between Atlanta Financial Center Associates and Rays & Company dated March 9, 1984; amended by First Amendment to Lease Agreement dated July 7, 1986; further amended by Second Amendment to Lease Agreement dated March 22, 1988; as further amended by Third Amendment to Lease Agreement dated September 23, 1988; as further amended by Fourth Amendment to Lease Agreement dated February 6, 1988 [sic]; as further amended by Fourth Amendment [sic] to Lease Agreement dated November 16, 1988; Certificate as to Term of Lease dated February 6, 1989; as amended by Fifth Amendment to Lease Agreement dated April 6, 1993; Storage Space Rental Agreement between Two Atlanta Financial Center Associates and Ruys & Company dated May 17, 1989; as amended by Amendment to Storage Space Rental Agreement dated August 2, 1990.

      14. Amendment to and Restatement of Lease Agreement between The Mutual Life Insurance Company of New York and Sedgewick James of Georgia, Inc. dated January 1, 1995.

      15. Lease Agreement between Atlanta Financial Center Associates and Ackerman & Co. dated November 8, 1983; amended by First Amendment and Substitution of Undisclosed Principals between Atlanta Financial Center Associates and Forts on and White dated December 19, 1983; further amended by Second Amendment to Lease Agreement dated November 11, 1985; further amended by Third Amendment to Lease Agreement dated April 28, 1988; further amended by Fourth Amendment to Lease Agreement dated December 1, 1989; further amended by Fifth Amendment to Lease Agreement and Lease Extension and Expansion Agreement with White, Smith, Howard & Ajax (f/k/a Forts on & White), as Tenant, dated June 8, 1993; further amended by Sixth Amendment to Lease Agreement between The Mutual Life Insurance Company of New York as Landlord and Smith, Howard and Ajax dated March 7, 1995; Certificate as to Term of Lease [undated]; Storage Space Rental Agreement between The Mutual Life Insurance Company of New York and Smith, Howard & Ajax dated February 1, 1996.

      16. Lease Agreement between The Mutual Life Insurance Company of New York and Teknion, Inc. dated March 29, 1996; Certificate as to Term of Lease dated July 1, 1996.

      17. Lease Agreement (South Tower) between The Mutual Life Insurance Company of New York and Titus & Donnelly, Inc. dated April 6, 1994.

      18. Lease Agreement (South Tower) between The Mutual Life Insurance Company of New York and Today's Temporary, Inc. dated June 16, 1994; Certificate as to Term of Lease dated August 25, 1994.

      North Tower:

      1. Lease Agreement between The Mutual Life Insurance Company of New York and ARES, Inc. dated February 1, 1996.

      2. Lease Agreement (North Tower) between R-H Associates Bldg. III Corp, and Bankers Trust Company dated June 28, 1990; Certificate as to Term of Lease dated September 17, 1990; Sublease between Bankers Trust Company and Bottomley & Associates, Inc. dated September 30, 1993 with Consent to Sublease by R-H Associates Bldg III Corp. dated November 3, 1993.

      3. Lease Agreement (North Tower) between R-H Associates Bldg III Corp and Beckman Instruments, Inc. dated June 3, 1993; Certificate as to Term of Lease dated November 23, 1993.

      4. Lease Agreement between The Mutual Life Insurance Company of New York and BellSouth Personal Communications, Inc. dated April 7, 1996.

      5. Lease Agreement (North Tower) between The Mutual Life Insurance Company of New York and BellSouth Telecommunications, Inc. dated September 12, 1995.

      6. Lease Agreement (North Tower) between R-H Associates Bldg. III Corp. and Bleke & Boyd, P.C, dated September 9, 1992; Certificate as to Term of Lease dated January 18, 1993.

      7.    Lease Agreement (North Tower) between R-H Associates Bldg. III
            Corp. and Walton C. Bryde & Associates, P.C, dated October 10, 1989; Certificate as to Term of Lease dated December 15, 1990; amended by Amendment and Extension of Lease Agreement dated March 11, 1992; Unconditional Guaranty of Lease by Walton C. Bryde dated April 7, 1992; Sublease Agreement to John T. Clegg dated December 1, 1995 with Consent to Sublease by The Mutual Life Insurance Company of New York dated November 30, 1995.

      8. Agreement between The Mutual Life Insurance Company of New York and Corporate Sports Unlimited, Inc. dated January 1, 1995.

      9. Lease Agreement (North Tower) between R-H Associates Bldg. III Corp. and Business Telecom, Inc. dated August 19, 1994 [Suite 1160]; amended by First Amendment to Lease Agreement dated December 8, 1994; Certificate as to Term of Lease dated March 13, 1995; Sublease to Commodity Marketing Company, Inc. dated April 5, 1996 with Consent to Sublease by The Mutual Life Insurance Company of New York dated May 20, 1996.

      10. Lease Agreement (North Tower) between R-H Associates Bldg. III Corp. and Business Telecom, Inc. dated August 19, 1994 [Suite 530]; Certificate as to Term of Lease dated March 13, 1995; Sublease to American Management Institute dated July 30, 1996 with Consent to Sublease by The Mutual Life Insurance Company of New York dated July 30, 1996.

      11. Lease Agreement (North Tower) between R-H Associates Bldg. III. Corp. and Chase Communications, Inc. d/b/a Chambers & Asher SPEECHWORKS dated April 26, 1990; Certificate as to Term of Lease dated July 12, 1990; amended by First Amendment to Lease Agreement dated January 7, 1994.

      12. Lease Agreement (North Tower) between R-H Associates Bldg. III Corp. and Christian Dior Perfumes, Inc. dated January 3, 1991; Certificate as to Term of Lease dated January 31, 1991; Lease amended by First Amendment to Lease Agreement and Lease Extension Agreement dated December 31, 1993.

      13. Lease Agreement (North Tower) between The Mutual Life Insurance Company of New York and City Capital Corporation dated July 24, 1995; Certificate as to Term of Lease dated September 12, 1995.

      14. Lease Agreement (North Tower) between The Mutual Life Insurance Company of New York and Wayne Helms, P.C. dated January 30, 1995; Certificate as to Term of Lease dated March 7, 1995.

      15. Lease Agreement (North Tower) between R-H Associates Bldg. III. Corp. and Gerdes Huff Investments dated August 14, 1991; Certificate
            as to Term of Lease dated     ; Lease amended by First Amendment to
            Lease with The Mutual Life Insurance Company of New York, as Landlord, dated November 14, 1994; Certificate as to Term of Lease dated April 10, 1995.

      16. Lease Agreement between The Mutual Life Insurance Company of New York and Interim Accounting Professionals of Atlanta, Inc. dated March 26, 1996; Guaranty by Ronald Ramsey dated February 28, 1996; Certificate as to Term of Lease dated May 14, 1996.

      17. Lease Agreement between R-H Associates Bldg. III Corp. and Knowledgeware, Inc. dated July 26, 1991; Certificate as to Term of Lease dated January 10, 1992; amended by First Amendment to Lease Agreement between The Mutual Life Insurance Company of New York and Sterling Software (Southern), Inc. dated December 31, 1994; Sublease Agreement to Columbia/HCA Healthcare Corporation dated October 24, 1994 and Consent to Sublease by The Mutual Life Insurance Company of New York dated October 24, 1994; Sublease Agreement to BellSouth Personal Communications, Inc. dated September 20, 1994 and Consent to Sublease by The Mutual Life Insurance Company of New York dated September 30, 1994; Substitute Lease Agreement (North Tower) between The Mutual Life Insurance Company of New York and BellSouth Personal Communications, Inc., dated September 20, 1994 as affected by Landlord Non-Disturbance and Attornment Agreement between Knowledgeware, Inc., The Mutual Life Insurance Company of New York and BellSouth Personal Communications, Inc., dated September 20, 1994; Guaranty of Substitute Lease Agreement by BellSouth Enterprises, Inc., dated September 20, 1994; First Amendment to Substitute Lease Agreement dated October 21, 1994.

      18. Lease Agreement (North Tower) between R-H Associates Bldg. III Corp. and Fisher Transportation, Ltd. d/b/a London Livery, Ltd. dated March 11, 1994; Certificate as to Term of Lease dated June 2, 1994.

      19. Lease Agreement (North Tower) between R-H Associates Bldg. III. Corp. and Mutual of America Life Insurance dated May 23, 1994;
            Certificate as to Term of Lease dated         , 1994.

      20. Lease Agreement (North Tower) between The Mutual Life Insurance Company of New York and Peoplesoft, Inc. dated December 30, 1994.

      21. Lease Agreement (North Tower) between R-H Associates Bldg. III Corp. and The Prudential Insurance Company of America dated July 25, 1994; Certificate as to Term of Lease with The Mutual Life Insurance Company of New York as Landlord dated October 17, 1994.

      22. Lease Agreement (North Tower) between The Mutual Life Insurance Company of New York and Robert D. Wildstein, P.C. dated April 25, 1995; Unconditional Guaranty of Lease by Robert D. Wildstein dated April 25, 1995; Certificate as to Term of Lease dated July 14, 1995.

      23. Lease Agreement between The Mutual Life Insurance Company of New York and Mark Rowland, an individual d/b/a Rowland & Company, dated June 3, 1996.

      24. Lease Agreement (North Tower) between R-H Associates Bldg. III Corp. and Shore & Azimov, P.C. dated March 12, 1991; Certificate as to Term of Lease dated August 28, 1991; Sublease to Technical Products Group Inc. dated June_, 1995 with

            Consent to Sublease by The Mutual Life Insurance Company of New York dated July 19, 1995.

      25. Lease Agreement (North Tower) between R-H Associates Bldg. III Corp. and Spix, Krupp & Reese, P.C. dated November 22, 1989; Certificate as to Term of Lease dated December 27, 1989(?); Certificate as to Term of Lease dated January 2, 1991; amended by First Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated March 1, 1995.

      26. Lease Agreement (North Tower) between R-H Associates Bldg. III Corp. and E.R. Squibb & Sons, Inc. dated August 26, 1994; Certificate as to Term of Lease with The Mutual Life Insurance Company of New York as Landlord dated November 10, 1994.

      27. Lease Agreement (North Tower) between The Mutual Life Insurance Company of New York and Transcend Services, Inc. dated April 10, 1995.

      28. Lease Agreement (North Tower) between R-H Associates Bldg. III Corp. and The Thomas Financial Group dated November 9, 1989; amended by First Amendment to Lease Agreement dated December 4, 1989; Certificate as to Term of Lease dated February 27, 1990; further amended by Second Amendment to Lease Agreement dated March 9, 1990; further amended by Third Amendment to Lease Agreement dated March 20, 1991; Certificate as to Term of Lease dated July 11, 1991; further amended by Fourth Amendment to Lease Agreement dated September 1, 1994; further amended by Fifth Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as landlord dated October 21, 1995.

      29. Lease Agreement (North Tower) between R-H Associates Bldg. III. Corp. and The Watkins Insurance Group, Inc. dated August 14, 1991; Certificate as to Term of Lease dated June 17, 1992; Storage Space Rental Agreement [East Tower] dated May 1, 1993; amended by First Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated December 21, 1995; Certificate as to Term of Lease dated January 26, 1996.

      30. Lease Agreement (North Tower) between The Mutual Life Insurance Company of New York and The Wilson Law Firm, P.C. dated December 1, 1994; Unconditional Guaranty of Lease by L. Matt Wilson dated December 1, 1994.

      31. Lease Agreement (North Tower) between R-H Associates Bldg. III Corp. and Yankelovich, Skelly & White/Clancy, Shulman Inc. d/b/a Yankelovich Clancy Shulman dated May 18, 1992; amended by First Amendment to Lease Agreement dated July 9, 1992; Certificate as to Term of Lease dated November 23, 1992; further amended by Second Amendment to Lease Agreement with The Mutual life Insurance Company of New York as Landlord dated May 31, 1995.

East Tower:

      1. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Air One, Inc. dated April 20, 1990; amended by First Amendment to Lease Agreement dated May 8, 1990; further amended by Second Amendment to Lease Agreement and Extension of Lease Term dated February 1, 1993; Storage Space Rental Agreement with The Mutual Life Insurance Company of New York as Landlord dated November 6, 1995; further amended by Third Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated March 19, 1996; further amended by Fourth Amendment to Lease Agreement dated May 22, 1996; Sublease Agreement to Fellows, Johnson, Davis & LaBriola dated May 6, 1996 with Consent to Sublease by The Mutual Life Insurance Company of New York dated May 20, 1996; Certificate as to Term of Lease dated June 17, 1996.

      2. Lease Agreement (East Tower) between The Mutual Life Insurance Company of New York and Alliance Technology Management Company dated March 28, 1994; amended by First Amendment to Lease Agreement dated April 28, 1994; Certificate as to Term of Lease dated June 2, 1994.

      3. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Robert J. Allio & Associates, Inc. dated August 16, 1993; Certificate as to Term of Lease dated January 23, 1994.

      4. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and AREL Group, Inc. dated December 9, 1993; Storage Space Rental Agreement with The Mutual Life Insurance Company of New York as Landlord dated July 12, 1995.

      5. Lease Agreement between The Mutual Life Insurance Company of New York and Rosemary S. Armstrong and Michael W. Broadbear dated April 3, 1996; Certificate as to Term of Lease dated May 21, 1996.

      6. Lease Agreement between The Mutual Life Insurance Company of New York and Paula Lorenz d/b/a Atlanta Auto Salon dated December 20, 1995; Certificate as to Term of Lease dated January 15, 1996.

      7. Lease Agreement between The Mutual Life Insurance Company of New York and The Atlanta Committee for the Olympic Games, Inc. dated November 15, 1995.

      8. Lease Agreement (East Tower) between The Mutual Life Insurance Company of New York and Brookdale Realty Services dated October 3, 1994; amended by First Amendment to Lease Agreement dated November 11, 1994; Certificate as to Term of Lease dated February 3, 1995; further amended by Second Amendment to Lease Agreement with Brookdale Realty Services, LLC as Tenant dated May 29, 1996.

      9. Lease Agreement (East Tower) between R-H Associates Bldg. II Corp. and Buckhead Management Corporation dated September 19, 1986; Private Club

            Consulting Agreement between Buckhead Management Corporation and Club Corporation of America dated September 19, 1986; Lease amended by First Amendment to Lease Agreement dated November 26, 1986; further amended by Second Amendment to Lease Agreement dated September 7, 1988; further amended by Third Amendment to Lease Agreement with Two Atlanta Financial Center Associates as Landlord and The Buckhead Club, Inc. as Tenant dated July 29, 1989; Letter Agreement dated February 21, 1990.

      10. Storage Space Rental Agreement between The Mutual Life Insurance Company of New York and Patricia Moscoso and Olga Papandreou d/b/a Buckhead Florist, Inc. f/k/a Atlanta Flower Mart dated January 1, 1995.

      11. Lease Agreement between The Mutual Life Insurance Company of New York and California Compensation Insurance Company d/b/a Business Insurance Company, Inc. dated March 7, 1996; amended by First Amendment to Lease Agreement dated April 25, 1996.

      12. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Coleman Management Consultants, Inc. dated October 18, 1993; Storage Space Rental Agreement with The Mutual Life Insurance Company of New York as Landlord dated October______, 1994.

      13. Lease Agreement (East Tower) between The Mutual Life Insurance Company of New York and Joseph G. Davis, Jr. d/b/a Davis & Doster dated July 24, 1995; Unconditional Guaranty of Lease by Joseph G. Davis, Jr. dated June 13, 1995; Certificate as to Term of Lease dated November 8, 1995.

      14. Lease Agreement (East Tower) between The Mutual Life Insurance Company of New York and Denon Corp. (USA) dated November 8, 1995; Certificate as to Term of Lease dated February 14, 1996.

      15. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and The Disney Channel d/b/a The Disney Channel Company dated October 28, 1987; Certificate as to Term of Lease dated January 22, 1988; amended by Modification to Lease and Extension Agreement dated February 1, 1992; further amended by Second Amendment to Lease Agreement dated October 16, 1992.

      16. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Duncanson & Holt, Inc. dated January 29, 1991; Certificate as to Term of Lease dated October 23, 1995; amended by First Amendment To Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated September 6, 1995.

      17. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and EBC Enterprise AFC, Inc. dated August 27, 1991; Certificate as to Term of Lease dated ______, 19___; amended by First Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated April 14, 1994.

      18. Lease Agreement (East Tower) between The Mutual Life Insurance Company of New York and Enterprise Capital Management, Inc. dated August 18, 1994; Certificate as to Term of Lease dated October 23, 1995; First Amendment to Lease dated July 18, 1996.

      19. Lease Agreement (East Tower) between The Mutual Life Insurance Company of New York and Federal Express Corporation dated October 12, 1994; Certificate as to Term of Lease dated August 28, 1995.

      20. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Cascino & Purcell, Inc. dated February 4, 1988; amended by First Amendment to Lease Agreement dated July 16, 1990; further amended by Second Amendment to Lease Agreement and Lease Extension and Expansion Agreement with Cascino Purcell & Freebairn, Inc. f/k/a Cascino & Purcell, Inc. as Tenant dated April 10, 1992; further amended by Third Amendment to Lease Agreement with Freebairn & Company as Tenant and The Mutual Life Insurance Company of New York as Landlord dated January 1, 1995; further amended by Fourth Amendment to Lease Agreement with Freebairn and Company [f/k/a Casino, Purcell & Freebairn, Inc.] dated September 12, 1995; Storage Space Rental Agreement with R-H Associates Bldg. III Corp. as Landlord and Freebairn and Company dated November 24, 1993; Storage Space Rental Agreement with Freebairn and Company as Tenant dated March 31, 1994; Certificate as to Term of Lease dated October 23, 1995.

      21. Lease Agreement (East Tower) between The Mutual Life Insurance Company of New York and Gaiatech, Inc. dated November 1, 1995; Certificate as to Term of Lease dated January 2, 1996.

      22. Storage Space Rental Agreement between The Mutual Life Insurance Company of New York and Gallup, Inc. dated January 4, 1996.

      23. Lease Agreement (East Tower) between The Mutual Life Insurance Company of New York and Haworth, Inc. dated September 25, 1995; Certificate as to Term of Lease dated February 22, 1996.

      24. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Wayne Helms, P.C. dated November 21, 1991; Certificate as to Term of Lease dated April 10, 1992; Storage Space Rental Agreement between The Mutual Life Insurance Company of New York and Wayne Helms, P.C dated October 1, 1994.

      25. Lease Agreement between The Mutual Life Insurance Company of New York and The Hogan Group, Inc. dated January 24, 1996; Certificate as to Term of Lease dated February 28, 1996.

      26. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and HTG Corp. dated December 15, 1987; Lease Guaranty by Holcombe T. Green dated January 5, 1988; amended by First Amendment to Lease Agreement with

            H.T.G. Corp. as Tenant dated May 9, 1988; further amended by Second Amendment to Lease Agreement dated November 2, 1989; assigned by Assignment of Lease by H.T.G. Corp. to Holcomb T. Green dated March 7, 1994; further amended by Third Amendment to Lease Agreement with Holcombe T. Green as Tenant and The Mutual Life Insurance Company of New York as Landlord dated March 7, 1994; Storage Space Rental Agreement dated March 31, 1994; further amended by Fourth Amendment to Lease Agreement dated February 9, 1995; Certificate as to Term of Lease dated April 10, 1995.

      27. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Industrial Developments International, Inc. dated January 9, 1992; Certificate as to Term of Lease dated April 10, 1992; amended by First Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated July 19, 1995; further amended by Second Amendment to Lease dated March 23, 1996.

      28. Lease Agreement (East Tower) between Two Atlanta Financial Center and Associates and S.M.M. Corporation d/b/a Joe May Valet dated September 22, 1992; amended by First Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated November 7, 1995; Certificate as to Term of Lease dated December 11, 1995; Certificate as to Term of Lease dated April 23, 1996.

      29. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Amalia Moretti, Inc. d/b/a LaGioiosa USA dated January 17, 1992; Certificate as to Term of Lease dated February 4, 1992; amended by First Modification to Lease and Extension Agreement dated September 22, 1992; further amended by Second Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated February 14, 1995; Storage Space Rental Agreement dated March 17, 1994.

      30. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Lamberth, Bonapfel, Cifelli & Willson, P.A. dated December 29, 1989; amended by First Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord and Lamberth Bonapfel Cifelli, Willson & Stokes, PA as Tenant dated October 17, 1994; Certificate as to Term of Lease dated August 8, 1995.

      31. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Howard Well Labouisse of Friedrichs, Inc. dated August 31, 1993; Certificate as to Term of Lease dated January 23, 1994; assigned by Assignment of Lease to Legg Mason Wood Walker, Inc dated March 7, 1995 With Consent by The Mutual Life Insurance Company of New York dated March 7, 1995; Sublease to J.P. Carey Enterprises, Inc. dated October 24, 1995 with Consent to Sublease dated November 30, 1995.

      32. Lease Agreement between The Mutual Life Insurance Company of New York and Main America Capital, L.C. dated April 12, 1996; Certificate as to Term of Lease dated May 14, 1996.

      33. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and MidWest Employers Casualty Company dated July 29, 1992; Certificate as to Term of Lease dated December 17, 1992.

      34. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Milliman & Robertson, Inc. dated October 11, 1989; amended by First Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated June 19, 1995; Certificate as to Term of Lease dated November 2, 1995.

      35. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Montag & Caldwell, Inc. dated December 9, 1991; amended by First Amendment to Lease Agreement dated May 4, 1992; further amended by Second Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated August 1, 1995; Certificate as to Term of Lease dated September 13, 1995.

      36. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Moore Copies, Inc. dated July 6, 1993; Certificate as to Term of Lease dated January 17, 1994; Verbal Storage Space Rental Agreement dated ____; Storage Space Rental Agreement with The Mutual Life Insurance Company of New York as Landlord dated February 3, 1995.

      37. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Morris, Manning & Martin dated August 6, 1987; amended by Modification to Lease dated January 1, 1993.

      38. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Morris and Webster dated September 24. 1993.

      39. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Mutual of America dated April 4, 1988; amended by Amendment to Lease and Extension Agreement dated June 8, 1992; Certificate as to Term of Lease dated August 27, 1992; further amended by Second Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord and Mutual of America Life Insurance as Tenant dated May 19, 1994.

      40. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and The Mutual Life Insurance Company of New York dated May 3, 1992.

      41. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Newsweek, Inc. dated January 30, 1989; Certificate as to Term of Lease dated

            March 15, 1989; amended by First Amendment to Lease Agreement and Lease Extension Agreement dated September 20, 1993; further amended by Second Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated March 8, 1995.

      42. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and James O. Patterson dated August 23, 1988; amended by First Amendment to Lease Agreement dated December 18, 1990; Certificate as to Term of Lease dated May 3, 1991; Storage Space Rental Agreement dated May 6, 1991; further amended by Second Amendment to Lease Agreement dated June 6, 1991; further amended by Third Amendment to Lease Agreement dated July 9, 1992; further amended by Fourth Amendment to Lease Agreement dated November 23, 1992.

      43. Lease Agreement (East Tower) between R-H Associates Bldg. II Corp. and W.H. Smith Hotel Services, Inc. dated July 22, 1987; Certificate as to Term of Lease dated _____ , 198___. Certificate as to Preliminary Term of Lease dated January 6, 1988; amended by First Amendment to Lease Agreement with Two Atlanta Financial Center Associates Landlord dated August 14, 1989; assigned by Assignment and Assumption of Lease to An Gil Lee d/b/a Peachtree News Stand dated May 29, 1990; amended by Amendment to Assigned Lease dated May 29, 1990; further assigned by Second Assignment and Assumption of Lease to Charles Jung and Yang Jin Jung dated August 17, 1992; further amended by Third Amendment to Lease Agreement with Two Atlanta Financial Center Associates as Landlord dated August 17, 1992; further amended by Fourth Amendment to Lease Agreement dated May 17, 1993; further amended by Fifth Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated November 11, 1994; Certificate as to Term of Lease dated April 5, 1995.

      44. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and The Plaza Hotel Company, dated February 10, 1993; Certificate as to Term of Lease dated April 30, 1993.

      45. Lease Agreement (East Tower) between R-H Associates Bldg. II Corp. and BellSouth System Technology, Inc. dated April 1, 1987; Certificate as to Term of Lease dated October 14, 1987; assigned by Assignment of Lease to Shared Technologies, Inc dated September 28, 1989; amended by First Amendment to Lease Agreement with Two Atlanta Financial Center Associates as Landlord dated July 25, 1989; further amended by Second Amendment to Lease Agreement dated May 11, 1992.

      46. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Small, White & Marani dated November 4, 1992.

      47. Lease Agreement (East Tower) between R-H Associates Bldg. II Corp. and Smith, Gambrell & Russell dated March 24, 1987.

      48. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and SouthTrust of Alabama dated June 21, 1991; amended by First Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated March 7, 1994; Sublease to Realtec, Incorporated dated July 13, 1993.

      49. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Liberty Savings Bank, FSB dated September 25, 1987; assigned by Assignment of Lease to SouthTrust Bank Federal Savings Bank (SouthTrust) dated September 28, 1990; amended by Modification to Lease with SouthTrust Bank Federal Savings Bank as Tenant dated May 1, 1993;

      50. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Liberty Savings Bank, FSB dated September 25, 1987; assigned by Assignment of Lease to Liberty Savings Bank of South Georgia, F.S.B. dated August ___, 1990 with Consent of Landlord; amended by First Amendment to Lease Agreement with SouthTrust Bank FSB as Tenant dated December 12, 1991; further amended by First Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as landlord and SouthTrust Bank of Georgia, NA as Tenant dated March 7, 1994; Sublease to Wagner & Johnston, P.C, dated August 5, 1993; Letter Agreement [for sublease of space] between Wagner & Johnston, P.C and Providence Capital Inc. and Westside Investors, Inc. dated September 30, 1994 with consent to sublease by The Mutual Life Insurance Company of New York dated December 7, 1994; Letter Agreement [for sublease of space] between Wagner & Johnston, P.C. and Nobel Investment Group dated August 17, 1995 with consent to sublease by The Mutual Life Insurance Company of New York dated October 23, 1995.

      51. Lease Agreement between The Mutual Life Insurance Company of New York and Starbucks Corporation dated June 26, 1996.

      52. Lease Agreement between R-H Associates Bldg. II Corp. and Universal Diamond Corporation dated July 13, 1987; amended by First Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated November 14, 1994; further amended by Second Amendment to Lease Agreement dated October 2, 1995; Certificate as to Term of Lease dated November 10, 1995.

      53. Lease Agreement (East Tower) between The Mutual Life Insurance Company of New York and Van Munching & Co., Inc dated October 3, 1994; Certificate as to Term of Lease dated January , 1995.

      54. Lease Agreement (East Tower) between Two Atlanta Financial Center Associates and Paul J. Wagner, Jr., P.C dated March 31, 1989; Certificate as to Term of Lease dated December 11, 1989; amended by First Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated January 17, 1995.

      55. Lease Agreement (East Tower) between R-H Associates Bldg. II Corp. and Robert Wayne's for Hair dated June 5, 1987; Certificate as to Term of Lease dated September 8, 1987; amended by First Amendment to Lease Agreement with Robert L. Betts, Jr. d/b/a Robert Wayne's for Hair with Two Atlanta Financial Center Associates as Landlord dated September 22, 1992; further amended by Second Amendment to Lease Agreement with The Mutual Life Insurance Company of New York as Landlord dated July 16, 1996.

      56. Lease Agreement (East Tower) between The Mutual Life Insurance Company of New York and Weissman, Robinson & Italiaander, P.C. dated August 2, [1995]; Unconditional Guaranty of Lease by David A. Weissman, Debra Robinson and Scott Italiaander dated June 30, 1995; Certificate as to Term of Lease dated March 27, 1996; First Amendment to Lease dated August 8, 1996.

      57. Lease Agreement between The Mutual Life Insurance Company of New York and Worldwide Notification Systems, Inc. dated December 1, 1995; Certificate as to Term of Lease dated April 3, 1996.

      The following tenants have agreements regarding antennas on the roofs of the buildings:

      1.    Freebairn and Company

      2.    The Robinson-Humphrey Company, Inc.

                                   EXHIBIT "C"

                            LEGAL DESCRIPTION OF LAND

     PHASE I

     ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lots 45 and 62, 17th District, City of Atlanta, Fulton County, Georgia and being more particularly described as follows:

     TO FIND THE TRUE POINT OF BEGINNING, begin at the point formed by the intersection of the northernmost right-of-way line of Highland Drive (a 50-foot right-of-way) with the easternmost right-of-way line of Peachtree Road (a variable right-of-way being 80 feet at this point) and proceed thence in a northerly direction along the aforesaid easternmost right-of-way line, following the curvature thereof, a distance of 365.1 feet to an iron pin which is THE TRUE POINT OF BEGINNING.

     FROM THE TRUE POINT OF BEGINNING THUS ESTABLISHED proceed thence along the aforesaid easternmost right-of-way line north 13(degree)43'08" east a distance of 37.39 feet to a point on the aforesaid easternmost right-of-way line; proceed thence along the aforesaid easternmost right-of-way line along an arc of a curve to the right, an arc distance of 179.12 feet to a point, said arc being subtended by a chord 178.99 feet in length and bearing north 20(degree)26'46" east; proceed thence along the aforesaid easternmost right-of-way line north 26(degree)16'11" east a distance of
     48.21 feet to a point on the aforesaid easternmost right-of-way line; proceed thence along the aforesaid easternmost right-of-way line north 28(degree)17'14" east 48.18 feet to a point on the aforesaid easternmost right-of-way line; proceed thence along the aforesaid easternmost right-of-way line north 30(degree)11'09" east a distance of 48.15 feet to a point on the aforesaid easternmost right-of-way line; proceed thence north 32(degree)20'44~ east a distance of 57.74 feet to a point on the aforesaid easternmost right-of-way line; proceed thence along the aforesaid easternmost right-of-way line north 32(degree)20'44" east a distance of
     8.44 feet to a point on the aforesaid easternmost right-of-way line; proceed thence along an arc of a curve to the left, departing from the aforesaid easternmost right-of-way line, an arc distance of 178.88 feet, said arc being subtended by a chord 178.87 feet in length and bearing south 32(degree)44'02" east; proceed thence along an arc of a curve to the left, an arc distance of 23.09 feet to a point, said arc being subtended by a chord 23.09 feet in length and bearing south 31(degree)15'01" east;
     proceed thence south 31(degree)11'25" west, a distance of 26.49 feet to a point; proceed thence south 81(degree)18'35" east, a distance of 35.04 feet to a point; proceed thence south 14(degree)08'05" east, a distance of
     140.56 feet to a point; proceed thence south 81(degree)21'18" east, a distance of 036 feet to a point; proceed thence north 31(degree)11'25" east, a distance of 366.62 feet to a point; proceed thence south 74(degree)31'03" east, a distance of 10.04 feet to a point; proceed thence north 13(degree)51'45" west, a distance of 261.95 feet to a point; proceed thence north 48(degree)03'44" west, a distance of 95.71 feet to a point located on the aforesaid easternmost right-of-way line of Peachtree Road; proceed thence along the aforesaid easternmost right-of-way line north 39(degree)15'08" east, a distance of 142.28 feet to a point; proceed thence south 13(degree)51'45" east, a distance of 1,104.35 feet to a point located on the Land Lot line common to Land Lots 45 and 46 of the 17th District of Fulton County, Georgia; proceed thence along the said common Land Lot line north 89(degree)37'06" west, a distance of 363.25 feet; proceed thence, departing from said common Land Lot line, north 12(degree)49'09" west, a distance of 218.41 feet to a point; proceed thence north 79(degree)10'45" west, a distance of 356.72 feet to a point located on the aforesaid easternmost right-of-way line of Peachtree Road, said point being the, TRUE POINT OF BEGINNING, said tract or parcel of land being more particularly shown as "Phase I" on that certain survey by Mallett & Associates bearing the seal and certification of Michael F. Lawler, Georgia Registered Land Surveyor No. 1946, prepared for Overseas Partners Capital Corp., dated December 20, 1993, last revised August 7, 1996, and bearing file no. 93153, which survey is incorporated herein by this reference.

     LESS AND EXCEPT that portion of the above property conveyed by the following:

     (1) Limited Warranty Deed from R-H Building Partners, Ltd., a Georgia limited partnership, as to an undivided 50% interest and The Mutual Life Insurance Company of New York a New York corporation, as to an undivided 50% interest, together doing business as Atlanta Financial Center Associates, a Georgia Joint Venture to The Department of Transportation of the State of Georgia dated December 22, 1986, filed for record December 23, 1986 at 1:41 p.m., recorded in Deed Book 10513, Page 108, Records of Fulton County, Georgia

     (2) Limited Warranty Deed from Atlanta Financial Center Associates, a Georgia joint venture composed of The Mutual Life Insurance Company of New York and R-H Building Partners, Ltd., to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 am., recorded in Deed Book 12667, Page 115, aforesaid Records.

     TOGETHER WITH all easements appurtenant to the above property created by the following:

     (a) Parking Deck and Easement Agreement by and among Michael C. Carlos, George C. Carlos, Andrew C. Carlos, and R-H Building Partners, Ltd., dated July 15, 1981, recorded in Deed Book 7903, Page 165, aforesaid Records; as amended by that certain Amendment of Parking Deck and Easement Agreement, dated July 15, 1981, recorded in Deed Book 7903, Page 385, aforesaid Records (said Amendment having been terminated by Agreement dated September 20, 1982, recorded in Deed Book 8255, Page 475, aforesaid Records); as further amended by Second Amendment to Parking Deck and Easement Agreement, dated July 18, 1985, recorded in Deed Book 9618, Page 37, aforesaid Records; as further amended by that certain Third Amendment to Parking Deck and Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 389, aforesaid Records; as further amended by that certain Declaration of Release dated December 22, 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Fourth Amendment to Parking Deck and Easement Agreement, dated as of August 11, 1988, recorded in Deed Book 11790, Page 76, aforesaid Records.

     (b) Reciprocal Easement Agreement by and among Robinson-Humphrey Properties, Inc., R-H Associates Bldg. II Corp. and Atlanta Financial Center Associates, dated July 18, 1985, recorded in Deed Book 9618, Page 68, aforesaid Records; as amended by that certain First Amendment to Reciprocal Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 411, aforesaid Records; as further amended by that certain Declaration of Release, dated December 22, 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Second Amendment to Reciprocal Easement Agreement, dated as of August 11, 1988, recorded in Deed Book 11790, Page 69, aforesaid Records.

     (c) Agreement by and among R-H Associates Bldg. II Corp., Atlanta Financial Center Associates, Robinson-Humphrey Properties, Inc. and the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 145, aforesaid Records; as amended by that certain Amendment to Agreement dated as of July 18, 1985, recorded in Deed Book 10290, page 289, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements), dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

     (d) Agreement Regarding Georgia 400 Extension, by and among R-H Associates Bldg. II Corp., Robinson-Humphrey Properties, Inc., Atlanta Financial Center Associates, MONY Mortgage Investors, and The Mutual Life Insurance Company of New York dated July 18, 1985, recorded in Deed Book 9623, Page 75, aforesaid Records; as amended by that certain First Amendment to Agreement Regarding Georgia Highway 400 Extension, dated as of July 18, 1985, recorded in Deed Book 10290, Page 419, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements) dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

     (e) Limited Warranty Deed from R-H Building Partners, Ltd., a Georgia limited partnership, as to an undivided 50% interest and The Mutual Life Insurance Company of New York a New York corporation, as to an undivided 50% interest, together doing business as Atlanta Financial Center Associates, a Georgia Joint Venture to The Department of Transportation of the State of Georgia, Dated December 22, 1986, filed for record December 23, 1986 at 1:41 p.m., recorded in Deed Book 10513, Page 108, aforesaid Records.

     (f) Limited Warranty Deed from Atlanta Financial Center Associates, a Georgia joint venture composed of The Mutual Life Insurance Company of New York and R-H Building Partners, Ltd., to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 115, aforesaid Records.

     PHASE II

     ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 45, 17th District, City of Atlanta, Fulton County, Georgia and being more particularly described as follows:

     TO FIND THE TRUE POINT OF BEGINNING begin at a point formed by the intersection of the easternmost right-of-way line of Peachtree Road (a variable right-of-way being 80 feet at this point) with the northernmost right-of-way line of Highland Drive (a 50-foot right-of-way) and proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line of Peachtree Road a distance of 365.1 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 13(degree)43'08. east a distance of 3739 feet to a point; proceed thence along the aforesaid easternmost right-of-way line, following the curvature thereof to the right, an arc distance of 179.12 feet to a point, said arc being subtended by a chord 178.99 feet in length and bearing north 20(degree)26'46" east; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 26(degree)16'11 east a distance of 48.21 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 28(degree)17'14" east a distance of 48.18 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 30(degree)11'09" east a distance of 48.15 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 32(degree)20'44" east a distance of
     57.74 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 55(degree)03'02" east a distance of 8.44 feet to a point, said point being THE TRUE POINT OF BEGINNING.

     FROM THE TRUE POINT OF BEGINNING THUS ESTABLISHED proceed thence along the aforesaid easternmost right-of-way line north 55(degree)32'07" east a distance of 18.02 feet to a point; proceed thence in a southeasterly direction along the aforesaid easterly right-of-way line, following the curvature thereof to the right, an arc distance of 7.77 feet to a point, said arc being subtended by a chord 7.77 feet in length and bearing south 31(degree)52'33. east; thence leave said right-of-way line and proceed in a southeasterly direction along the arc of a curve to the left, an arc distance of 171.77 feet to a point, said arc being subtended by a chord
     171.77 feet in length and bearing south 32(degree)46'15" east; proceed thence in a southeasterly direction along the arc of a curve to the left, an arc distance of 14.05 feet to a point, said arc being subtended by a chord 14.05 feet in length and bearing south 31(degree)08'45" east; proceed thence north 31(degree)11'25" east a distance of 193.49 feet to a point; proceed thence north 31(degree)11'25" east a distance of 3.77 feet to a point; proceed thence south 74(degree)31'03" east a distance of 62.79 feet to a point; proceed thence north 76(degree)11'25" east a distance of 74.14 feet to a point; proceed thence south 13(degree)51'45" east a distance of
     41.61 feet; proceed thence north 74(degree)31'03" west a distance of 10.04 feet to a point; proceed thence south 31(degree)11'25" west a distance of
     366.62 feet to a point; proceed thence north 81(degree)21'18" west a distance of 036 feet to a point; proceed thence north 14(degree)08'05" west a distance of 140.56 feet to a point; proceed thence north 81(degree)18'35" west a distance of 35.04 feet to a point; proceed thence north 31(degree)11'25" east a distance of 26.49 feet to a point; proceed thence along the arc of a curve to the right an arc distance of 23.09 feet to a point, said arc being subtended by a chord 23.09 feet in length and bearing north 31 (degree) 15'01" west; proceed thence along an arc of a curve to the right an arc distance of 178.88 feet to a point, said arc being subtended by a chord 178.87 feet in length and bearing north 32(degree)44'02" west, said point being THE TRUE POINT OF BEGINNING, said tract or parcel of land being more particularly shown as "Phase II" on that certain survey by Mallett & Associates, bearing the seal and certification of Michael F. Lawler, Georgia Registered L and Surveyor No. 1946, prepared for Overseas Partners Capital Corp., dated December 20, 1993, last revised August 7, 1996, and bearing file no. 93153, which survey is incorporated herein by this reference.

     LESS AND EXCEPT that portion of the above property conveyed by the following:

     (1) Limited Warranty Deed from R-H Associates Bldg. II Corp. to the Department of Transportation, dated December 22, 1986, recorded in Deed Book 10513, Page 127, aforesaid Records.

     (2) Limited Warranty Deed from Two Atlanta Financial Center Associates, a Georgia joint venture composed of The Mutual Life Insurance Company of New York and R-H Associates Bldg. II Corp., to the Department of Transportation of the State of Georgia dated April 4, 1989, filed for record July 19, 1989 at 9:30 arm, recorded in Deed Book 12667, Page 141, aforesaid Records.

     TOGETHER WITH all easements appurtenant to the above property created by the following:

     (a) Parking Deck and Easement Agreement by and among Michael C. Carlos, George C. Carlos, Andrew C. Carlos, and R-H Building Partners, Ltd., dated July 15, 1981, recorded in Deed Book 7903, Page 165, aforesaid Records; as amended by that certain Amendment of Parking Deck and Easement Agreement, dated July 15, 1981, recorded in Deed Book 7903, Page 385, aforesaid Records (said Amendment having been terminated by Agreement dated September 20, 1982, recorded in Deed Book 8255, Page 475, aforesaid Records); as further amended by Second Amendment to Parking Deck and Easement Agreement, dated July 18, 1985, recorded in Deed Book 9618, Page 37, aforesaid Records; as further amended by that certain Third Amendment to Parking Deck and Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 389, aforesaid Records; as further amended by that certain Declaration of Release dated December 22, 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Fourth Amendment to Parking Deck and Easement Agreement, dated as of August 11, 1988, recorded in Deed Book 11790, Page 76, aforesaid Records.

     (b) Reciprocal Easement Agreement by and among Robinson-Humphrey Properties, Inc., R-H Associates Bldg. II Corp. and Atlanta Financial Center Associates, dated July 18, 1985, recorded in Deed Book 9618, Page 68, aforesaid Records; as amended by that certain First Amendment to Reciprocal Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 411, aforesaid Records; as further amended by that certain Declaration of Release, dated December 22, 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Second Amendment to Reciprocal

     Easement Agreement, dated as of August 11, 1988, recorded in Deed Book 11790, Page 69, aforesaid Records.

     (c) Agreement by and among R-H Associates Bldg. II Corp., Atlanta Financial Center Associates, Robinson-Humphrey Properties, Inc. and the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 145, aforesaid Records; as amended by that certain Amendment to Agreement dated as of July 18, 1985, recorded in Deed Book 10290, Page 289, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements), dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

     (d) Agreement Regarding Georgia 400 Extension, by and among R-H Associates Bldg. II Corp., Robinson-Humphrey Properties, Inc., Atlanta Financial Center Associates, MONY Mortgage Investors, and The Mutual Life Insurance Company of New York, dated July 18, 1985, recorded in Deed Book 9623, Page 75, aforesaid Records; as amended by that certain First Amendment to Agreement Regarding Georgia Highway 400 Extension, dated as of July 18, 1985, recorded in Deed Book 10290, Page 419, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements) dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

     (e) Limited Warranty Deed from Atlanta Financial Center Associates, a Georgia joint venture composed of The Mutual Life Insurance Company of New York and R-H Building Partners, Ltd., to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 127, aforesaid Records.

     (f) Limited Warranty Deed from Two Atlanta Financial Center Associates, a Georgia joint venture composed of The Mutual Life Insurance Company of New York and R-H Associates Bldg. II Corp., to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 141, aforesaid Records.

     PHASE III

     All that tract or parcel of land lying and being in Land Lot 45, 17th District, City of Atlanta, Fulton County, Georgia and being more particularly described as follows:

     TO FIND THE TRUE POINT OF BEGINNING begin at a point formed by the intersection of the easternmost right-of-way line of Peachtree Road (a variable right-of-way being 80 feet at this point) with the northernmost right-of-way line of Highland Drive (a 50-foot right-of-way); proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line a distance of 365.1 feet to a point; proceed thence along the aforesaid easternmost right-of-way line north 13(degree)43'08" east a distance of 37.39 feet to a point; proceed thence along the aforesaid easternmost right-of-way line, following the curvature thereof to the right, an arc distance of 179.12 feet to a point, said arc being subtended by a chord 178.99 feet in length and bearing north 20(degree)26'46" east; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 26(degree)16'11" east a distance of 48.21 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 28(degree)17'14" east a distance of 48.18 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 30(degree)11'09" east a distance of 48.15 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 32(degree)20'44" east a distance of 57.74 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 55(degree)03'02" east a distance of
     8.44 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 55(degree)32'07" east a distance of 18.02 feet to a point; proceed thence in a southeasterly direction along the aforesaid easternmost right-of-way line, following the curvature thereof to the left, an arc distance of 7.77 feet to a point, said arc being subtended by a chord 7.77 feet in length and bearing south 31(degree)52'33" east; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 35(degree)10'06" east a distance of 74.16 feet to a point; proceed thence in a southeasterly direction along the aforesaid easternmost right-of-way line south 58(degree)48'33" east a distance of 6.36 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 31(degree)11'26" east a distance of 10.05 feet to a point; proceed thence in a southeasterly direction along the aforesaid easternmost right-of-way line south 58(degree)48'29" east a distance of 19 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 31(degree)11'26" east a distance of
     24.83 feet to a point; proceed thence in a northwesterly direction along the aforesaid easternmost right-of-way line north 58(degree)48'44" west a distance of 19 feet to a point; proceed thence in a northeasterly direction along the aforesaid easterly right-of-way line north 31(degree)11'23" east a distance of 22.01 feet to a point; proceed thence in a northeasterly direction along the aforesaid easterly right-of-way line north 40(degree)58'56" east a distance of 74.76 feet to a point, said point being THE TRUE POINT OF BEGINNING.

     FROM THE TRUE POINT OF BEGINNING THUS ESTABLISHED proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 21(degree)19'11" west a distance of 7.91 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 23(degree)34'11" east a distance of 38.38 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 40(degree)15'17" east a distance of
     62.82 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 39(degree)15'08" east a distance OF 49.32 FEET TO A point; thence leave said right-of-way line and proceed thence south 48(degree)03'44" east a diSTAnce of 95.71 feet to a point; proceed thence south 13(degree)51'45" east a distance of 220.34 feet to a POInt; proceed thence south 76(degree)11'25" west a distance of 74.14 feet to a point; proceed thence nortH 74(degree)31'03" west a distance of
     62.79 feet to a point; proceed thence south 31(degree)11'25" west a distance of 3.77 feet to a point; proceed thence in a northwesterly direction along the arc of a curve to the right, an arc distance of 131.99 feet to a point, said arc being subtended by a chord 131.97 feet in length and bearing north 26(degree)58'00" west to a point; proceed thence north 21(degree)19'11" west a distance of 38.37 feet to a point; said point being THE TRUE POINT OF BEGINNING, said tract or parcel of land being more particularly shown as "Phase III" on that certain survey prepared by Michael F. Lawler, Georgia Registered Land Surveyor no. 1946, prepared for Overseas Partners Capital Corp., dated December 20, 1993, last revised August 7, 1996, and bearing file no. 93153, which survey is incorporated herein by this reference.

     LESS AND EXCEPT that portion of the above property conveyed by that certain Limited Warranty Deed from R-H Associates Bldg. III Corp., a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 222, aforesaid Records.

     TOGETHER WITH all easements appurtenant to the above property created by the following:

     (a) Parking Deck and Easement Agreement among Michael G. Carlos, George C. Carlos, Andrew C. Carlos and R-H Building Partners, Ltd., dated July 15, 1981, recorded at Deed Book 7903, page 165, Fulton County Records, as amended by Amendment of Parking Deck and Easement Agreement dated July 15, 1981, recorded at Deed Book 7903, page 385, said Amendment having been terminated by Agreement dated September 20, 1982, recorded at Deed Book 8255, page 475, as further amended by Second Amendment to Parking Deck and Easement Agreement dated July 18, 1985, recorded at Deed Book 9618, page 37, and Third Amendment to Parking Deck and Easement Agreement dated as of July 18, 1985, recorded in Deed Book 10290, page 389 and Declaration of Release dated December 22, 1986, recorded at Deed Book 10561, page 358, aforesaid records, as further amended by Fourth Amendment to Parking Deck and Easement Agreement dated as of August 11, 1988, recorded in Deed Book 11790, page 76, aforesaid records.

     (b) Reciprocal Easement Agreement among Atlanta Financial Center Associates, R-H Associates Bldg. II Corp. and Robinson-Humphrey Properties, Inc., dated July 18, 1985, recorded in Deed Book 9618, page 68, aforesaid records, as amended by First Amendment to Reciprocal Easement Agreement dated as of July 18, 1985, recorded at Deed Book 10290, page 411, as further amended by Declaration of Release dated December 22, 1986, recorded at Deed Book 10561, page 358, aforesaid records, as amended by Second Amendment to Reciprocal Easement Agreement dated as of August 11, 1988, recorded in Deed Book 11790, page 69, aforesaid records.

     (c) Agreement among R-H Associates Bldg. II Corp., Atlanta Financial Center Associates, Robinson-Humphrey Properties, Inc. and Department of Transportation of State of Georgia, dated July 18, 1985, recorded at Deed Book 9618, page 145, aforesaid records, as amended by Agreement dated as of July 18, 1985, recorded at Deed Book 10290, page 289; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements), dated July 28, 1987, recorded in Deed Book 10973, page 179, aforesaid records.

     (d) Encroachment Easement Agreement by and between Robinson-Humphrey Properties, Inc. and Two Atlanta Financial Center Associates dated December 24, 1987, recorded at Deed Book 11269, page 265, aforesaid records.

     (e) Agreement Regarding Georgia 400 Highway Extension among R-H Associates Bldg. II Corp., Robinson-Humphrey Properties, Inc., Atlanta Financial Center Associates, Trustees of Mony Mortgage Investors and The Mutual Life Insurance Company of New York dated as of July 18, 1985, recorded at Deed Book 9623, page 75, aforesaid records, as amended by First Amendment to Agreement Regarding Georgia 400 Highway Extension dated as of July 18, 1985, recorded at Deed Book 10290, page 419, aforesaid records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements), dated July 28, 1987, recorded in Deed Book 10973, page 179, aforesaid records.

     (f) Limited Warranty Deed from Robinson-Humphrey Properties, Inc. to Department of Transportation of State of Georgia, dated July 18, 1985, recorded at Deed Book 9618, page 288, aforesaid records, as corrected by Corrective Limited Warranty Deed dated as of July 18, 1985, recorded at Deed Book 10290, page 372, aforesaid records.

     (g) Limited Warranty Deed from R-H Associates Bldg. III. Corp., a
     Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 am., recorded in Deed Book 12667, page 222, aforesaid records.

     PHASE IV

     All that tract or parcel of land lying and being in Land Lot 45, 17th District, City of Atlanta, Fulton County, Georgia and being more particularly described as follows:

     TO FIND THE TRUE POINT OF BEGINNING begin at a point formed by the intersection of the easternmost right-of-way line of Peachtree Road (a variable right-of-way being 80 feet at this point) with the northernmost right-of-way line of Highland Drive (a 50-foot right-of-way) and proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line a distance-of 365.1 feet; proceed thence along the aforesaid easternmost right-of-way line, north 13(degree)43'08" east a distance of 37.39 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line, following the curvature thereof to the right, an arc distance of 179.12 feet to a point, said arc being subtended by a chord 178.99 feet in length and bearing north 20(degree)26'46" east; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 26(degree)16'11" east a distance of 48.21 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 28(degree)17'14" east a distance of 48.18 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 30(degree)11'09" east a distance of 48.15 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 32(degree)20'44" east a distance of 57.74 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 55(degree)03'02" east a distance of 8.44 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 55(degree)32'07" east a distance of 18.02 feet to a point; proceed thence in a southeasterly direction along the aforesaid easternmost right-of-way line, following the curvature thereof to the left, an arc distance of 7.77 feet to a point, said arc being subtended by a chord 7.77 feet in length and bearing south 31(degree)52'33" east, said point being THE TRUE POINT OF BEGINNING.

     FROM THE TRUE POINT OF BEGINNING THUS ESTABLISHED proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 35(degree)10'06" east a distance of 74.16 feet to a point; proceed thence in a southeasterly direction along the aforesaid easternmost right-of-way line south 58(degree)48'33" east a distance of 6.36 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 31(degree)11'26" east a distance of
     10.05 feet to a point; proceed thence in a southeasterly direction along the aforesaid easternmost right-of-way line south 58(degree)48'29" east a distance of 19 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 31(degree)11'26" east a distance of 24.83 feet to a point; proceed thence in a northwesterly direction along the aforesaid easternmost right-of-way line north 58(degree)48'44" west a distance of 19 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 31(degree)11'23" east a distance of 22.01 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 40(degree)58'56" east a distance of 74.76 feet to a point; thence leave said right-of-way line and proceed thence south 21(degree)19'11" east a distance of 3837 feet to a point; proceed thence in a southeasterly direction along the arc of a curve to the left, an arc distance of 131.99 feet to a point, said arc being subtended by a chord
     131.97 feet in length and bearing south 26(degree)58'00" east; proceed thence south 31(degree)11'25" west a distance of 193.49 feet to a point; proceed thence in a northwesterly direction along the arc of a curve to the right, an arc distance of 14.05 feet to a point, said arc being subtended by a chord 14.05 feet in length and bearing north 31(degree)08'45" west, proceed thence in a northwesterly direction along the arc of a curve to the right, an arc distance of 171.77 feet to a point, said arc being subtended by a chord 171.77 feet in length and bearing north 32(degree)46'15" west, said point being located on the aforesaid easternmost right-of-way LINE AND BEING THE TRUE POINT OF BEGINNING, Said Tract or Parcel of land being more particularly shown as "Phase IV" on that certain survey by Mallett & Associates bearing the seal and certification of Michael F. Lawler, Georgia Registered Land Surveyor No. 1946, prepared for overseas partners Capital Corp., dated December 20, 1993, last revised August 7, 1996, and bearing file no. 93153, which survey is incorporated herein by this reference.

     LESS AND EXCEPT that portion of the above property conveyed by the following:

     (1) Limited Warranty Deed from Robinson-Humphrey Properties, Inc. to the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 288, aforesaid Records; as corrected by that certain Corrective Warranty Deed recorded in Deed Book 10290, Page 372, aforesaid Records.

     (2) Limited Warranty Deed from Robinson-Humphrey Properties, Inc., a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, page 163, aforesaid records.

     (3) Limited Warranty Deed from Robinson-Humphrey Properties, Inc, a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 192, aforesaid Records.

     TOGETHER WITH all easements appurtenant to the above property created by the following:

     (a) Parking Deck and Easement Agreement by and among Michael C. Carlos, George C. Carlos, Andrew C. Carlos, and R-H Building Partners, Ltd., dated July 15, 1981, recorded in Deed Book 7903, Page 165, aforesaid Records; as amended by that certain Amendment of Parking Deck and Easement Agreement, dated July 15, 1981, recorded in Deed Book 7903, Page 385, aforesaid Records (said Amendment having been terminated by Agreement dated September 20, 1982, recorded in Deed Book 8255, Page 475, aforesaid Records); as further amended by Second Amendment to Parking Deck and Easement Agreement, dated July 18, 1985, recorded in Deed Book 9618, Page 37, aforesaid Records; as further amended by that certain Third Amendment to Parking Deck and Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 389, aforesaid Records; as further amended by that certain Declaration of Release dated December 22, 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Fourth Amendment to Parking Deck and Easement Agreement, dated as of August 11, 1988, recorded in Deed Book 11790, Page 76, aforesaid Records.

     (b) Reciprocal Easement Agreement by and among Robinson-Humphrey Properties, Inc., R-H Associates Bldg. II Corp. and Atlanta Financial Center Associates, dated July 18, 1985, recorded in Deed Book 9618, Page 68, aforesaid Records; as amended by that certain First Amendment to Reciprocal Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 411, aforesaid Records; as further amended by that certain Declaration of Release, dated December 22, 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Second Amendment to Reciprocal Easement Agreement, dated as of August 11, 1988, recorded in Deed Book 11790, Page 69, aforesaid Records.

     (c) Agreement by and among R-H Associates Bldg. II Corp., Atlanta Financial Center Associates, Robinson-Humphrey Properties, Inc. and the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 145, aforesaid Records; as amended by that certain Amendment to Agreement dated as of July 18, 1985, recorded in Deed Book 10290, Page 289, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements), dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

     (d) Agreement Regarding Georgia 400 Extension, by and among R-H Associates Bldg. II Corp., Robinson-Humphrey Properties, Inc., Atlanta Financial Center Associates, MONY Mortgage Investors, and The Mutual Life Insurance Company of New York dated July 18, 1985, recorded in Deed Book 9623, Page 75, aforesaid Records; as amended by that certain First Amendment to Agreement Regarding Georgia Highway 400 Extension, dated as of July 18, 1985, recorded in Deed Book 10290, Page 419, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements) dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

     (e) Limited Warranty Deed from Robinson-Humphrey Properties, Inc. to the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 288, aforesaid Records; as corrected by that certain Corrective Warranty Deed recorded in Deed Book 10290, Page 372, aforesaid Records.

     (f) Limited Warranty Deed from Robinson-Humphrey Properties, Inc., a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 163, aforesaid Records.

     (g) Limited Warranty Deed from Robinson-Humphrey Properties, Inc., a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 192, aforesaid Records.

                                 EXHIBIT "D"

                          PERMITTED TITLE EXCEPTIONS


1. All City of Atlanta ad valorem taxes subsequent to the year 1996 and all state and county ad valorem taxes subsequent to the year 1995.

2. Rights of tenants in possession pursuant to leases specifically assigned by the Mutual Life Insurance Company of New York to Overseas Partners Capital Corp.

3.  All matters disclosed by the survey of the Property prepared by Michael
    E. Lawler, Georgia Registered Land Surveyor No. 1946, dated December 20, 1993 and last revised August 7, 1996.

4. Indenture from J.W. Walters to Stratford Arms Apartments, Inc., dated October 29, 1958, recorded in Deed Book 3389, Page 525, Records of Fulton County, Georgia.

5. Sewer Easement from Beverly M. DuBose to Julian C. Jett and Julia G. Jett, dated June 20, 1951, recorded in Deed Book 2661, Page 43, aforesaid Records.

6. General Utility Easement from B.M. DuBose to Georgia Power Company, dated December 27, 1949, recorded in Deed Book 2498, page 464, aforesaid Records.

7. Easement from Atlanta Financial Center Associates to Georgia Power Company, dated January 20, 1986, recorded in Deed Book 9948, Page 54, aforesaid Records.

8. Easement from Atlanta Financial Center Associates to Georgia Power Company, dated February 1, 1991, filed for record February 1, 1991 at 12:37 p.m., recorded in Deed Book 14030, Page 167, aforesaid Records.

9.  Parking Deck and Easement Agreement by and among Michael C. Carlos, George
    C. Carlos, Andrew C. Carlos, and R-H Building Partners, Ltd., dated July 15, 1981, recorded in Deed Book 7903, Page 165, aforesaid Records; as amended by that certain Amendment of Parking Deck and Easement Agreement, dated
    July 15, 1981, recorded in Deed Book 7903, Page 385, aforesaid Records
    (said Amendment having been terminated by Agreement dated September 20, 1982, recorded in Deed Book 8255, Page 475, aforesaid Records); as further amended by Second Amendment to Parking Deck and Easement Agreement, dated July 18, 1985, recorded in Deed Book 9618, Page 37, aforesaid Records; as further amended by that certain Third Amendment to Parking Deck and Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 389, aforesaid Records; as further amended by that certain Declaration of Release dated December 22, 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Fourth Amendment to Parking Deck and Easement Agreement, dated as of August 11, 1988, recorded in Deed Book 11790, Page 76, aforesaid Records.

10. Reciprocal Easement Agreement by and among Robinson-Humphrey Properties, Inc., R-H Associates Bldg. II Corp. and Atlanta Financial Center Associates, dated July 18, 1985, recorded in Deed Book 9618, Page 68, aforesaid Records; as amended by that certain First Amendment to Reciprocal Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 411, aforesaid Records; as further amended by that certain Declaration of Release, dated December 22, 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Second Amendment to Reciprocal Easement Agreement, dated as of August 11, 1988, recorded in Deed Book 11790, Page 69, aforesaid Records.

11. Agreement by and among R-H Associates Bldg II Corp., Atlanta Financial Center Associates, Robinson-Humphrey Properties, Inc. and the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 145, aforesaid Records; as amended by that certain Amendment to Agreement dated as of July 18, 1985, recorded in Deed Book 10290, Page 289, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements), dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

12. Easement Agreement by and between R-H Associates Bldg. II Corp. and the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 301, aforesaid Records; as amended by that certain First Amendment to Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 383, aforesaid Records.

13. Agreement Regarding Georgia 400 Extension, by and among R-H Associates Bldg. II Corp., Robinson-Humphrey Properties, Inc., Atlanta Financial Center Associates, MONY Mortgage Investors, and The Mutual Life Insurance Company of New York dated July 18, 1985, recorded in Deed Book 9623, Page 75, aforesaid Records; as amended by that certain First Amendment to Agreement Regarding Georgia Highway 400 Extension, dated as of July 18, 1985, recorded in Deed Book 10290, Page 419, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements) dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

14. Encroachment Easement Agreement by and between Robinson-Humphrey Properties, Inc, a Georgia corporation and Two Atlanta Financial Center Associates, a Georgia general partnership, dated December 24, 1987, filed for record January 13, 1988 at 11:50 a.m., recorded in Deed Book 11269, Page 265, aforesaid Records.

15. Easements contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain Limited Warranty Deed from R-H Building Partners, Ltd., a Georgia limited partnership, as to an undivided 50% interest and The Mutual Life Insurance Company of New York, a

     New York corporation, as to an undivided 50% interest, together doing business as Atlanta Financial Center Associates, a Georgia Joint Venture to The Department of Transportation of the State of Georgia, dated December 22, 1986, filed for record December 23, 1986 at 1:41 p.m., recorded in Deed Book 10513, Page 108, aforesaid Records.

16. Easements contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain Limited Warranty Deed from R-H Associates Bldg. II Corp. to the Department of Transportation, dated December 22, 1986, recorded in Deed Book 10513, Page 127, aforesaid Records.

17. Easements contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain Limited Warranty Deed from Atlanta Financial Center Associates, a Georgia joint venture composed of The Mutual Life Insurance Company of New York and R-H Building Partners, Ltd., to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 115, aforesaid Records.

18. Easements contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain Limited Warranty Deed from Two Atlanta Financial Center Associates, a Georgia joint venture composed of The Mutual Life Insurance Company of New York and R-H Associates Bldg. II Corp., to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 141, aforesaid Records.

19. Easements contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain limited Warranty Deed from R-H Associates Bldg. Corp., a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 222, aforesaid Records.

20. Easement contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain Limited Warranty Deed from Robinson-Humphrey Properties, Inc. to the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 288, aforesaid Records; as corrected by that certain Corrective Warranty Deed recorded in Deed Book 10290, Page 372, aforesaid Records.

21. Access Easement Agreement from Robinson-Humphrey Properties, Inc., to the Department of Transportation of the State of Georgia, dated April 4, 1989, recorded in Deed Book 12667, Page 100, aforesaid Records.

22. Easements contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain limited Warranty Deed from Robinson-Humphrey Properties, Inc., a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 163, aforesaid Records.

23. Easements contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain Limited Warranty Deed from Robinson-Humphrey Properties, Inc., a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 192, aforesaid Records.

24. Easement from R-H Bldg. Partners, Ltd. to Georgia Power Company dated May 24, 1982 and recorded in Deed Book 8163, Page 272, aforesaid Records.

                                   EXHIBIT "E"
                          SCHEDULE OF SERVICE CONTRACTS

1. Management Agreement between Balcor Property Management, Inc. as Agent for Atlanta Financial Center Associates, as Owner, and APCOA, Inc., as Operator, dated September 21, 1993; as amended by Amendment to Management Agreement, with Allegiance Realty Group, Inc. as Agent for The Mutual Life Insurance Company of New York, as Owner and APCOA, Inc. as Operator, dated October 12, 1994.

2. Memorandum dated February 7, 1996 from Terry McDurmon to Bert S. Calvert and Libby McClay (all of ARES) regarding Cellular Phone, Pagers and Radios. Cellular Phone with AirTouch Cellular; and Pagers with AirTouch Paging and Mobilecomm.

3. Lease Agreement No. 80956 between Alco Capital Resource, Inc. and Allegiance Realty Group, Inc. as agent for Mutual of New York, dated September 20, 1994 for fax machine.

4. Drop Box Agreement between Airborne Express and ARES, Inc. dated December 27, 1995.

5. Letter Agreement from Robinson-Humphrey Properties, Inc. to Barkin-Leeds Ltd. dated February 13, 1990 regarding rotating art exhibit.

6. Service Contract between Allegiance Realty Group, Inc. as Agent and Barton Protective Services, Inc., dated March 30, 1994 for contract security.

7. Memorandum dated January 1, 1996 from Whitney L. Shepherd [of ARES] to Buckhead Florist file regarding verbal agreement to provide weekly flower arrangements in the lobbies of the buildings and management and accounting offices.

8. P.M. Agreement between Cummins-Onan South and Two Atlanta Financial Center Associates, dated March 8, 1993 for emergency generator in East Tower.

9. P.M. Agreement between Cummins-Onan South and Atlanta Financial Center Associates, dated March 8, 1993 for emergency generator in South Tower.

10. P.M. Agreement between Cummins-Onan South and R-H Assoc. Bldg. III Corp., dated March 8, 1993 for emergency generator in North Tower.

11. Chiller Operation Assurance Program Service Agreement between Allegiance Realty Group as Managing Agents for MONY and Building Systems and Services Division [of] Carrier Corporation, dated May 10, 1994 (South Tower).

12. Carrier Operation Assurance Program Service Agreement between Allegiance Realty Group as Managing Agents for RH Associates Building III Corporation and Building Systems and Services Division [of] Carrier Corporation, dated May 10, 1994 (North Tower).

13. Carrier Operation Assurance Program between Allegiance Realty Group as Managing Agents for MONY and Building Systems and Services Division [of] Carrier Corporation, dated May 10, 1994 (East Tower).

14. Service Contract between The Mutual Life Insurance Company of New York by ARES, Inc. and Distribution Associates South, Inc., dated January 1, 1995 for card access equipment maintenance.

15. Lighting Retrofit Proposal and Agreement of Purchase between E. Sam Jones Distributor, Inc. and Allegiance Realty Group, Inc. as Agent for The Mutual Life Insurance Company of New York, dated April 18, 1994.

16. Correspondence and Invoice Re: Service Contract between Facility Management Systems, Inc. and Ares, Inc., dated November 8, 1995 for Tour Watch maintenance.

17. Customer Convenience Network Placement Agreement between Federal Express Corporation and ARES, Inc., dated January 24, 1996.

18. Delivery and Acceptance Notice between First United Leasing Corp. and The Mutual Life Insurance Company of New York, dated October 4, 1995 for fax machine.

19. Contract for Electric Power Service between R-H Associates Bldg. III Corp. and Georgia Power Company dated September 20, 1989.

20. Contract for Electric Power Service between Two Atlanta Financial Center Assoc. and Georgia Power Company dated January 6, 1992.

21. Contract for Electric Power Service between R-H Associates Bldg. III Corp. and Georgia Power Company dated July 9, 1991.

22. Contract for Electric Power Service and Schedule TOU-1 between R-H Bldg. Partners Ltd. and Georgia Power Company dated March 15, 1988.

23. Demand Control-Meter Contract between Georgia Power Company and R-H Associates Bldg. III Corp., dated September 19, 1991 for electric load equipment.

24. Master Contract for Electric Power Service between Georgia Power Company and Allegiance Realty Group, Inc. as agent for The Mutual Life Insurance Company of New York dated August 23, 1994 for electrical energy.

25. Service Contract between ARES, Inc., as Agent, for The Mutual Life Insurance Company of New York and Gibbs Landscape Company, dated January 23, 1996 for exterior landscape.

26. Service Contract between The Mutual Life Insurance Company of New York by ARES, Inc., as Agent, and Gibbs Landscape Company, dated April 1, 1995 for interior plant maintenance.

27. Fire Protection System Inspection Agreement between R-H Assoc. Bldg. III Corp. and Automatic Sprinkler Corporation of America (as assigned to Grinnell Corporation), dated October 27, 1992 (North Tower).

28. Fire Protection System Inspection Agreement between Atlanta Financial Center Assoc. and Automatic Sprinkler Corporation of America (as assigned to Grinnell Corporation), dated October 27, 1992 (South Tower).

29. Fire Protection System Inspection Agreement between Robinson Humphrey Properties, Inc., as Agent for Two Atlanta Financial Center Associates and Automatic Sprinkler Corporation of America (as assigned to Grinnell Corporation), dated May 18, 1989 (East Tower).

30. Agreement between ARES, Inc. as agent for The Mutual Life Insurance Company of New York and Instant Color, Inc., dated February 22, 1996 for seasonal color beds around property.

31. Service Contract between Allegiance Realty Group, Inc. as Agent, and I&S Operations, Inc., dated May 9, 1994 for co-generation gear maintenance.

32. Open-End Finance Lease Agreement between Leased Vehicles Company, Inc. and Allegiance Realty Group, Inc. as agent for The Mutual Life Insurance Company of New York and R-H Associates Building III Corp., dated December 15, 1986 for pickup truck and 20-foot bus.

33. [Elevator Maintenance Agreement] between Millar Elevator Service Company and Atlanta Financial Center Associates, Two Atlanta Financial Center Associates [and] R-H Associates Bldg. III Corp. dated April 1, 1993 (South and East Towers) with Amendment dated September 24, 1993 (adding North Tower) and Amendment dated March 28, 1994 (adding parking garage).

34. Agreement between National Utility Service, Inc. and Robinson-Humphrey Properties, Inc. dated November 29, 1988, for energy cost control program.

35. Memorandum dated January 1, 1996 from Whitney L. Shepherd [of ARES] to Northlake Industries File regarding verbal agreement for quarterly carpet cleaning.

36. Contract between Atlanta Financial Center and Atlanta/Fulton County Emergency Management Agency dated December 15, 1993 for NovAlert Emergency Contact.

37. Pest Control Service Agreement between Atlanta Fin. Center Associates and Orkin Exterminating Co., Inc., dated December 21, 1982.

38. Pest Control Service Agreement between R-H Associates Bldg. III Corp. and Orkin Exterminating Company, Inc., dated September 19, 1989.

39. Pest Control Service Agreement between Two Atlanta Financial Center Associates and Orkin Exterminating Company, Inc., dated June 12, 1987.

40. Agreement between ARES and Robbie R. Gring, Inc., dated February 23, 1996 for marketing services.

41. Letter Agreement between Balcor Property Management, Inc. and Shumaker Furniture, dated March 12, 1993 for mill work.

42. Agreement between Simplex Time Recorder Co. and R-H Associates Building III Corporation, dated May 6, 1993 for life safety fire alarm system testing and maintenance (North Tower).

43. Agreement between Simplex Time Recorder Co. and Two Atlanta Financial Center Associates, dated May 14, 1993 for life safety fire alarm system testing and maintenance (East Tower).

44. Agreement between Simplex Time Recorder Co. and Atlanta Financial Center Associates, dated May 14, 1993 for life safety fire alarm system testing and maintenance (South Tower).

45. Agreement between Simplex Time Recorder Co. and Allegiance Realty Group, Inc., as Agent for Atlanta Financial Center Owners, dated November 16, 1993 for life safety fire alarm system testing and maintenance (Parking Deck).

46. Total Copy Coverage Maintenance Agreement between Standard Office Systems and ARES, Inc. as Agent for The Mutual Life Insurance Company of New York, dated March 15, 1995.

47. Equipment Lease Agreement between Standard Office Systems and ARES, Inc. as Agent for The Mutual Life Insurance Company of New York, dated March 15, 1995 for mita copier.

48. [Pager Contract] between MobileComm and R.H. Building 3 Corp. [and] ARES,Inc., dated April 18, 1996.

49. Master Lease Purchase Equipment Agreement between UT Leasing Services, Inc. and Two Atlanta Financial Center Associates, dated _______________, 1991 for demand equipment purchase leases.

50. Service Contract between The Mutual Life Insurance Company of New York by ARES, Inc. and United Waste Service, Inc., dated June 1, 1995 for waste removal services for one (1) recycling compactor.

51. Service Contract between The Mutual Life Insurance Company of New York by ARES, Inc. and United Waste Service, Inc., dated May 22, 1995 for waste removal services for two (2) waste compactors.

52. Agreement between United Parcel Service, Inc. and Atlanta Financial Center, dated June 30, 1995 (South Tower).

53. Agreement between United Parcel Service, Inc. and Two Atlanta Financial Center Assoc., dated January 1, 1993 (East Tower).

54. Service Contract between The Mutual Life Insurance Company of New York by ARES, Inc. and Valcourt Building Services of Georgia, Inc., dated March 29, 1995 for window washing.

55. Postage Stamp Vending Agreement between Wooten Postage Stamp Vending, Inc. and Two Atlanta Financial Center Associates, dated January 14, 1991.

56. Service Contract between The Mutual Life Insurance Company of New York by ARES, Inc. and Perimeter Maintenance Corporation, dated September 22, 1995 for janitorial and day porter services.

57. Property Tax Consulting Agreement between ARES, Inc. and Southern Tax Consultants, d/b/a The Stallings Group dated June 6, 1996 for the 1996 ad valorem tax program.

                                   EXHIBIT "F"

                       SCHEDULE OF REQUIREMENT VIOLATIONS


                                      NONE

                                   EXHIBIT "G"

                  SCHEDULE OF PENDING OR THREATENED LITIGATION

1. Possible claim of C. Cooper in connection with alleged personal injury resulting from fall in parking deck on or about March 28, 1996.

2. Possible claim of Michelle Davis in connection with alleged personal injury resulting from fall on parking deck ramp on or about November 3, 1995.

3. Possible claim of Pam Game in connection with alleged personal injury resulting from fall on parking deck ramp on or about January 11, 1995.

4. Possible claim of Dewey Jones in connection with alleged personal injury resulting from bicycle fall on or about August 8, 1996.

5. Possible claim of Ronald Amerson in connection with alleged personal injury resulting from alleged elevator malfunction on or about January 12, 1993.

6. Possible claim of Carolyn Rand in connection with alleged personal injury resulting from fall in the Terrace Level of the North Tower on or about August 30, 1993.

7. Possible claim of Becky ________________ of Morris, Manning & Martin resulting from fall in parking garage on or about September 1, 1993.

8. Possible claim of Laurie Pierce in connection with alleged personal injury resulting from fall in East Tower on or about February 2, 1996.

9. Possible claim of Ann Schildhammer in connection with alleged personal injury resulting from fall in East Tower on or about February 2, 1996.

                                  EXHIBIT "H"
                         SCHEDULE OF UNPAID CONTRACTORS

     CONTRACTOR                       PROJECT                            Amt. of     Amt. Paid as  Est. to be pd.    Est.Amt.
                                                                       Obligation   of 08/08/96   Prior to Close    at Close
E. Sam Jones                 Exterior light fixtures                       $550.00        $0.00         $0.00         $550.00    *
Allison Smith                Install exterior light fixtures             $1,000.00        $0.00         $0.00       $1,000.00    *
Millar Elevator Services     ADA Telephones - Deck                        2,200.00        $0.00         $0.00       $2,200.00    *
Western Waterproofing        Column repair in deck                       $3,621.00        $0.00         $0.00       $3,821.00    *
Asphalt Doctor               Concrete and asphalt repairs                $6,534.00        $0.00         $0.00       $6,534.00    *
Envirocare                   Pressure wash GA 400 facade                 $4,000.00        $0.00         $0.00       $4,000.00    *
Arbor Guard                  Mature tree prunning                        $3,558.00        $0.00         $0.00       $3,556.00    *
American Food Management     Tenant Event - July 16 Olympic kick-off    $12,918.00        $0.00    $12,918.00           $0.00    *
                                            breakfast
Fletcher Barnhardt           Tenant Event - 16 Olympic shirt give-away   $8,064.00        $0.00         $0.00       $8,064.00    *
Premium Distributors         Tenant Event - July 24 Olympic popsicles      $456.00        $0.00       $456.00           $0.00    *
Partnership                  Design fees - graphics                      $3,382.41        $0.00         $0.00       $3,382.41    *
Stallings Group              1996 ad valorem consultant fees             $6,500.00      $687.50         $0.00       $5,812.50   **
Sky Design                   ADA signage                                 $1,600.00        $0.00         $0.00       $1,600.00    *
Operational Security Systems GA 400 security cameras                    $32,577.91        $0.00    $32,577.91           $0.00    *
Custom Plastics              Condiment fixtures                          $1,790.00        $0.00         $0.00       $1,790.00    *
Craftmark                    Relaminating of trash unit                  $2,850.00        $0.00         $0.00       $2,850.00    *
Northside Cabinets           Tray slide modification                       $650.00        $0.00         $0.00         $850.00    *
Jove Daniels Busby           Design fees - common area projects         $27,680.00        $0.00         $0.00      $27,680.00    *
Dell Corporation             Computerized work order system              $6,000.00      $855.00     $5,145.00           $0.00    *
E. Sam Jones                 Replace light switches                      $5,400.00      $500.00         $0.00       $4,900.00    *
Millar Elevator              ADA elevator upgrades                      $25,000.00        $0.00    $25,000.00           $0.00    *
Millar Elevator              ADA elevator upgrades - telephones          $3,300.00        $0.00         $0.00       $3,300.00    *
Griffin Construction         Terrace level finishes                     $13,000.00        $0.00    $13,000.00           $0.00    *
Carrier                      Air filter racks                            $1,100.00        $0.00         $0.00       $1,100.00    *
Specialty Finishes           Deferred Maintenance                       $38,113.00   $35,613.00         $0.00       $2,500.00    *
J.A. Sexton                  Pipes in restrooms to ADA                   $2,160.00       $33.00         $0.00       $2,217.00    *
Millar Elevator              ADA telephones in elevators                 $5,500.00        $0.00         $0.00       $5,500.00    *
McKenney's                   Install VAV boxes in restrooms             $11,550.00    $7,000.00     $4,550.00           $0.00    *
McKenney's                   Upsize AHU's on floors 1 1 & 15            $17,000.00    $7,308.00     $9,692.00           $0.00    *
Millar Elevator              ADA telephones in elevators                 $2,750.00        $0.00         $0.00       $2,750.00    *
McKenney's                   BAC - increase venitilation in womens room  $1,925.00        $0.00         $0.00       $1,925.00    *
Mosaic Tile                  BAC - Replace wooden benches in womens room $1,200.00        $0.00         $0.00       $1,200.00    *
Bell Man                     BAC - tile in sink area                     $3,100.00        $0.00         $0.00        3,100.00    *
G.F. Richardson              BAC - replace sheet rock ceiling in         $2,160.00        $0.00         $0.00       $2,160.00    *
                                   womens room
Shumaker                     BAC - furniture                               $345.00        $0.00       $345.00           $0.00    *
Arc Com                      BAC - furniture                               $364.00        $0.00       $364.00           $0.00    *
Carnegie                     BAC - furniture                               $174.00        $0.00       $174.00           $0.00    *
Claudia's                    BAC - furniture                               $875.00        $0.00       $875.00           $0.00    *
Sedgwick James               Sedgwick James remaining T1                $55,794.00        $0.00         $0.00      $55,794.00    *
H. & D. (Contractor TBD)     Higgins and Dubner T1                       $6,300.00        $0.00         $0.00       $8,300.00    *
Starbuck's                   Starbuck's T1                              $43,080.00        $0.00         $0.00      $43,080.00    *
Nova                         Business Insurance Suite 400 T1            $58,140.00    $9,273.00         $0.00      $46,867.00    *
B. Insurance (Contractor TBD)Business Insurance Suite 430 T1            $58,425.00        $0.00         $0.00      $58,425.00    *
Haworth                      Haworth T1                                 $51,970.00      $137.00    $51,833.00           $0.00    *
Nova                         Hogan T1                                    $8,553.00    $7,943.00         $0.00         $610.00    *
Griffin                      Main America T1                             $8,923.00    $7,912.00         $0.00       $1,011.00    *
Benise Dowling               Armstrong T1                                $8,480.00    $5,400.00         $0.00       $1,080.00    *
Nova                         Air One T1                                 $20,062.00   $16,359.00         $0.00       $3,703.00    *
Enterprise (Contractor TBD)  Enterprise T1                               $8,995.00        $0.00         $0.00       $8,995.00    *
R. Wayne (Contractor TBD)    Robert Wayne's renewal T1                   $2,290.00        $0.00         $0.00       $2,290.00    *
                             - renewal effective 1/1/97

                                  EXHIBIT "H"

                         SCHEDULE OF UNPAID CONTRACTORS


CONTRACTOR                   PROJECT                                     Amt. of   Amt. Paid as    Est. to be pd.    Est. Amt.
                                                                       Obligation   of 08/08/96    Prior to Close    at Close
ARES, Inc.                   Commission on Enterprise expansion            $489.95        $0.00       $989.95           $0.00    *
Wesley Corporation           Commission on Enterprise expansion            $979.89        $0.00       $979.89           $0.00    *
ARES, Inc.                   Commission on Robert Wayne renewal          $1,173.63        $0.00     $1,173.83           $0.00    *
Nova                         Rowland T1                                 $58,620.00        $0.00         $0.00      $58,820.00    *
Griffin                      Interim Accounting T1                       $7,425.00    $8,588.00         $0.00         $837.00    *
BellSouth (Contractor TBD)   BellSouth T1 - renewal effective 11/17/96 $231,730.00        $0.00         $0.00     $231,730.00
Watkins (Contractor TBD)     Watkins renewal T1                         $13,920.00   $10,351.00         $0.00       $3,569.00    *
T. Financial (Contract TBD)  Thomas Financial T1                         $6,000.00        $0.00         $0.00       $6,000.00    *
ARES, Inc.                   Commission for Beckman renewal              $2,929.00        $0.00     $2,329.02           $0.00    *
Group VI                     Commission for Beckman renewal              $4,658.04        $0.00     $4,858.04           $0.00    *


* These items shall be the responsibility of Seller. The remaining items shall be the responsibility of Purchaser.
** The 1996 ad valorem consultant fees shall be prorated pursuant to the Purchase and Sale Agreement.


                                                         Filer:     exhibh.wk4
                                                         Timer:    11:01:41 AM
                                                          Date:      09-Aug-95

                                  EXHIBIT "I"

                       SCHEDULE OF ENVIRONMENTAL REPORTS

1. Phase One Indoor Air Quality Report for Atlanta Financial Center, dated June 10, 1996, prepared by Environmental Design International, Ltd.

2. Letter re: Results of Indoor Air Quality Survey, dated September 9, 1993, prepared by Law Engineering, Inc., Project No. 5560545901

3. Report of Phase I Environmental Assessment, dated August 8, 1995, prepared by Law Engineering, Inc., Project No. 579-09058.01

4. Phase I Environmental Site Assessment, Atlanta Financial Center, North Tower, dated October 10, 1994, prepared by SES Environmental Services, Inc., Project No. 94-50022

5. Asbestos Inspection, dated September 20, 1993, prepared by EMCON Southeast, Project No. 2027.001.93

6. State of Georgia Annual Underground Storage Tank Registration Form dated May 13, 1996. Facility I.D. No. 9060438, Owner I.D. No. 7075 (2 diesel tanks)

                                   EXHIBIT "J"

               AMERICAN LAND TITLE ASSOCIATION COMMITMENT - 1966


                         CHICAGO TITLE INSURANCE COMPANY


                         COMMITMENT FOR TITLE INSURANCE

     CHICAGO TITLE INSURANCE COMPANY, a corporation of Missouri, herein called the Company, for a valuable consideration, hereby commits to issue its policy or policies of title insurance, as identified in Schedule A, in favor of the proposed Insured named in Schedule A, as owner or mortgagee of the estate or interest covered hereby in the land described or referred to in Schedule A, upon payment of the premiums and charges therefor; a11 subject to the provisions of Schedules A and B and to the Conditions and Stipulations hereof.

     This Commitment shall be effective only when the identity of the proposed Insured and the amount of the policy or policies committed for have been inserted in Schedule A hereof by the Company, either at the time of the issuance of this Commitment or by subsequent endorsement.

     This Commitment is preliminary to the issuance of such policy or policies of title insurance and all liability and obligations hereunder shall cease and terminate six months after the effective date hereof or when the policy or policies committed for shall issue, whichever first occurs, provided that the failure to issue such policy or policies is not the fault of the Company.

     IN WITNESS WHEREOF, Chicago Title Insurance Company has caused this Commitment to be signed and sealed as of the effective date of Commitment shown in Schedule A, the Commitment to become valid when countersigned by an authorized signatory.

                                          CHICAGO TITLE INSURANCE COMPANY

                                              By:

Issued by:
RAMSAY & CALLOWAY Title                       /s/
SERVICES, INC.
56 PERIMETER CENTER EAST, N.E.                            President.
SUITE 400
ATLANTA, GA 30346
(770) 698-7960                                ATTEST:



/s/                                [SEAL]     /s/ Thomas J. Adams
-----------------------------                 ----------------------------------
    Authorized Signatory                                  Secretary.

ALTA COMMITMENT FOR TITLE INSURANCE-cmb-7/22/96-CHICAGO TITLE INSURANCE COMPANY

                                   SCHEDULE A

--------------------------------------------------------------------------------
COMMITMENT NO.                                      EFFECTIVE DATE OF COMMITMENT
2-08478                                             May 17, 1996 at 5:00 p.m.

--------------------------------------------------------------------------------
YOUR NO.
1677.010/ECR

--------------------------------------------------------------------------------

      PREPARED FOR:    James W. Addison, Esquire
                       TROUTMAN SANDERS, L.L.P.



      INQUIRIES SHOULD BE DIRECTED TO: RAMSAY & CALLOWAY TITLE SERVICES, INC.
                                         56 PERIMETER CENTER EAST, N.E.
                                                    SUITE 400
                                              ATLANTA, GEORGIA 30346
                                                  (770) 698-7960

1.    POLICY OR POLICIES TO BE ISSUED:              AMOUNT

      *ALTA OWNERS POLICY (1992)                    $125,500,000.00
      PROPOSED INSURED:

      Overseas Partners Capital Corp., a Delaware corporation

2. The estate or interest in the land described or referred to in this Commitment and covered herein is a Fee Simple and Easement

3. Title to said estate or interest in said land is at the effective date hereof vested in:

      The Mutual Life Insurance Company of New York, a New York corporation

4. The land referred to in this Commitment is located in the County of Fulton, State of Georgia, and described as follows:

      ALL THAT TRACT or parcel of land lying and being in Land Lots 45 and 62 of the 17th District of Fulton County, Georgia, being more particularly described on Exhibit "A" attached hereto and by this reference incorporated herein.

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COMMITMENT NO.                                               PART I, SCHEDULE B
2-08478

--------------------------------------------------------------------------------

I. THE FOLLOWING ARE REQUIREMENTS TO BE COMPLIED WITH:

   1. Instruments necessary to create the estate or interest to be insured must be properly executed, delivered and duly filed for record; to wit:

      LIMITED WARRANTY DEED from The Mutual Life Insurance Company of New York, a New York corporation to Overseas Partners Capital Corp., a Delaware corporation, conveying title to subject property.

      This deed must be executed pursuant to proper corporate authority, and the Company must be furnished satisfactory documentary proof thereof.

   2. Payment to or for the grantor of the full consideration for the estate or interest to be insured.

   3. Payment of taxes as follows:

      (a) (Phrase I, etal) State and County Taxes for the year 1996 are open to pay in the amount of $129,801.66 {Due October 15, 1996) under May Reference No. 17-45-LL-56-4; City of Atlanta Taxes for the year 1996 are open to pay in the amount of $335,334.40 (Due August 15, 1996) under Map Reference No. 17-45-LL-56-4.

      (b) (Phase II) State and County Taxes for the year 1996 are open to pay in the amount of $154,463.89 (Due October 15,1996) under Map Reference No. 17-45-LL-67-1; City of Atlanta Taxes for the year 1996 are open to pay in the amount of $397,136.43 (Due October 15, 1996) under Map Reference No. 17-46-LL-67-1.

            NOTE: 1995 and 1996 taxes are under appeal. Amounts are subject to change.

      (c) (Phase III) State and County Taxes for the year 1996 are open to pay in the amount of $92,678.31 (Due October 15,1996) under Map Reference No. 17-45-LL-68-9; City of Atlanta Taxes for the year 1996 are open to pay in the amount of $239,063.33 (Due October 15,1996) under Map Reference No.17-45-LL-68-9.

            NOTE: 1995 and 1996 taxes are under appeal. Amounts are subject to change.

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COMMITMENT NO.                                    PART I, SCHEDULE B (CONTINUED)
2-08478

--------------------------------------------------------------------------------

      (d) (Phase IV Air Rights) State and County Taxes for the year 1996 are open to pay in the amount of $3,611.63 (Due October 15, 1996) under Map Reference No. 17-45-LL-71-3; City of Atlanta Taxes for the year 1996 are to pay in the amount of $9,282.35 (Due October 15,1996) under Map Reference No. 17-45-LL-71-3.

            NOTE: 1995 and 1996 taxes are under appeal. Amounts are subject to change.

      (e) (Parking Deck) State and County Taxes for the year 1996 are open to pay in the amount of $79,438.61 (Due August 15, 1996) under Map Reference No.17-45-LL-55-6; City of Atlanta Taxes for the year 1996 are open to pay in the amount of $204,167.26 (Due August 15,1996) under Map Reference No. 17-6-LL-55-6.

            NOTE: 1995 and 1996 taxes are under appeal. Amounts are subject to change.

      (f) (Driveway etal) State and County Taxes for the year 1996 are open to pay in the amount of $1,763.82 (Due October 15, 1996) under Map Reference No. 17-45-LL-69-7; City of Atlanta Taxes in the amount of $5,980.54 for the year 1996 are open to pay (Due August 15, 1996) under Map Reference No. 17-45-LL-69-7.

            NOTE: 1995 and 1996 taxes are under appeal. Amounts are subject to change. All prior years' taxes marked paid.

4.    Payment, Cancellation and Satisfaction of record of the following:

      (a) Deed to Secure Debt and Security Agreement from R-H Building Partners, Ltd. to The First National Bank of Atlanta, dated July 15, 1981, recorded in Deed Book 7903, Page 406, Records of Fulton County, Georgia; as assigned by that Transfer and Assignment from The First National Bank of Atlanta to The Mutual Life Insurance Company of New York, dated September 20, 1982, recorded in Deed Book 8241, Page 97, aforesaid Records; as modified by that certain First Modification Agreement dated July 18,1985, recorded in Deed Book 9618, Page 24, aforesaid Records; as further modified by that certain Second Modification Agreement, dated July 18, 1985, recorded in Deed Book 10290, Page 433, aforesaid Records; as further modified by that certain Third Modification Agreement and Partial Release of Mortgage by and between The Mutual Life Insurance Company of New York, a New York corporation, R-H Building Partners,

--------------------------------------------------------------------------------
COMMITMENT NO.                                  PART I, SCHEDULE B (CONTINUED)
2-08478

--------------------------------------------------------------------------------

            Ltd., a Georgia limited partnership and The Mutual Life Insurance Company of New York, a New York corporation, dated December 22, 1986, filed for record January 7, 1987 at 10:57 a.m., recorded in Deed Book 10561, Page 378, aforesaid Records. (Affecting Phase I)

      (b) Assignment of Leases and Rents from R-H Building Partners, Ltd. to The First National Bank of Atlanta, dated July 15, 1981, recorded in Deed Book 7903, Page 433, aforesaid Records; as assigned by that Transfer and Assignment from The First National Bank of Atlanta to The Mutual Life Insurance Company of New York, dated September 20, 1982, recorded in deed Book 8241, Page 98, aforesaid Records; as amended by that certain First Modification Agreement dated July
            18, 1985, recorded in Deed Book 9618, Page 24, aforesaid Records; as further amended by that certain Second Modification Agreement, dated July 18, 1985, recorded in Deed Book 10290, Page 433, aforesaid Records; as further modified by that certain Third Modification Agreement and Partial Release of Mortgage by and between The Mutual Life Insurance Company of New York, a New York corporation, R-H Building Partners, Ltd., a Georgia limited partnership and The Mutual Life Insurance Company of New York, a New York corporation, dated December 22, 1986, filed for record January 7, 1987 at 10:57 a.m., recorded in Deed Book 10561, Page 378, aforesaid Records. (Affecting Phase I)

      (c) U.C.C. Financing Statement No. 561471 showing R-H Building Partners, Ltd. as Debtor and The First National Bank of Atlanta as Secured Party, entered of record July 21, 1981, aforesaid Records; as assigned by that certain Assignment from The First National Bank of Atlanta to The Mutual Life Insurance Company of New York, entered of record September 21, 1982, aforesaid Records; as amended by that certain Amendment entered of record July 19, 1986, aforesaid Records; as continued by that certain Continuation entered of record July 3, 1986, aforesaid Records; as further amended by that certain Amendment entered of record August 25, 1986, aforesaid Records; as continued by that certain Continuation entered of record July 6, 1990, aforesaid Records; as further continued by that certain Continuation entered of record April 3, 1991, aforesaid Records. (Affecting Phase I)

      (d) Deed to Secure Debt and Security Agreement from R-H Associates Bldg. II Corp. to David S. Cook, Floyd L. Smith, Allan H. Glidden,
            H. Donald Harvey, Jr., James V. Tomai, Jr., Donald S. Myers, Rodger
            P. Nordblom, John B. Rogers, Henry S. Romaine and Norcross Teel, Jr., and their successors in office, as Trustees of MONY Mortgage Investors, a Massachusetts business trust (now known as

--------------------------------------------------------------------------------
COMMITMENT NO.                                    PART I, SCHEDULE B (CONTINUED)
2-08478

--------------------------------------------------------------------------------

            MONY Real Estate Investors; see fact affidavit in Deed Book 10290, Page 288, aforesaid Records) dated July 18, 1985, recorded in Deed Book 9618, Page 304, aforesaid Records; as amended by that certain First Amendment to Deed to Secure Debt and Security Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 447, aforesaid Records; as further amended by that certain Second Modification Agreement and Partial Release of Mortgage, dated as of December 22, 1986, recorded in Deed Book 10561, Page 331, aforesaid Records; as assigned by that certain Assignment of Deed to Secure Debt and Security Agreement from MONY Real Estate Investors to The Mutual Life Insurance Company of New York, dated July 28, 1987, recorded in Deed Book 10973, Page 191, aforesaid Records. (Affecting Phase II)

      (e) Assignment of Leases and Rents from R-H Associates Bldg. II Corp. to David S. Cook, Floyd L. Smith, Allan H. Glidden, H. Donald Harvey, Jr., James V. Tomai, Jr., Donald S. Myers, Rodger P. Nordblom, John
            B. Rogers, Henry S. Romaine and Norcross Teel, Jr., and their successors in office, as Trustees of MONY Mortgage Investors, dated July 18, 1985, recorded in Deed Book 9618, Page 332, aforesaid Records; as amended by that certain First Amendment to Deed to Secure Debt and Security Agreement, dated as of July 18,1985, recorded in Deed Book 10290, Page 443, aforesaid Records; as further amended by that certain Second Modification Agreement and Partial Release of Mortgage, dated as of December 22, 1986, recorded in Deed Book 10561, Page 331, aforesaid Records; as assigned by that certain Assignment of Deed to Secure Debt and Security Agreement from MONY Real Estate Investors to The Mutual Life Insurance Company of New York, dated July 28, 1987, recorded in Deed Book 10973, Page 192, aforesaid Records. (Affecting Phase II)

      (f) U.C.C. Financing Statement No. 763302 showing Two Financial Center Associates as Debtor and UT Leasing Services, Inc. as Secured Party, entered of record August 28, 1991, aforesaid Records.

5. The Company must be furnished proof in affidavit form as to who is in possession of the subject property and under what claim. Upon receipt of such proof, Item 2(a) of Part II below will be deleted or amended in accordance with the facts revealed thereby.

6. The Company must be furnished a current accurate survey and surveyor's inspection report on the subject property. Upon receipt of same, Items 2(b) and 2(c) of Part II below will be deleted or amended in accordance with facts shown thereby.

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COMMITMENT NO.                                    PART I, SCHEDULE B (CONTINUED)
2-08478

--------------------------------------------------------------------------------

7. The Company must be furnished satisfactory proof in affidavit form that improvements and/or repairs or alterations to the property are completed; that contractor, sub-contractors, laborers and materialmen are all paid, and have released of record all liens or notice of intent to perfect a lien for labor and material; or receipt of proof satisfactory to the Company that no improvements or repairs were made on the property within 95 days preceding the filing for record of the instruments required at
      Item 1 above. Upon receipt of this proof, Item 2(d) of Part II below will be deleted or amended in accordance with the facts shown thereby.

8. Proof, satisfactory to the Company, that all taxes or special assessments, including water bills, which are not shown as existing liens on the public records are paid in full at the time of closing. Upon receipt of such proof, Item 2(e) of the standard exceptions in Schedule B, Part II below will be deleted or amended in accordance with the facts shown thereby.

9. Unless this transaction involves only real estate containing one to four residential units as shown on a current plat of survey, the Company must be furnished with

      a.) satisfactory proof that the land in this transaction is not "commercial real estate" as defined in sec. 44-14-601 O.C.G.A., or

      b.) satisfactory proof in affidavit form from both the Seller and from the Buyer (or Borrower if there is no sale involved) i.) that no Broker's services have been engaged with regard to the management, sale, purchase, lease, option or other conveyance of any interest in the subject commercial real estate and ii.) that no notice(s) of lien for any such services has been received. In the event that said affidavit(s) contain any qualification with respect to any such services, proof of payment in full for all such services, together with a lien waiver or estoppel letter from such identified Broker(s) must be obtained.

            NOTE: Where the possibility of a right to file a Broker's Lien(s) is determined and no lien waiver(s) nor Estoppel Letter(s) is furnished to the Company, an exception as follows will be taken in the final policy:

                  "Any Broker's lien, or right to a Broker's lien, imposed by law."

10. Proof satisfactory to the Company of the acceptance by other title insurance companies designated by the Proposed Insured of reinsurance required.

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COMMITMENT NO.                                               PART II, SCHEDULE B
2-08478

--------------------------------------------------------------------------------

II. Schedule B of the policy or policies to be issued will contain exceptions to the following matters unless the same are disposed of to the satisfaction of the Company:
      1. Defects, liens, encumbrances, adverse claims, or other matters, if any, created, first appearing in the public records or attaching subsequent to the effective date hereof but prior to the date the proposed Insured acquires for value of record the estate or interest or mortgage thereon covered by this Commitment.

      2.    Standard Exceptions:
            (a) Rights or claims of parties in possession not shown by the public records.
            (b) Easements, or claims of easements, not shown by the public records.
            (c) Encroachments, overlaps, boundary line disputes, or other matters which would be disclosed by an accurate survey or inspector of the premises.
            (d) Any lien, or right to a lien, for services, labor, or material heretofore or hereafter furnished, imposed by law and not shown by the public records. (e) Taxes or special assessments which are not shown as existing liens by the public records.
            (e) Taxes or special assessments which are not shown as existing liens by the public records.

      3.    Special Exceptions:

            (a) All taxes subsequent to the year 1996 not Yet due or payable and any additional taxes resulting from reassessment of subject property.

            (b) This policy of title insurance affords assurance as to the location of the boundary lines of subject property, but does not insure the engineering calculations in computing the exact amount of acreage contained therein.

            (c)   Rights of tenants in possession.

            (d) Attention is directed to the fact that captioned property adjoins George Highway No. 400 which is a limited access way with rights of access limited to those points designated by the Department of Transportation of Georgia.

            (e) All matters disclosed by the survey referred to in Exhibit "A" hereto, dated December 20, 1993, last revised ______________ , 1996.

            (f) Indenture from J. W. Walters to Stratford Arms Apartments, Inc., dated October 29, 1958, recorded in Deed Book 3389, Page 525, aforesaid Records; located as shown on that certain survey referred to in Exhibit "A" attached hereto.

            (g) Sewer Easement from Beverly M. DuBose to Julian C. Jett and Julia G. Jett, dated June 20, 1951, recorded in Deed Book 2661, Page 43, aforesaid Records; located as shown on that certain survey referred to in Exhibit "A" attached hereto.

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COMMITMENT NO.                                   PART II, SCHEDULE B (CONTINUED)
2-08478

--------------------------------------------------------------------------------

      (h) General Utility Easement from B. M. DuBose to Georgia Power Company, dated December 27, 1949, recorded in Deed Book 2498, page 464, aforesaid Records; located as shown on that certain survey referred to in Exhibit "A" attached hereto.

      (i) Easement from Atlanta Financial Center Associates to Georgia Power Company, dated January 20, 1986, recorded in Deed Book 9948, Page 54, aforesaid Records; located as shown on that certain survey referred to in Exhibit "A" attached hereto.

      (j) Easement from Atlanta Financial Center Associates to Georgia Power Company, dated February 1, 1991, filed for record February 1, 1991 at 12:37 p.m., recorded in Deed Book 14030, Page 167, aforesaid Records; located as shown on that certain survey referred to in Exhibit "A" attached hereto.

      (k) Parking Deck and Easement Agreement by and among Michael C. Carlos, George C. Carlos, Andrew C. Carlos, and R-H Building Partners, Ltd., dated July 15, 1981, recorded in Deed Book 7903, Page 165, aforesaid
            Records: as amended by that certain Amendment of Parking Deck and Easement Agreement, dated July 15, 1981, recorded in Deed Book 7903, Page 385, aforesaid Records (said Amendment having been terminated by Agreement dated September 20, 1982, recorded in Deed Book 8255, Page 475, aforesaid Records); as further amended by Second Amendment to Parking Deck and Easement Agreement, dated July 18, 1985, recorded in Deed Book 9618, Page 37, aforesaid Records; as further amended by that certain Third Amendment to Parking Deck and Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 389, aforesaid Records; as further amended by that certain Declaration of Release dated December 22, 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Fourth Amendment to Parking Deck and Easement Agreement dated as of August 11, 1986, recorded in Deed Book 11790, Page 76, aforesaid Records.

      (l) Reciprocal Easement Agreement by and among Robinson-Humphrey Properties, Inc., R-H Associates Bldg. II Corp. and Atlanta Financial Center Associates, dated July 18, 1985, recorded in Deed Book 9618, Page 68, aforesaid Records; as amended by that certain First Amendment to Reciprocal Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 411, aforesaid Records; as further amended by that certain Declaration of Release, dated December 22, 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Second Amendment to Reciprocal Easement Agreement, dated as of August 11, 1988, recorded in Deed Book 11790, Page 69, aforesaid Records.

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COMMITMENT NO.                                   PART II, SCHEDULE B (CONTINUED)
2-08478

--------------------------------------------------------------------------------

      (m) Agreement by and among R-H Associates Bldg II Corp., Atlanta Financial Center Associates, Robinson-Humphrey Properties, Inc. and the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 145, aforesaid Records; as amended by that certain Amendment to Agreement dated as of July 18, 1985, recorded in Deed Book 10290, Page 289, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements), dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

      (n) Easement Agreement by and between R-H Associates Bldg. II Corp. and the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 301, aforesaid Records; as amended by that certain First Amendment to Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 383, aforesaid Records.

      (o) Agreement Regarding Georgia 400 Extension, by and among R-H Associates Bldg. II Corp., Robinson-Humphrey Properties, Inc., Atlanta Financial Center Associates, MONY Mortgage Investors, and The Mutual Life Insurance Company of New York, dated July 18, 1985, recorded in Deed Book 9623, Page 75, aforesaid Records; as amended by that certain First Amendment to Agreement Regarding Georgia Highway 400 Extension, dated as of July 18, 1985, recorded in Deed Book 10290, Page 419, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements) dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

      (p) Encroachment Easement Agreement by and between Robinson-Humphrey Properties, Inc., a Georgia corporation and Two Atlanta Financial Center Associates, a Georgia general partnership, dated December 24, 1987, filed for record January 13, 1988 at 11:50 a.m., recorded in Deed Book 11269, Page 265, aforesaid Records.

      (q) Easements contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain Limited Warranty Deed from R-H Building Partners, Ltd., a Georgia limited partnership, as to an undivided 50% interest and The Mutual Life Insurance Company of New York, a New York corporation, as to an undivided 50% interest, together doing business as Atlanta Financial Center Associates, a Georgia Joint Venture to The

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COMMITMENT NO.                                   PART II, SCHEDULE B (CONTINUED)
2-08478

--------------------------------------------------------------------------------

            Department of Transportation of the State of Georgia, dated December 22, 1986, filed for record December 23, 1986 at 1:41 p.m., recorded in Deed Book 10513, Page 108, aforesaid Records.

      (r) Easements contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain Limited Warranty Deed from R-H Associates Bldg. II Corp. to the Department of Transportation, dated December 22, 1986, recorded in Deed Book 10513, Page 127, aforesaid Records.

      (s) Easements contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain Limited Warranty Deed from Atlanta Financial Center Associates, a Georgia joint venture composed of The Mutual Life Insurance Company of New York and R-H Building Partners, Ltd., to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 115, aforesaid Records.

      (t) Easements contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain Limited Warranty Deed from Two Atlanta Financial Center Associates, a Georgia joint venture composed of The Mutual Life Insurance Company of New York and R-H Associates Bldg. II Corp., to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 141, aforesaid Records.

      (u) Easements contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain limited Warranty Deed from R-H Associates Bldg. III Corp., a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 222, aforesaid Records.

      (v) Easement contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain Limited Warranty Deed from Robinson-Humphrey Properties, Inc. to the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 288, aforesaid Records; as corrected by that certain Corrective Warranty Deed recorded in Deed Book 10290, Page 372, aforesaid Records.

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COMMITMENT NO.                                   PART II, SCHEDULE B (CONTINUED)
2-08478

--------------------------------------------------------------------------------

      (w) Access Easement Agreement from Robinson-Humphrey Properties, Inc., to the Department of Transportation of the State of Georgia, dated April 4, 1989, recorded in Deed Book 12667, Page 100, aforesaid Records.

      (x) Easements contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain Limited Warranty Deed from Robinson-Humphrey Properties, Inc., a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 163, aforesaid Records.

      (y) Easements contained in and limitations, restrictions and other matters pertaining to the use and enjoyment of the easements reserved in that certain Limited Warranty Deed from Robinson Humphrey Properties, Inc., a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 192, aforesaid Records.

      (z) Agreement Regarding Parking and Rezoning by and between R-H Associates Bldg. III Corp., Robinson-Humphrey Properties, Inc. and The First National Bank of Chicago, dated February 28, 1989, filed for record March 7, 1989 at 9:24 a.m., recorded in Deed Book 12323, Page 194, aforesaid Records.

      (aa)  Any security interest created at closing.

                                  EXHIBIT "A"

PHASE I

ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lots 45 and 62, 17th District, City of Atlanta, Fulton County, Georgia and being more particularly described as follows:

TO FIND THE TRUE POINT OF BEGINNING, begin at the point formed by the intersection of the northernmost right-of-way line of Highland Drive (a 50-foot right-of-way) with the easternmost right-of-way line of Peachtree Road (a variable right-of-way being 80 feet at this point) and proceed thence in a northerly direction along the aforesaid easternmost right-of-way line, following the curvature thereof, a distance of 365.1 feet to an iron pin which is THE TRUE POINT OF BEGINNING.

FROM THE TRUE POINT OF BEGINNING THUS ESTABLISHED proceed thence along the aforesaid easternmost right-of-way line north 13(degree)43'08" east a distance of 37.39 feet to a point on the aforesaid easternmost right-of-way line; proceed thence along the aforesaid easternmost right-of-way line along an arc of a curve to the right, an arc distance of 179.12 feet to a point, said arc being subtended by a chord 178.99 feet in length and bearing north 20(degree)26'46" east; proceed thence along the aforesaid easternmost right-of-way line north 26(degree)16'11" east a distance of 48.21 feet to a point on the aforesaid easternmost right-of-way line; proceed thence along the aforesaid easternmost right-of-way line north 28(degree)17'14" east 48.18 feet to a point on the aforesaid easternmost right-of-way line; proceed thence along the aforesaid eaternmost right-of-way line north 30(degree)11'09" east a distance of 48.15 feet to a point on the aforesaid easternmost right-of-way line; proceed thence north 32(degree)20'44" east a distance of 57.74 feet to a point on the aforesaid eaternmost right-of-way line; proceed thence along the aforesaid easternmost right-of-way line north 55(degree)03'02" east a distance of 8.44 feet to a point on the aforesaid easternmost right-of-way line; proceed thence along an arc of a curve to the left, departing from the aforesaid easternmost right-of-way line, an arc distance of 178.88 feet, said arc being subtended by a chord 178.87 feet in length and bearing south 32(degree)44'02" east; proceed thence along an arc of a curve to the left, an arc distance of 23.09 feet to a point, said arc being subtended by a chord 23.09 feet in length and bearing south 31(degree)15'01" east; proceed thence south 31(degree)11'25" west, a distance of 26.49 feet to a point; proceed thence south 81(degree)18'35" east, a distance of 35.04 feet to a point; proceed thence south 14(degree)08'05" east, a distance of 140.56 feet to a point; proceed thence south 81(degree)21'18" east, a distance of 0.36 feet to a point; proceed thence north 31(degree)11'25" east, a distance of 366.62 feet to a point; proceed thence south 74 (degree)31'03" east, a distance of 10.04 feet to a point; proceed thence north 13 (degree)51'45" west, a distance of
261.95 feet to a point; proceed thence north 48(degree)03'44" west, a distance of 95.71 feet to a point located on the aforesaid easternmost right-of-way line of Peachtree Road; proceed thence along the aforesaid easternmost right-of-way line north 39(degree)15'08" east, a distance of 142.28 feet to a point; proceed thence south 13(degree)51'45" east, a distance of 1,104.35 feet to a point located on the Land Lot line common to Land Lots 45 and 46 of the 17th District of Fulton County, Georgia; proceed thence along the said common Land Lot line north 89 (degree)37'06" west, a distance of 363.25 feet; proceed thence, departing from said common Land Lot line, north 12(degree)49'09" west, a distance of 218.41 feet to a point; proceed thence north 79(degree)10'45"

                                   EXHIBIT "A"

west, a distance of 356.72 feet to a point located on the aforesaid easternmost right-of-way line of Peachtree Road, said point being the TRUE POINT OF BEGINNING, said tract or parcel of land being more particularly shown as "Phase I" on that Survey by Mallett & Associates bearing the seal and certification of Michael F. Lawler, Georgia Registered Land Surveyor No. 1946, prepared for The Mutual Life Insurance Company of New York and Chicago Title Insurance Company, dated December 20, 1993, last revised December 23, 1993, and being file no. 93153, which Survey is incorporated herein by this reference.

LESS AND EXCEPT that portion of the above property conveyed by the following:

(1) Limited Warranty Deed from R-H Building Partners, Ltd., a Georgia limited partnership, as to an undivided 50% interest and The Mutual Life Insurance Company of New York, a New York corporation, as to an undivided 50% interest, together doing business as Atlanta Financial Center Associates, a Georgia Joint Venture to The Department of Transportation of the State of Georgia, dated December 22, 1986, filed for record December 23, 1986 at 1:41 p.m., recorded in Deed Book 10513, Page 108, aforesaid Records.

(1) Limited Warranty Deed from Atlanta Financial Center Associates, a Georgia joint venture composed of The Mutual Life Insurance Company of New York and R-H Building Partners, Ltd., to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 115, aforesaid Records.

TOGETHER WITH all easements appurtenant to the above property created by the following:

(a) Parking Deck and Easement Agreement by and among Michael C. Carlos, George C Carlos, Andrew C. Carlos, and R-H Building Partners, Ltd., dated July 15,1981, recorded in Deed Book 7903, Page 165, aforesaid Records; as amended by that certain Amendment of Parking Deck and Easement Agreement, dated July 15, 1981, recorded in Deed Book 7903, Page 385, aforesaid Records (said Amendment having been terminated by Agreement dated September 20, 1982, recorded in Deed Book 8255, Page 475, aforesaid Records); as further amended by Second Amendment to Parking Deck and Easement Agreement, dated July 18, 1985, recorded in Deed Book 9618, Page 37, aforesaid Records; as further amended by that certain Third Amendment to Parking Deck and Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 389, aforesaid Records; as further amended by that certain Declaration of Release dated December 22, 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Fourth Amendment to Parking Deck and Easement Agreement, dated as of August 11, 1986, recorded in Deed Book 11790, Page 76, aforesaid Records.

                                  EXHIBIT "A"

(b) Reciprocal Easement Agreement by and among Robinson-Humphrey Properties, Inc., R-H Associates Bldg. II Corp. and Atlanta Financial Center Associates, dated July 18, 1985, recorded in Deed Book 9618, Page 68, aforesaid Records; as amended by that certain First Amendment to Reciprocal Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 411, aforesaid Records; as further amended by that certain Declaration of Release, dated December 22, 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Second Amendment to Reciprocal Easement Agreement, dated as of August 11, 1988, recorded in Deed Book 11790, Page 69, aforesaid Records.

(c) Agreement by and among R-H Associates Bldg II Corp., Atlanta Financial Center Associates, Robinson-Humphrey Properties, Inc. and the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 145, aforesaid Records; as amended by that certain Amendment to Agreement dated as of July 18, 1985, recorded in Deed Book 10290, page 289, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements), dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

(d) Agreement Regarding Georgia 400 Extension, by and among R-H Associates Bldg. II Corp., Robinson-Humphrey Properties, Inc., Atlanta Financial Center Associates, MONY Mortgage Investors, and The Mutual Life insurance Company of New York, dated July 18, 1985, recorded in Deed Book 9623, Page 75, aforesaid Records; as amended by that certain First Amendment to Agreement Regarding Georgia Highway 400 Extension, dated as of July 18, 1985, recorded in Deed Book 10290, Page 419, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements) dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

(e) Limited Warranty Deed from R-H Building Partners, Ltd., a Georgia limited partnership, as to an undivided 50% interest and The Mutual Life Insurance Company of New York, a New York corporation, as to an undivided 50% interest, together doing business as Atlanta Financial Center Associates, a Georgia Joint Venture to The Department of Transportation of the State of Georgia, dated December 22, 1986, filed for record December 23, 1986 at 1:41 p.m., recorded in Deed Book 10513, Page 108, aforesaid Records.

(f) Limited Warranty Deed from Atlanta Financial Center Associates, a Georgia joint venture composed of The Mutual Life Insurance Company of New York and R-H Building Partners, Ltd., to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 115, aforesaid Records.

                                  EXHIBIT "A"

PHASE II

ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 45, 17th District, City of Atlanta, Fulton County, Georgia and being more particularly described as follows:

TO FIND THE TRUE POINT OF BEGINNING begin at a point formed by the intersection of the easternmost right-of-way line of Peachtree Road (a variable right-of-way being 80 feet at this point) with the northernmost right-of-way line of Highland Drive (a 50-foot right-of-way) and proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line of Peachtree Road a distance of 365.1 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 13(degree)43'08" east a distance of 37.39 feet to a point; proceed thence along the aforesaid easternmost right-of-way line, following the curvature thereof to the right, an arc distance of 179.12 feet to a point, said arc being subtended by a chord 178.99 feet in length and bearing north 20(degree)26'46" east; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 26(degree)16'11" east a distance of 48.21 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 28(degree)17'14" east a distance of 48.18 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 30(degree)11'09" east a distance of 48.15 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 32(degree)20'44" east a distance of 57.74 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 55(degree)03'02" east a distance of 8.44 feet to a point, said point being THE TRUE POINT OF BEGINNING.

FROM THE TRUE POINT OF BEGINNING THUS ESTABLISHED proceed thence along the aforesaid easternmost right-of-way line north 55(degree)32'07" east a distance of 18.02 feet to a point; proceed thence in a southeasterly direction along the aforesaid easterly right-of-way line, following the curvature thereof to the right, an arc distance of 7.77 feet to a point, said arc being subtended by a chord 7.77 feet in length and bearing south 31(degree)52'33" east; thence leave said right-of-way line and proceed in a southeasterly direction along the arc of a curve to the left, an arc distance of 171.77 feet to a point, said arc being subtended by a chord 171.77 feet in length and bearing south 32(degree)46'15" east; proceed thence in a southeasterly direction along the arc of a curve to the left, an arc distance of 14.05 feet to a point, said arc being subtended by a chord 14.05 feet in length and bearing south 31(degree)08'45" east; proceed thence north 31(degree)11'25" east a distance of 193.49 feet to a point;
proceed thence north 31(degree)11'25" east a distance of 3.77 feet to a point; proceed thence south 74(degree)31'03" east a distance of 62.79 feet to a point; proceed thence north 76(degree)11'25" east a distance of 74.14 feet to a point; proceed thence south 13(degree)51'45" east a distance of 41.61 feet; proceed thence north 74(degree)31'03" west a distance of 10.04 feet to a point; proceed thence south 31(degree)11'25" west a distance of 366.62 feet to a point; proceed thence north 81(degree)21'18" west a distance of 0.36 feet to a point; proceed thence north 14(degree)08'05" west a distance of 140.56 feet to a point; proceed thence north 81(degree)18'35" west a distance of 35.04 feet to a point; proceed thence north 31(degree)11'25" east a distance of 26.49 feet to a point; proceed thence along the arc of a curve to the right an

                                  Pago 4 of 13

                                  EXHIBIT "A"

arc distance of 23.09 feet to a point, said arc being subtended by a chord 23.09 feet in length and bearing north 31(degree)15'01" west; proceed thence along an arc of a curve to the right an arc distance of 178.88 feet to a point, said arc being subtended by a chord 178.87 feet in length and bearing north 32(degree)44'02" west, said point being THE TRUE POINT OF BEGINNING, said tract or parcel of land being more particularly shown as "Phase II" on that Survey by Mallett & Associates, bearing the seal and certification of Michael F. Lawler, Georgia Registered Land Surveyor No. 1946, prepared for The Mutual Life Insurance Company of New York and Chicago Title Insurance Company dated December 20, 1993, last revised December 23, 1993, and being file no. 93153, which survey is incorporated herein by this reference.

LESS AND EXCEPT that portion of the above property conveyed by the following:

(1) Limited Warranty Deed from R-H Associates Bldg. II Corp. to the Department of Transportation, dated December 22, 1986, recorded in Deed Book 10513, Page 127, aforesaid Records.

(2) Limited Warranty Deed from Two Atlanta Financial Center Associates, a Georgia joint venture composed of The Mutual Life Insurance Company of New York and R-H Associates Bldg. II Corp., to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 141, aforesaid Records.

TOGETHER WITH all easements appurtenant to the above property created by the following:

(a)  Parking Deck and Easement Agreement by and among Michael C. Carlos, George
C. Carlos, Andrew C. Carlos, and R-H Building Partners, Ltd., dated July 15, 1981, recorded in Deed Book 7903, Page 165, aforesaid Records; as amended by that certain Amendment of Parking Deck and Easement Agreement, dated July 15, 1981, recorded in Deed Book 7903, Page 385, aforesaid records (said Amendment having been terminated by Agreement dated September 20, 1982, recorded in Deed Book 8255, Page 475, aforesaid Records); as further amended by Second Amendment to Parking Deck and Easement Agreement, dated July 18, 1985, recorded in Deed Book 9618, Page 37, aforesaid Records; as further amended by that certain Third Amendment to Parking Deck and Easement Agreement, Dated as of July 18, 1985, recorded in Deed Book 10290, Page 389, aforesaid Records; as further amended by that certain Declaration of Release dated December 22, 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Fourth Amendment to Parking Deck and Easement Agreement, dated as of August 11, 1986, recorded in Deed Book 11790, Page 76, aforesaid Records.

(b) Reciprocal Easement Agreement by and among Robinson-Humphrey Properties, Inc., R-H Associates Bldg. II Corp. and Atlanta Financial Center Associates, dated July 18, 1985, recorded in Deed Book 9618, Page 68, aforesaid Records; as amended by that

                                   EXHIBIT "A"

certain First Amendment to Reciprocal Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 411, aforesaid Records; as further amended by that certain Declaration of Release, dated December 22. 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Second Amendment to Reciprocal Easement Agreement, dated as of August 11, 1988, recorded in Deed Book 11790, Page 69, aforesaid Records.

(c) Agreement by and among R-H Associates Bldg. II Corp., Atlanta Financial Center Associates, Robinson-Humphrey Properties, Inc. and the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 145, aforesaid Records; as amended by that certain Amendment to Agreement dated as of July 18, 1985, recorded in Deed Book 10290, Page 289, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements), dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

(d) Agreement Regarding Georgia 400 Extension, by and among R-H Associates Bldg.II Corp., Robinson-Humphrey Properties, Inc., Atlanta Financial Center Associates, MONY Mortgage Investors, and The Mutual Life Insurance Company of New York, dated July 18, 1985, recorded in Deed Book 9623, Page 75, aforesaid Records; as amended by that certain First Amendment to Agreement Regarding Georgia Highway 400 Extension, dated as of July 18, 1985, recorded in Deed Book 10290, Page 419, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements) dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

(e) Limited Warranty Deed from Atlanta Financial Center Associates, a Georgia joint venture composed of The Mutual Life Insurance Company of New York and R-H Building Partners, Ltd., to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a m., recorded in Deed Book 12667, Page 127, aforesaid Records.

(f) LIMITED WARRANTY DEED FROM Two Atlanta Financial Center Associates, a Georgia joint venture composed of The Mutual Life Insurance Company of New York and R-H Associates Bldg. II Corp., to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 141, aforesaid Records.

                                   EXHIBIT "A"

PHASE III

All that tract or parcel of land lying and being in Land Lot 45, 17th District, City of Atlanta, Fulton County, Georgia and being more particularly described as follows:

TO FIND THE TRUE POINT OF BEGINNING begin at a point formed by the intersection of the easternmost right-of-way line of Peachtree Road (a variable right-of-way being 80 feet at this point) with the northernmost right-of-way line of Highland Drive (a 50-foot right-of-way); proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line a distance of 365.1 feet to a point; proceed thence along the aforesaid easternmost right-of-way line north 13 (degree)43'08" east a distance of 37.39 feet to a point; proceed thence along the aforesaid easternmost right-of-way line, following the curvature thereof to the right, an arc distance of 179.12 feet to a point, said arc being subtended by a chord 178.99 feet in length and bearing north 20(degree)26'46" east; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 26(degree)16'11" east a distance of 48.21 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 28(degree)17'14" east a distance of 48.18 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 30(degree)11'09" east a distance of 48.15 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 32(degree)20'44" east a distance of 57.74 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 55(degree)03'02" east a distance of 8.44 feet to a point; proceed thence a northeasterly direction along the aforesaid easternmost right-of-way line north 55(degree)32'07" east a distance of 18.02 feet to a point; proceed thence in a southeasterly direction along the aforesaid easternmost right-of-way line, following the curvature thereof to the left, an arc distance of 7.77 feet to a point, said arc being subtended by a chord 7.77 feet in length and bearing south 31(degree)52'33" east; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 35(degree)10'06" east a distance of 74.16 feet to a point; proceed thence in a southeasterly direction along the aforesaid easternmost right-of way line south 58(degree)48'33" east a distance of 6.36 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 31(degree)11'26" east a distance of 10.05 feet to a point; proceed thence in a southeasterly direction along the aforesaid easternmost right-of-way line south 58(degree)48'29" east a distance of 19 feet to a point; proceed thence in a northeasterly direction along aforesaid easternmost right-of-way line north 31(degree)11'26" east a distance of 24.83 feet to a point; proceed thence in a northwesterly direction along the aforesaid easternmost right-of-way line 58(degree) 48'44" west a distance of 19 feet to a point; proceed thence northeasterly direction along the aforesaid easterly right-of-way line north 31(degree)11'23" a distance of 22.01 feet to a point; proceed thence in a northeasterly direction along the aforesaid easterly right-of-way line north 40(degree)58'56" east a distance of 74.76 feet to a point, said point being THE TRUE POINT OF BEGINNING.

FROM THE TRUE POINT OF BEGINNING THUS ESTABLISHED proceed proceed thence a northeasterly direction along the aforesaid easternmost right-of-way line north 21(degree) 19'11" west a distance of 7.91 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 23(degree)34'11" east a distance of 38.38 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 40(degree)15'17" east a distance of 62.82 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 39(degree)15'08" east a distance of 49.32 feet to a point; thence leave said right-of-way line and proceed thence south 48(degree)03'44" east a distance of
95.71 feet to a point; proceed thence south 13(degree)51'45" east a distance of
220.34 feet to a point; proceed thence south 76(degree)11'25" west a distance of 74.14 feet to a point; proceed thence north 74(degree)31'03" west a distance of 62.79 feet to a point; proceed thence south 31(degree)11'25" west a distance of 3.77 feet to a point; proceed thence in a northwesterly direction along the arc of a curve to the right, an arc distance of 131.99 feet to a point, said arc being subtended by a chord 131.97 feet in length and bearing north 26(degree) 58'00" west to a point; proceed thence north 21(degree)19'11" west a distance of
38.37 feet to a point; said point being THE TRUE POINT OF BEGINNING,said tract or parcel of land being more particularly shown as "Phase III" on that survey prepared by Michael F. Lawler, Georgia Registered Land Surveyor no. 1946, prepared for The Mutual life Insurance Company and Chicago Title Insurance Company, dated December 20, 1993, last revised December 23, 1993, and being file no. 93153, which survey is incorporated herein by this reference.

LESS AND EXCEPT that portion of the above property conveyed by that certain Limited Warranty Deed from R-H Associates Bldg. III Corp., a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 222, aforesaid Records.

TOGETHER WITH all easements appurtenant to the above property created by the following:

     1.   Parking Deck and Easement Agreement among Michael G. Carlos, George
C. Carlos, Andrew C. Carlos, and R-H Building Partners, Ltd., dated July 15, 1981, recorded as Deed Book 7903, page 165, Fulton County Records, as amended by Amendment of Parking Deck and Easement Agreement dated July 15, 1981, recorded at Deed Book 7903, page 385, said Amendment having been terminated by Agreement dated September 20, 1982, recorded at Deed Book 8255, page 475, as further amended by Second Amendment to Parking Deck and Easement Agreement dated July 18, 1985, recorded at Deed Book 9618, page 37, and Third Amendment to Parking Deck and Easement Agreement dated as of July 18, 1985, recorded in Deed Book 10290, page 389 and Declaration of Release dated December 22, 1986, recorded at Deed Book 10561, page 358, aforesaid records, as further amended by Fourth Amendment to Parking Deck and Easement Agreement dated as of August 11, 1988, recorded in Deed Book 11790, page 76, aforesaid records.

     2. Reciprocal Easement Agreement among Atlanta Financial Center Associates, R-H Associates Bldg. II Corp. and Robinson-Humphrey Properties, Inc., dated July 18, 1985, recorded in Deed Book 9618, page 68, aforesaid records, as amended by First Amendment to Reciprocal Easement Agreement dated as of July 18, 1985, recorded at Deed Book 10290, page 411, as further amended by Declaration of Release dated December 22, 1986, recorded at Deed Book 10561, page 358, aforesaid records, as amended by Second Amendment to Reciprocal Easement Agreement dated as of August 11, 1988, recorded in Deed Book 11790, page 69, aforesaid records.

     3. Agreement among R-H Associates Bldg. II Corp., Atlanta Financial Center Associates, Robinson-Humphrey Properties, Inc. and Department of Transportation of State of Georgia, dated July 18, 1985, recorded at Deed Book 9618, page 145, aforesaid records, as amended by Agreement dated as of July 18, 1985, recorded at Deed Book 10290, page 289; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements), dated July 28, 1987, recorded in Deed Book 10973, page 179, aforesaid records.

     4. Encroachment Easement Agreement by and between Robinson-Humphrey Properties, Inc and Two Atlanta Financial Center Associates dated December 24, 1987, recorded at Deed Book 11269, page 265, aforesaid records.

     5. Agreement Regarding Georgia 400 Highway Extension among R-H Associates Bldg. II Corp., Robinson-Humphrey Properties, Inc., Atlanta Financial Center Associates, Trustees of Mony Mortgage Investors and The Mutual Life Insurance Company of New York, dated as of July 18, 1985, recorded at Deed Book 9623, page 75, aforesaid records, as amended by First Amendment to Agreement Regarding Georgia 400 Highway Extension dated as of July 18, 1985, recorded at Deed Book 10290, page 419, aforesaid records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements), dated July 28, 1987, recorded in Deed Book 10973, page 179, aforesaid records.

     6. Limited Warranty Deed from Robinson-Humphrey Properties, Inc. to Department of Transportation of State of Georgia, dated July 18, 1985, recorded at Deed Book 9618, page 288, aforesaid records, as corrected by Corrective Limited Warranty Deed dated as of July 18, 1985, recorded at Deed Book 10290, page 372, aforesaid records.

     7. Limited Warranty Deed from R-H Associates Bldg. III Corp., Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, page 222, aforesaid records.

                                    9 of 13

                                  EXHIBIT "A"'

PHASE IV

All that tract or parcel of land lying and being in Land Lot 45, 17th District, City of Atlanta, Fulton County, Georgia and being more particularly described as follows:

TO FIND THE TRUE POINT OF BEGINNING begin at a point formed by the intersection of the easternmost right-of-way line of Peachtree Road (a variable right-of way being 80 feet at this point) with the northernmost right-of-way line of Highland Drive (a 50-foot right-of-way) and proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line a distance of 365.1 feet; proceed thence along the aforesaid easternmost right-of-way line, north 13(degree)43'08" east a distance of 37.39 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line, following the curvature thereof to the right, an arc distance of 179.12 feet to a point, said arc being subtended by a chord 178.99 feet in length and bearing north 20(degree)26'46" east; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 26(degree)16'11" east a distance of 48.21 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 28(degree)17'14" east a distance of 48.18 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 30(degree)11'09" east a distance of 48.15 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 32(degree)20'44" east a distance of 57.74 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 55(degree)03'02" east a distance of 8.44 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 55(degree)32'07" east a distance of 18.02 feet to a point; proceed thence in a southeasterly direction along the aforesaid easternmost right-of-way line, following the curvature thereof to the left, an arc distance of 7.77 feet to a point, said arc being subtended by a chord 7.77 feet in length and bearing south 31(degree)52'33" east, said point being THE TRUE POINT OF BEGINNING.

FROM THE TRUE POINT OF BEGINNING THUS ESTABLISHED proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 35(degree)10'06" east a distance of 74.16 feet to a point; proceed thence in a southeasterly direction along the aforesaid easternmost right-of-way line south 58(degree)48'33" east a distance of 6.36 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 31(degree)11'26" east a distance of 10.05 feet to a point; proceed thence in a southeasterly direction along the aforesaid easternmost right-of-way line south 58(degree)48'29" east a distance of 19 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 31(degree)11'26 east a distance of 24.83 feet to a point; proceed thence in a northwesterly direction along the aforesaid easternmost right-of-way line north 58(degree)48'44" west a distance of 19 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 31(degree)11'23" east a distance of 22.01 feet to a point; proceed thence in a northeasterly direction along the aforesaid easternmost right-of-way line north 40(degree)58'56" east a distance of 74.76 feet to a point; thence leave said right-of-way line and

                                   EXHIBIT "A"

proceed thence south 21 (degree) 19'11" east a distance of 38.37 feet to a point, proceed thence in a southeasterly direction along the arc of a curve to the left, an arc distance of 131.99 feet to a point, said arc being subtended by a chord 131.97 feet in length and bearing south 26(degree)58'00" east; proceed thence south 31(degree)11'25" west a distance of 193.49 feet to a point; proceed thence in a northwesterly direction along the arc of a curve to the right, an arc distance of 14.05 feet to a point, said arc being subtended by a chord 14.05 feet in length and bearing north 31(degree)09'15" west, proceed thence in a northwesterly direction along the arc of a curve to the right, an arc distance of 171.77 feet to a point, said arc being subtended by a chord 171.77 feet in length and bearing north 32(degree)46'15" west, said point being located on the aforesaid easternmost right-of-way line and being THE TRUE POINT OF BEGINNING, said tract or parcel of land being more particularly shown as 'Phase IV" on that Survey by Mallett & Associates bearing the seal and certification of Michael F. Lawler, Georgia Registered Land Surveyor No. 1946, prepared for The Mutual Life Insurance Company of New York and Chicago Title Insurance Company, dated December 20, 1993, last revised December 23, 1993, and being file no. 93153, which survey is incorporated herein by this reference.

LESS AND EXCEPT that portion of the above property conveyed by the following:

(1) Limited Warranty Deed from Robinson-Humphrey Properties, Inc. to the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 288, aforesaid Records; as corrected by that certain Corrective Warranty Deed recorded in Deed Book 10290, Page 372, aforesaid Records.

(2) Limited Warranty Deed from Robinson-Humphrey Properties, Inc., a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4. 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, page 163, aforesaid records.

(3) Limited Warranty Deed from Robinson-Humphrey Properties, Inc, a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667; Page 192, aforesaid Records.

TOGETHER WITH all easements appurtenant to the above property created by the following:

(a) PARKING DECK AND EASEMENT Agreement by and among MICHAEL C CARLOS, George C Carlos, Andrew C. Carlos, and R-H Building Partners, Ltd., dated July 15, 1981, recorded in Deed Book 7903, Page 165, aforesaid Records; as amended by that certain Amendment of Parking Deck and Easement Agreement, dated July 15, 1981, recorded in Deed Book 7903, Page 385, aforesaid Records (said Amendment having been terminated by Agreement dated September 20, 1982, recorded in Deed Book 8255, Page 475, aforesaid Records); as further amended by Second Amendment to Parking Deck and Easement Agreement, dated July 18, 1985, recorded in Deed Book 9618, Page 37,

                                   EXHIBIT "A"

aforesaid Records; as further amended by that certain Third Amendment to Parking Deck and Easement Agreement, dated as of July 18, 1985, recorded in Deed Book 10290, Page 389, aforesaid Records; as further amended by that certain Declaration of Release dated December 22, 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Fourth Amendment to Parking Deck and Easement Agreement, dated as of August 11, 1986, recorded in Deed Book 11790, Page 76, aforesaid Records.

(b) Reciprocal Easement Agreement by and among Robinson-Humphrey Properties, Inc., R-H Associates Bldg. II Corp. and Atlanta Financial Center Associates, dated July 18, 1985, recorded in Deed Book 9618, Page 68, aforesaid Records; as amended by that certain First Amendment to Reciprocal Easement Agreement, dated as of July 18; 1985, recorded in Deed Book 10290, Page 411, aforesaid Records; as further amended by that certain Declaration of Release, dated December 22, 1986, recorded in Deed Book 10561, Page 358, aforesaid Records; as further amended by that certain Second Amendment to Reciprocal Easement Agreement, dated as of August 11, 1988, recorded in Deed Book 11790, Page 69, aforesaid Records.

(c) Agreement by and among R-H Associates Bldg. II Corp., Atlanta Financial Center Associates, Robinson-Humphrey Properties, Inc. and the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 145, aforesaid Records; as amended by that certain Amendment to Agreement dated as of July 18, 1985, recorded in Deed Book 10290, Page 289, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements), dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

(d) Agreement Regarding Georgia 400 Extension, by and among R-H Associates Bldg. II Corp., Robinson-Humphrey Properties, Inc., Atlanta Financial Center Associates MONY Mortgage Investors, and The Mutual Life Insurance Company of New York, dated July 18, 1985, recorded in Deed Book 9623, Page 75, aforesaid Records; as amended by that certain First Amendment to Agreement Regarding Georgia Highway 400 Extension, dated as of July 18, 1985, recorded in Deed Book 10290, Page 419, aforesaid Records; the interest of R-H Associates Bldg. II Corp. thereunder having been assigned to Two Atlanta Financial Center Associates by that certain Assignment and Assumption (DOT Agreements) dated July 28, 1987, recorded in Deed Book 10973, Page 179, aforesaid Records.

(e) Limited Warranty Deed from Robinson-Humphrey Porperties, Inc. to the Department of Transportation of the State of Georgia, dated July 18, 1985, recorded in Deed Book 9618, Page 288, aforesaid Records; as corrected by that certain Corrective Warranty Deed recorded in Deed Book 10290, Page 372, aforesaid Records.

(f) Limited Warranty Deed from Robinson-Humphrey Properties, Inc., a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4,

                                   EXHIBIT "A"

1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 163, aforesaid Records.

(g) Limited Warranty Deed from Robinson-Humphrey Properties, Inc., a Georgia corporation to the Department of Transportation of the State of Georgia, dated April 4, 1989, filed for record July 19, 1989 at 9:30 a.m., recorded in Deed Book 12667, Page 192, aforesaid Records.

                                   ENDORSEMENT
                                     No. 1                            OWNERS [X]
                       Attached to and forming a part of              LOAN   [ ]

                      Commitment      No.   2-08478

                                    Issued by
                        CHICAGO TITLE INSURANCE COMPANY

Said Commitment is amended as follows:

1.   By deleting Special Exception 3(z), Part II, Schedule B thereof.

2.   By adding to Part II, Schedule B as a Special Exception, the following:

     "(bb) Easement from R-H Building Partners, Ltd. to Georgia Power Company, dated May 24, 1982, recorded in Deed Book 8163, Page 272, aforesaid Records, located shown on that survey referred to in Exhibit "A" attached as hereto."

3.   All other terms and conditions of said commitment shall remain unchanged.



This endorsement is made a part of the policy or commitment and is subject to all the terms and provisions thereof and of any endorsements thereto. Except to the extent expressly stated, it neither modifies any of the terms and provisions of the policy or commitment and prior endoresements, if any, nor does it extend the effective date of the policy or commitment and prior endorsements or increase the face amount thereof.

                                                 CHICAGO TITLE INSURANCE COMPANY
Dated: August 9, 1996                                By:
  RAMSAY & CALLOWAY TITLE SERVICES, INC.             /s/

/s/                                   [Seal}
-------------------------------                      ATTEST:
     Authorized Signatory                                       President

Note: This endorsement shall not be
valid or binding until countersigned
by an authorized signatory.                          /s/
                                                                 Secretary

                                   EXHIBIT "K"

AFTER RECORDING RETURN TO:

James W. Addison, Esq.
Troutman Sanders LLP
600 Peachtree Street, N.E.
Suite 5200
Atlanta, Georgia 30308 2216

                             LIMITED WARRANTY DEED

     THIS LIMITED WARRANTY DEED, made as of the      day of       , 1996, by and
                                               ----       ------
between THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK, a New York corporation (hereinafter referred to as "Grantor"), and
                                            -----------------------------------
                                             (hereinafter referred to as
-------------------------------------------
"Grantee")("Grantor" and "Grantee" to include their respective successors, legal representatives and assigns where the content requires or permits),

                                   WITNESSETH

     THAT FOR AND IN CONSIDERATION of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, Grantor has granted, bargained, sold, conveyed and confirmed, and does hereby grant, bargain sell convey and confirm unto Grantee certain improved real property (hereinafter referred to as the "Property") located in the City of Atlanta, County of Fulton, State of Georgia, as more particularly described in Exhibit "A" attached hereto and by this reference made a part hereof

     TO HAVE AND TO HOLD the Property, together with all and singular the rights, members and appurtenances thereof, to the same being, belonging, or in anywise appertaining, to the only proper use, benefit and behoof of Grantee forever in fee simple; subject however, to the matters (hereinafter referred to as the "PERMITTED TITLE EXCEPTIONS") set forth in EXHIBIT "B" attached hereto and by this reference made a part hereof.

     GRANTOR HEREBY WARRANTS and will forever defend the right and title to the Property unto Grantee against, but only against, the lawful claims of all persons owning, holding or claiming by, through or under Grantor, except for claims arising under or by virtue of the Permitted Title Exceptions

     IN WITNESS WHEREOF, Grantor has executed and delivered this deed under seal as of the date first above written.

Signed, sealed and delivered in              THE MUTUAL LIFE INSURANCE COMPANY
the presence of:                             OF NEW YORK, a New York corporation


--------------------------
Unofficial Witness
                                             By:
                                                --------------------------------

--------------------------                      --------------------------------
Notary Public                                      ARES Realty Capital, Inc.
                                                   Authorized Signatory

Commission Expiration Date:                        [CORPORATE SEAL]

[NOTARIAL SEAL]

                                  EXHIBIT "A"

                        [LEGAL DESCRIPTION OF PROPERTY]

                                   EXHIBIT "B"

                           PERMITTED TITLE EXCEPTIONS

                                   EXHIBIT "L"

                           BILL OF SALE AND ASSIGNMENT

     THIS BILL OF SALE AND ASSIGNMENT (hereinafter referred to as this
"AGREEMENT"), made and entered into as of the     day of       , 1996, by
                                             ----       ------
and between THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK, a New York corporation (hereinafter referred to as "SELLER") and (hereinafter referred to as "PURCHASER"),

                                   WITNESSETH

     WHEREAS, Seller is the owner of certain improved real property (hereinafter referred to as the "PROPERTY") located in the City of Atlanta, County of Fulton, State of Georgia, as more particularly described in EXHIBIT "A" attached hereto and by this reference made a part hereof; and

     WHEREAS, Seller has on even date conveyed the Property to Purchaser, and in connection therewith Seller wishes hereby to transfer and assign to Purchaser all of Seller's right, title and interest in and to certain personal property related to the Property as more particularly described below.

     NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, in hand paid by Purchaser to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby covenant and agree as follows:

     1. PERSONALTY. Seller hereby grants, bargains, sells, conveys, transfers and delivers to Purchaser, if and to the extent transferable, all personal tangible property owned by Seller and which is located on and relates to the design, construction, ownership, use, management, leasing, maintenance, service or operation of the Property, including, without limitation, any plans, specifications, drawings, books, records, lease files, licenses, permits, certificates of occupancy, keys, office furniture, equipment and supplies, and janitorial service, repair, maintenance equipment, machinery and supplies (hereinafter referred to collectively as the "PERSONALTY").

     2. INTANGILBLES. Seller hereby grants, bargains sells, conveys, transfers and delivers to Purchaser, if and to the extent transferable, any rights which Seller may have in the following (hereinafter referred to collectively as the "INTANGIBLES"): any intangible assets relating to the Property or the Personality, including, without limitation, the name "Atlanta Financial Center" (excluding, however, (a) any tenant leases for space in the Property (which tenant leases are being assigned by Seller to Purchaser by separate instrument of even date herewith), (b) all rights of Seller under or pursuant to that certain Purchase and Sale

Agreement entered into between Seller and Purchaser dated August _______ , 1996, oncerning the purchase and sale of the Property, and (c) any claims or causes of action Seller may have against (i) any prior direct or indirect owner of all or any portion of the Property or the Personalty, (ii) any prior tenants of the Property, (iii) any current or prior manager or leasing agent of the Property, and (iv) PPG Industries, Inc., Sunbelt Glass & Aluminum, Inc., The Beck Company and Pace Construction Company, and their affiliates, relating in any way to the spandrel glass in the portion of the Property known as the "North Tower").

     3. WARRANTY OF TITLE. Seller hereby warrants and will forever defend the right and title to the Personalty and the Intangibles against, but only against, the lawful claims of all persons owning, holding or claiming by, through or under Seller, except for claims arising under or by virtue of the matters described on Exhibit "B" attached hereto and by this reference made a part hereof.

     4. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective heirs, legal representatives, successors and assigns.

     IN WITNESS WHEREOF, Seller has executed this Agreement under seal as of the date first above written.

                                             THE MUTUAL LIFE INSURANCE COMPANY
                                             OF NEW YORK, a New York corporation

                                             By:
                                                --------------------------------

                                                ------------------------------,
                                                  ARES Realty Capital, Inc.
                                                  Authorized Signatory

                                                  [CORPORATE SEAL]

                                   EXHIBIT "A"

                          LEGAL DESCRIPTION OF PROPERTY

                                   EXHIBIT "B"

                           PERMITTED TITLE EXCEPTIONS

                                   EXHIBIT "M"

                       ASSIGNMENT AND ASSUMPTION OF LEASES

     THIS ASSIGNMENT AND ASSUMPTION OF LEASES (hereinafter referred to as this
"AGREEMENT"), made and entered into as of the      day of       , 1996, by and
                                              _____        _____
between THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK, a New York corporation (hereinafter referred to as "SELLER"), and
                                           -------------------------------------
                                           (hereinafter referred to as
------------------------------------------
"PURCHASER"),

                                   WITNESSETH

     WHEREAS, Seller is the owner of certain improved real property (hereinafter referred to as the "PROPERTY") located in the City of Atlanta, County of Fulton, State of Georgia, as more particularly described in EXHIBIT "A" attached hereto and by this reference made a part hereof; and

     WHEREAS, Seller has on even date conveyed the Property to Purchaser, and in connection therewith Seller wishes hereby to transfer and assign to Purchaser all of Seller's right, title and interest in and to certain leases related to the Property as more particularly described below

     NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, in hand paid by Purchaser to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby covenant and agree as follows:

     1. ASSIGNMENT AND ASSUMPTION. Seller hereby transfers and assigns to Purchaser all of Seller's right, title and interest in and to (i) the lease, rental and occupancy agreements (hereinafter referred to collectively as the "Leases") described in EXHIBIT "B" attached hereto and by this reference made a part hereof, and (ii) the leasing commission agreements (hereinafter referred to collectively as the "COMMISSION AGREEMENTS") described in EXHIBIT "C" attached hereto and by this reference made a part hereof Purchaser hereby assumes Seller's obligations and liabilities arising from and after the date of this Agreement under both the Leases, and the Commission Agreements. Further, Purchaser hereby agrees to indemnify Seller and hold Seller harmless from any loss, damage, liability, cost or expense (including, without limitation, court costs and attorney's fees) which Seller shall hereafter incur or have asserted against it with regard to said obligations and liabilities assumed by Purchaser in connection with the Leases and the Commission Agreements.

     2. SELLER'S INDEMNITY. Seller hereby agrees to indemnify Purchaser and hold Purchaser harmless from any loss, damage, liability, cost or expense (including, without limitation, court costs and attorney's fees) which Purchaser shall hereafter incur or have asserted against it in connection with obligations and liabilities under the Leases and the Commission Agreements to the extent performance or payment of such obligations and liabilities was due prior to the date of this Agreement.

     3. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective heirs, legal representatives, successors and assigns.

     IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement under seal as of the date first above written.

                                             SELLER:

                                             THE MUTUAL LIFE INSURANCE COMPANY
                                             OF NEW YORK, a New York corporation

                                             By:
                                                 -------------------------------

                                                 ----------------------------,
                                                   ARES Realty Capital, Inc.
                                                   Authorized Signatory

                                                   [CORPORATE SEAL]

                                             PURCHASER:

                                   EXHIBIT "A"

                          LEGAL DESCRIPTION OF PROPERTY

                                   EXHIBIT "B"

                               SCHEDULE OF LEASES

                                   EXHIBIT "C"

                     SCHEDULE OF LEASE COMMISSION AGREEMENTS

                                   EXHIBIT "N"

                     ASSIGNMENT AND ASSUMPTION OF CONTRACTS

     THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (hereinafter referred to as
this "AGREEMENT"), made and entered into as of the      day of        , 1996,
                                                   ----        ------

by and between THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK, a New York corporation (hereinafter referred to as "SELLER"), and
                                                       -------------------------
                                                       (hereinafter referred to
-------------------------------------------------------
 as "PURCHASER"),

                                   WITNESSETH

     WHEREAS, Seller is the owner of certain improved real property (hereinafter referred to as the "PROPERTY") located in the City of Atlanta, County of Fulton,, State a Georgia, as more particularly described in EXHIBIT "A" attached hereto and by this reference made a part hereof; and

     WHEREAS, Seller has on even date conveyed the Property to Purchaser, and is connection therewith Seller wishes hereby to transfer and assign to Purchaser all of Seller' right, title and interest in and to certain service contracts related to the Property as more particularly described below.

     NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, in hand paid by Purchaser to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby covenant and agree as follows:

     1. ASSIGNMENT AND ASSUMPTION. Seller hereby transfers and assigns to Purchaser if and to the extent assignable, all of Seller's right, title and interest in and to the contract' and agreements (hereinafter referred to collectively as the "SERVICE CONTRACTS") described in EXHIBIT "B" attached hereto and by this reference made a part hereof. Purchaser hereby assumes Seller's obligations and liabilities arising from and after the date of this Agreement under the Service Contracts. Further, Purchaser hereby agrees to indemnify Seller and hold Seller harmless from any loss, damage, liability, cost or expense (including, without limitation, court costs and attorney's fees) which Seller shall hereafter incur or have asserted against it with regard to said obligations and liabilities assumed by Purchaser in connection with the Service Contracts.

     2. SELLER'S INDEMNITY. Seller hereby agrees to indemnify Purchaser and hold Purchaser harmless from any loss, damage, liability, cost or expense (including, without limitation, court costs and attorneys fees) which Purchaser shall hereafter incur or have asserted against it in connection with obligations and liabilities under the Service Contracts to the extent performance or payment of such obligations and liabilities was due prior to the date of this Agreement.

     3. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective heirs, legal representatives, successors and assigns.

     IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement under seal as of the date first above written.

                                             SELLER:

                                             THE MUTUAL LIFE INSURANCE COMPANY
                                             OF NEW YORK, a New York corporation

                                             By:
                                                 -------------------------------

                                                 ----------------------------,
                                                   ARES Realty Capital, Inc
                                                   Authorized Signatory

                                                   [CORPORATE SEAL]

                                             PURCHASER:

                                   EXHIBIT "A"

                          LEGAL DESCRIPTION OF PROPERTY

                                   EXHIBIT "B"

                          SCHEDULE OF SERVICE CONTRACTS

                                  EXHIBIT "O"
                                  -----------

                          FORM OF MANAGEMENT AGREEMENT
                          ----------------------------

                   COMMERCIAL MANAGEMENT AND LEASING AGREEMENT

                                     BETWEEN

                        _________________________________


                                    AS OWNER

                                       AND

                                    ARES, INC.

                                   AS MANAGER

              PROPERTY: ATLANTA FINANCIAL CENTER, ATLANTA, GEORGIA

                             SEPTEMBER ______, 1996


                               TABLE OF CONTENTS
ARTICLE 1. TERM ...........................................................1
   1.1     Term of Agreement ..............................................1

ARTICLE 2. MANAGER'S RESPONSIBILITIES .....................................1
   2.1     Management .....................................................1
   2.2     Employees ......................................................2
   2.3     Compliance with Laws, Mortgages, etc............................3
   2.4     Approved Budget ................................................4
   2.5     Collection of Rents and Other Income ...........................5
   2.6     Repairs and Maintenance ........................................6
   2.7     Capital Expenditures ...........................................6
   2.8     Service Contracts ..............................................7
   2.9     Taxes, Mortgages and Ground Rent ...............................7
   2.10    Miscellaneous Duties ...........................................8
   2.11    Onsite Office ..................................................9
   2.12    Certain Limitations on Authority ...............................9

ARTICLE 3. CONSTRUCTION SUPERVISORY SERVICES .............................10
   3.1     Construction Supervisory Services .............................10

ARTICLE 4. EXCLUSIVE LEASING AGENT FOR PROPERTY ..........................10
   4.1     Leasing........................................................10
   4.2     Leasing Guidelines ............................................11
   4.3     Approved Forms of Leases ......................................11
   4.4     Leasing Commission ............................................11
   4.5     Co-Brokerage ..................................................12
   4.6     Indemnity .....................................................12

ARTICLE 5. INSURANCE .....................................................13
   5.1     Owner's Insurance .............................................13
   5.2     Manager's Insurance............................................13
   5.3     Contractor's and Subcontractor's Insurance ....................14

ARTICLE 6. FINANCIAL, REPORTING AND RECORD KEEPING .......................15
   6.1     Books of Accounts .............................................15
   6.2     Account Classification ........................................15
   6.3     Financial Reports .............................................15
   6.4     Supporting Documentation ......................................16
   6.5     Accounting Principles .........................................16
   6.6     Other Reporting ...............................................16

ARTICLE 7. OWNER'S RIGHT TO AUDIT.........................................16
   7.1     Owner's Right to Audit.........................................16

ARTICLE 8. BANK ACCOUNT ..................................................17
   8.1     Accounts ......................................................17
   8.2     Security Deposit Account.......................................17
   8.3     Change of Banks................................................17
   8.4     Access of Account..............................................17
   8.5     Sweeping Accounts .............................................18

ARTICLE 9. CONSTRUCTION SUPERVISORY SERVICES .............................18
   9.1     Payment .......................................................18
   9.2     Additional Services............................................18

ARTICLE 10.MANAGER'S COSTS TO BE REIMBURSED ..............................18
   10.1    Reimbursable Costs.............................................18
   10.2    Non-Reimbursable Costs ........................................19

ARTICLE 11.INSUFFICIENT GROSS INCOME .....................................20
   11.1    Priorities ....................................................20
   11.2    Funding of Shortfalls by Owner.................................20

ARTICLE 12.SALE OF THE PROPERTY ..........................................20
   12.1    Cooperation with Sales Broker .................................20

ARTICLE 13.COOPERATION....................................................21
   13.1    Cooperation ...................................................21

ARTICLE 14.COMPENSATION ..................................................21
   14.1    Compensation ..................................................21

ARTICLE 15.RENEWAL; TERMINATION ..........................................21
   15.1    Renewal .......................................................21
   15.2    Termination on Sale ...........................................21
   15.3    Termination for Cause .........................................21
   15.4    Termination Without Cause .....................................23
   15.5    Final Accounting; Cooperation .................................24

ARTICLE 16.NOTICES .......................................................24
   16.1    Notices .......................................................24

ARTICLE 17.NON-ASSIGNABLE, ETC. ..........................................25
   17.1    No Assignment; Successor Owner Liability ......................25
   17.2    Pronouns ......................................................26
   17.3    Amendments ....................................................26

   17.4    Heading ......................................................26
   17.5    Severability .................................................26
   17.6    Complete Agreement ...........................................26
   17.7    Status of Manager ............................................26
   17.8    No Waiver ....................................................26
   17.9    Governing Laws ...............................................27
   17.10   Indemnity by Manager .........................................27
   17.11   Indemnity by Owner ...........................................27
   17.12   Survival .....................................................27
   17.13   Renegotiation ................................................27
   17.14   Assistance with and Subordination to Financing ...............28

Schedule A  -  Property

Schedule B  -  Gross Collections Definition

Schedule C  -  Leasing Commission Schedule

Schedule D  -  Manager's Employees

Schedule E  -  Compensation for Construction Management and Project Management
               Services

                   COMMERCIAL MANAGEMENT AND LEASING AGREEMENT

     THIS COMMERCIAL MANAGEMENT AND LEASING AGREEMENT (hereinfter referred to as this "Agreement"), made as of the_________day of September, 1996 by and between

_____________________________________________________________________________
having an office at 115 Perimeter Center Place, Suite 940, Atlanta, Georgia 30346 (hereinafter referred to as "Owner"), and ARES, INC., a Connecticut corporation having an office at One Atlantic Street, Stamford, Connecticut 06901 (hereinafter referred to as "Manager"),

                                   WITNESSETH:

     WHEREAS, Owner is the owner of the fee estate in and to that certain property described on Schedule A annexed hereto (hereinafter referred to as the "Property"), and desires to engage Manager to manage, operate and lease the Property in accordance with the terms and provisions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

                                 ARTICLE 1. TERM

     1.1 TERM OF AGREEMENT. Manager's duties and responsibilities under this Agreement with respect to the Property shall begin as of the date of this Agreement (hereinafter referred to as the "Commencement Date"), and shall extend for a term of 12 months therefrom unless renewed or earlier terminated as provided in Article 15.

                      ARTICLE 2. MANAGER'S RESPONSIBILITIES

     2.1 MANAGEMENT. Manager shall manage, operate and lease the Property and shall arrange for the performance of any and all services required to be performed by Owner for the benefit of the Tenants (as hereinafter defined) pursuant to the Leases (as hereinafter defined), subject to (a) the limitations imposed by this Agreement, and (b) applicable law and applicable rulings and orders of governmental authorities having jurisdiction. In performing its obligations hereunder, Manager shall perform all services with respect to the Property in a diligent, efficient and professional manner in accordance with the management standards of professional first-class management companies providing the same or similar supervisory services to other owners of comparable properties in the locale in which the Property is located, and shall act in good faith and in Owner's best interests and use its best efforts to carry out Manager's obligations under this Agreement in consideration of the interests and goals of Owner from time to time disclosed by Owner to Manager, all in accordance with such management standards (the foregoing is referred to herein as the "Management Standard"). Notwithstanding anything to the contrary contained in this Agreement, Manager's use of its best efforts in the performance of Manager's obligations under this Agreement shall not require (i) the commencement of any litigation, arbitration or other proceeding unless specifically authorized by Owner or (ii) the expenditure of any of Manager's funds for costs which are Owner's responsibility hereunder. Manager shall, with respect to the Property, perform such duties as are customarily performed in accordance with the Management Standard and are consistent with the scope of this Agreement. Manager shall act in a fiduciary capacity with respect to the proper protection of and accounting for Owner's assets. In this capacity, Manager shall deal at arm's length with all third parties, including, without limitation, any of its affiliates.

     2.2 EMPLOYEES. Manager shall employ at all times a sufficient number of employees to enable Manager to properly manage, operate and lease the Property. All matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees shall be the responsibility of Manager; provided, however, that Owner shall have the right, exercised in Owner's reasonable discretion, to disapprove any employees selected by Manager to carry out Manager's obligations under this Agreement, and Manager shall not so utilize any such disapproved employees. If Owner determines, in its reasonable discretion, that Manager's employee(s) are not adequately performing the duties or fulfilling the responsibilities of Manager under this Agreement, Owner reserves the right to require Manager to substitute other employees of Manager to assume Manager's duties hereunder, subject to the provisions of any applicable collective bargaining agreements or labor contracts governing the employment of such employees. Manager shall execute, to the extent required, collective bargaining agreements or labor contracts with respect to such employment; provided, however, the foregoing shall not be deemed to require Manager to use any union labor or services in the performance of its duties under this Agreement, and provided, further, that any such agreements or contracts shall be executed in the name of Manager, not Owner. Manager shall fully comply with all applicable laws and regulations relating to workers' compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects. Manager shall execute and file all returns and other instruments and do and perform all acts required with regard to Manager's employees under the Federal Insurance Contribution Act, the Federal Unemployment Tax Act, and Subtitle C of the Internal Revenue Code with respect to wages paid by Manager and under any similar federal and state laws now or hereafter in force. This agreement is not one of agency by the Manager for the owner but one with the Manager engaged independently in the business of managing properties on its own behalf, as an independent contractor. All employment arrangements are therefore the sole responsibility of the Manager, and the Owner shall have no liability with respect thereto, except as expressly provided in this Agreement.

     Attached hereto as Schedule D is a schedule of all employees to be employed by Manager initially in the direct management of the Property (the entire expense of which employees is to be charged directly to the Property). Manager shall update Schedule D during the term of this Agreement within 30 days following any changes to the information set forth therein. Except as set forth on Schedule
D, no employees' salaries may be charged to the Property without Owner's prior approval which may be withheld in Owner's discretion.

     2.3 COMPLIANCE WITH LAWS, MORTGAGES, etc. Manager shall promptly notify Owner of any violation of any federal state and municipal laws, ordinances, rules, regulations and orders relative to the leasing, use, operation, repair and maintenance of the Property and of any rules, regulations or orders of the local Board of Fire Underwriters or other similar body relative to the leasing, use, operation, repair and maintenance of the Property (hereinafter collectively referred to as the "Requirements") of which Manager has actual knowledge or of any occurrence of which Manager has actual knowledge which could reasonably be expected to cause a violation of any Requirement at a future date with respect to the Property. Manager shall promptly forward to Owner any written notice received by Manager asserting a violation of any Requirements at the Property. Manager shall not take any action with respect to any violation of any Requirements except to notify Owner and await Owner's instructions (unless, except and to the extent either (i) Manager is obligated by law to take any remedial action with regard to such violation, or (ii) Manager in its good faith discretion determines that immediate remedial action is advisable in order to prevent personal injury or material damage to the Property). Manager shall use reasonable efforts in accordance with the terms of this Agreement to prevent any violation of any Requirements respecting the Property, but Manager shall not be required to make any payment from its own funds or incur any liability in order to prevent any such violation.

     Manager shall not in the performance of its services under this Agreement violate the terms of any mortgage, deed of trust, deed to secure debt or other security instrument (each hereinafter referred to as a "Mortgage") binding on or affecting the Property provided that a copy of such Mortgage has been provided to Manager by Owner, but Manager shall not be required to make any payment from its own funds or incur any liability in order to comply with the terms or conditions of any such Mortgage. As to any such Mortgage presented by Owner to Manager, Manager shall prepare or cause to be prepared and submit to Owner a summary of the obligations thereunder with regard to which Manager is responsible for compliance on Owner's behalf; and Owner will promptly approve such summary with such amendments or corrections thereto as Owner deems reasonably appropriate and consistent with this Agreement.

     Manager shall furnish to Owner, promptly upon receipt by Manager, any and all written notices or orders affecting the Property, including, without limitation, any summons or complaint, any notice from any taxing or other governmental authority, any notice of default or otherwise from the holder of any Mortgage, any notice of default by landlord under a Lease or any notice of renewal, termination or cancellation of any insurance policy insuring the Property. Manager shall not take any action with respect to any such notice or order except to notify Owner and await Owner's instructions (unless, except and to the extent either (i) Manager is obligated by law to take any remedial action with regard to such matter, or (ii) Manager in its good faith discretion determines that immediate remedial action is advisable in order to prevent personal injury or material damage to the Property).

     Expenses to remedy violations of any Requirements or to comply with the terms of any Mortgage shall be solely the obligation of Owner except to the extent same is both caused by the negligence or willful misfeasance of Manager and not covered by Owner's insurance (or if any insurance required hereby to be carried by Owner is not so carried, then to the extent such expenses would have been covered by such insurance if it had been covered with a $0.00 deductible).

     2.4 APPROVED BUDGET. Manager shall prepare and submit to Owner a proposed operating budget and capital budget (hereinafter referred to as the "Operating Budget and Capital Budget") for the management, operation and leasing of the Property for each calendar year. Each Operating Budget and Capital Budget prepared by Manager shall be in a format reasonably approved by Owner and Manager. The Operating Budget and Capital Budget shall include a detailed statement of (a) Manager's annual marketing plan (including, without limitation, proposed advertising, brochures and special events); (b) the space Manager expects to be leased or renewed during such year; (c) the rent Manager expects to obtain for such space; and (d) leasing guidelines, including free rent, rebates and other concessions, any improvement allowances, brokerage commissions (including any payable to Manager hereunder), and payments by tenants toward operating expenses and taxes. Prior to the Commencement Date, Owner with Manager's assistance shall establish the Operating Budget and Capital Budget to be used for the period commencing on the Commencement Date and ending on December 31, 1996 (such Operating Budget and Capital Budget shall be deemed to be the Approved Operating Budget and Capital Budget (as hereinafter defined) for such period). A draft proposed Operating Budget and Capital Budget for each subsequent calendar year shall be delivered by Manager to Owner no later than September 30 of the calendar year prior to such budget year. After consultation with Owner, Manager will submit a proposed final Operating Budget and Capital Budget no later than October 31 of the calendar year prior to such budget year. Notwithstanding the foregoing, as to the Operating Budget and Capital Budget for the year 1997, the initial draft proposed by Manager shall be delivered to Owner within 30 days after the Commencement Date and the final Operating Budget and Capital Budget shall be delivered by Manager to Owner within 60 days after the Commencement Date.

     Owner will consider the proposed Operating Budget and Capital Budget and will consult with Manager in connection therewith during the ensuing period prior to the commencement of the forthcoming calendar year. Owner may determine, in its sole discretion, the content of the Operating Budget and Capital Budget. Owner will notify Manager when the proposed Operating Budget and Capital Budget has been approved specifying any changes therein required by Owner. The approved Operating Budget and Capital Budget (hereinafter referred to as the "Approved Operating Budget and Capital Budget") shall not be modified without Owner's consent. Owner reserves the right to modify the Approved Operating and Capital Budget from time to time in Owner's sole and absolute discretion. Owner will notify Manager of any modifications to the Approved Operating Budget and Capital Budget. Owner's right to approve and modify the Operating Budget and Capital Budget shall in no way entitle Owner to modify the basis for compensation to, and reimbursement of, Manager as set forth in this Agreement.

     If all or any portion of a proposed Operating Budget and Capital Budget is disapproved or deemed disapproved by Owner as of the commencement of the relevant year or period covered by such proposed Operating Budget and Capital Budget, then the prior Approved Operating Budget and Capital Budget or the applicable portion thereof shall be deemed to constitute the Approved Operating Budget and Capital Budget or portion thereof for the relevant year or period until such time as the proposed Operating Budget and Capital Budget or portion thereof is approved by Owner with, however, an increase in each applicable line item of whatever additional amount is necessary to cover non-discretionary increases in the costs and expenses which are the subject of such line item. Non-discretionary increases shall include increases in required debt service, ground rents, taxes, utilities, obligations imposed by Requirements (to the extent failure to comply with which Requirements subjects Owner or Manager to liability, penalty or criminal prosecution), insurance, contractual obligations incurred under contracts (including, without limitation, Leases and co-brokerage agreements entered into in accordance with this Agreement) executed in a preceding period, and any sums due Manager under this Agreement.

     Manager shall use its best efforts in accordance with the Management Standard to ensure that the actual costs of maintaining and operating the Property shall not exceed the Approved Operating Budget and Capital Budget in total or in any one accounting category. All expenses shall be charged to the property account as specified in a chart of accounts approved by Owner and, unless expressly approved by Owner, no expense shall be classified or reclassified for the purpose of avoiding an excess in the annual budgeted amount in an accounting or operating category. Except as otherwise provided in Section
2.6 as a result of emergencies, Manager shall obtain Owner's prior written approval for any expenditure which at any point in time would cause the cumulative amount of any line item in the Approved Operating Budget and Capital Budget as of such point in time to be exceeded by more than the greater of $5,000 or 5% of the cumulative amount of such line item as of said point in time.

     Notwithstanding anything to the contrary contained in this Agreement, Manager shall have the authority to expend funds from the Disbursement Account (as hereinafter defined) for expenses which (a) were approved in the Operating Budget portion of the Approved Operating Budget and Capital Budget, (b) are for leasing commissions, tenant improvements and landlord's work applicable to Leases approved by Owner, or (c) are due to Manager by Owner under this Agreement, in each case without any subsequent requirement of approval by Owner.

     2.5 COLLECTION OF RENTS AND OTHER INCOME. Manager shall bill all Tenants and use best reasonable efforts to collect all rents (including escalation billings resulting from increases in expenses or taxes or pursuant to any other rent escalation provision) and other charges which may become due to Owner at any time from any Tenant or from others in connection with or for the use of the Property or any portion thereof. Manager shall use best reasonable efforts to collect and identify all income due Owner for miscellaneous services provided to Tenants and other occupants of the Property (including, without limitation, parking income, Tenant storage and coin operated machines of all types). All amounts so collected shall be the property of the Owner and shall be deposited in the Receipts Account. Manager shall not terminate any Lease, lock out a Tenant, or institute suit for rent or for recovery of possession, or institute any other similar remedial measures against a tenant, without in each instance the prior written approval of Owner. In connection with such suits or proceedings, only legal counsel designated by Owner shall be retained. Manager shall not write off any income items without the prior written approval of Owner in each instance.

     2.6 REPAIRS AND MAINTENANCE. Manager shall supervise the performance of all ordinary repairs and maintenance, and all cleaning, painting, decorations and alterations including without limitation, electrical landscaping, plumbing, carpentry, masonry, elevators and such other repairs as may be required of Owner in the normal course of maintenance of the Property. Subject to Owner making funds available as provided in this Agreement, Manager shall cause the Property to be maintained at a standard acceptable to Owner. Except as provided in this
Section 2.6, no expenditure for any repair not provided for in the Approved Operating Budget and Capital Budget shall be made without Owner's prior written approval.

     In cases of emergency, Manager may make expenditures from Owner's funds, not to exceed $100,000 per emergency, for repairs without prior approval (but with such notice, telephone or otherwise, as may be practicable in light of the circumstances) if necessary to prevent material damage or injury or immediately necessary to comply with Requirements (to the extent failure to comply with which Requirements subjects Owner or Manager to liability, penalty or criminal prosecution), or required to avoid the suspension of any necessary service to the Property.

     2.7  CAPITAL EXPENDITURES. The Approved Operating Budget and Capital
Budget shall not constitute an authorization for Manager to make any capital expenditures (except with respect to Tenant improvements and landlord's work as otherwise permitted under this Agreement) and all capital expenditures (except such tenant improvements and such land lord's work) shall be specifically authorized by Owner. With respect to the purchase and installation of major items of new or replacement equipment (including, without limitation, elevators, heating or air-conditioning equipment, incinerators, rugs, carpets or other floor covering), Owner may arrange to purchase and install the same itself or may authorize Manager to do so subject to prescribed supervision and specification requirements and conditions.

     Unless Owner specifically waives such requirements, either by notice or by an amendment to this Agreement, all new or replacement equipment, or any contract or subcontract for the performance of construction exceeding $10,000 shall be awarded on the basis of competitive bidding, solicited in the following manner:

          (a) a minimum of 3 written bids (inclusive of any bid submitted by or on behalf of Manager or any affiliate of Manager) shall be obtained for each purchase or contract and Manager will request bids from any parties specifically requested by Owner;

          (b) each bid shall be solicited in a form prescribed or agreed to by Owner so that uniformity will exist in the bids;

          (c) Manager shall provide Owner with all bids accompanied by Manager's recommendations as to the most acceptable bid; and

          (d)  Owner shall be free to accept or reject any and all bids.

     Owner will communicate to Manager its acceptance or rejection of bids. Owner may authorize payment by Manager out of the Disbursement Account or may pay for capital expenses from Owner's other resources.

     2.8 SERVICE CONTRACTS. Manager shall arrange on behalf of Owner for the cleaning, maintenance, repair and other services necessary for the proper operation of the Property, but Manager shall not enter into any contract for cleaning, maintaining, repairing or servicing the Property which has not been budgeted for in the Approved Operating Budget and Capital Budget or otherwise approved by Owner. As a condition to obtaining Owner's consent, Manager shall supply Owner with a copy of the proposed contract. Each service contract shall:
(a) be in the name of Manager, as agent for Owner, (b) include a provision permitting cancellation thereof by Owner or Manager upon not less than 30 days written notice and (c) require that all contractors provide evidence of insurance as set forth in Section 5.3. Unless Owner specifically waives such requirements, either by notice or an amendment to this Agreement, all service contracts having an annual cost in excess of $25,000 with respect to any Property shall be subject to bid under the procedure as specified in Section 2.7.

     When accepting bids or issuing purchase orders, Manager shall use its best efforts in accordance with the Management Standard to secure for, and to credit to, Owner any discounts, commissions or rebates obtainable as a result of any such purchases.

     2.9 TAXES, MORTGAGES AND GROUND RENT. Manager shall obtain and verify bills for ground rent, real estate and personal property taxes, improvement assessments and other like charges which are or may become liens against the Property and recommend payment or appeal based upon Manager's best judgment. Manager shall arrange for the payment of such bills on behalf of Owner in such time so as to permit Owner to avoid any penalties for late payment or to permit Owner to take advantage of discounts. Manager shall process such bills for payment from the Disbursement Account. Manager shall not make any payments for the benefit of the Property on account of any ground lease or Mortgage unless requested to do so by Owner. Manager will, if requested by Owner, cooperate with and assist counsel or other party designated by Owner in the preparation of an application for correction of the assessed valuation to be filed with the appropriate governmental agency and in the negotiation and prosecution of all claims for the abatement or reduction of property taxes and other taxes affecting the Property and awards or takings by eminent domain affecting the Property.

     2.10 MISCELLANEOUS DUTIES.

     Manager shall:

          (a) maintain orderly files containing rent records, insurance policies, Leases and subleases, correspondence, receipted bills and vouchers and all other documents and papers pertaining to the Property or the operation thereof and such records, documents and papers shall at all times remain the property of Owner;

          (b) cooperate with and provide information requested by Owner's accountants in regard to the preparation by such accountants and filing by Owner of federal, state, city and any other income or to other tax returns required by any governmental authority;

          (c) cause to be timely prepared and filed all necessary forms for unemployment insurance, withholding and social security taxes and all other tax and other forms relating to the employment of Manager's employees at the Property as required by federal, state or city authorities;

          (d) consider Tenant service requests and complaints and record such requests or complaints in accordance with a procedure reasonably acceptable to Owner, showing the action taken with respect to each; thoroughly investigate and report to Owner in a timely fashion, with appropriate recommendations, all complaints of a material nature; administer a Tenant relations program and maintain a highly visible management presence;

          (e) supervise the moving in and out of Tenants and subtenants and arrange, to the extent possible, the dates thereof so that there shall be minimum disturbance to the operation of the Property and the conduct of business by other tenants and render an inspection of the applicable premises and recommendation on the disposition of any deposit held as security for the performance by any Tenant under its Lease;

          (f) check all bills received for the services, work and supplies ordered in connection with maintaining and operating the Property and, except as otherwise herein provided, pay such bills when due and payable;

          (g) obtain from each Tenant certificates of insurance as required by the Tenant's Lease; such certificate to be obtained prior to the commencement of the Lease and thereafter annually prior to expiration of the Tenant's insurance policies; and obtain from all service providers and contractors evidence of insurance as set forth in Section 5.3: and

          (h) investigate and report in writing the Owner all accidents occurring at the Property (which might reasonably be expected to result in any claim against or damage to Owner or Manager) and any material damage to or destruction of any portion of the Property. For claims involving injury or damage of property, Manager will promptly notify Owner and Owner's liability insurance carrier. Manager shall coordinate and process all insurance claims. Manager shall prepare any reports or information required by Owner's insurance companies.

     2.11 ONSITE OFFICE. Owner shall provide Manager's on-site personnel with adequate office space and services related thereto at the Property pursuant to the existing Lease Agreement between The Mutual Life Insurance Company of New York, as landlord, and Manager, as tenant, dated February 1, 1996, or in such other appropriate on-site location and at such other charges as shall be agreed upon by Owner and Manager. All furniture and equipment commonly used and reasonably required by Manager in the operation of such office shall be provided by Manager at Owner's expense, subject to Owner's approval of such expenditures in the Approved Operating Budget and Capital Budget or otherwise. All expenses incurred by Manager pursuant to this Section 2.11 shall be pre-approved by Owner pursuant to an Approved Operating Budget and Capital Budget or otherwise and shall be reimbursed by Owner to Manager.

     2.12 CERTAIN LIMITATIONS ON AUTHORITY. Owner expressly withholds from Manager any power or authority to convey or otherwise transfer, pledge or lease the Property, pledge the credit of Owner, or execute any promissory note, mortgage, deed of trust, deed to secure debt, or security agreement or Lease in the name of or on behalf of Owner. Except as otherwise provided in this Agreement, Owner expressly withholds from Manager any power or authority to: (a) incur any monetary or other obligation or execute any contract or other agreement in the name of or on behalf of Owner, or (b) make any structural changes in any building or make any other alterations or additions in or to any such building or equipment therein, or incur any expense chargeable to Owner other than expenses (i) included in the Approved Operating Budget and Capital Budget, (ii) provided for in Leases approved by Owner, (iii) for which Manager is permitted under the terms of this Agreement to incur without Owner's prior consent, or (iv) otherwise approved in writing by Owner.

                  ARTICLE 3. CONSTRUCTION SUPERVISORY SERVICES

               3.1 CONSTRUCTION SUPERVISORY SERVICES. Manager shall perform the customary supervisory duties of a manager with respect to repairs and maintenance and may be authorized to perform additional construction and project supervisory services as well in connection with (a) non-routine extraordinary repairs and maintenance (to the extent not included in Section 2.6 duties of Manager), (b) capital expenditures (to the extent not included in Section 2.6 duties of Manager) and (c) Tenant improvements and landlord's work. All construction and project management services to be provided by Manager pursuant to clauses (a), (b) and (c) above shall be approved by Owner in advance and shall be evidenced by an agreement between Owner and Manager reasonably satisfactory to the parties. The compensation to be paid to Manager for construction management and project management services shall be as set forth on Schedule E annexed hereto.

                ARTICLE 4. EXCLUSIVE LEASING AGENT FOR PROPERTY

               4.1 LEASING. (a) Owner hereby engages Manager, on the terms and conditions hereinafter provided, to act as the exclusive leasing agent for the Property (all space leased or available for lease in the Property is hereinafter referred to as the "Space") during the term of this Agreement. Manager represents that Manager is duly qualified to act in such capacity and that Manager has satisfied all Requirements with respect thereto. Manager shall use its best efforts to lease the Space in accordance with the provisions of this Agreement. Manager shall not incur any expenses on behalf of Owner in connection with such leasing unless such costs and expenses are approved by Owner pursuant to the Approved Operating Budget and Capital Budget, by approving a Lease or otherwise in writing. Manager does not guarantee that it will be able to lease the Space or any portion thereof, although Manager does agree that it will use its best efforts to do so in accordance with the terms of this Agreement.

                    (b) During the term of this Agreement, Manager shall have the exclusive right on behalf of Owner to procure tenants to lease the Space, including the renewal, extension, modification, amendment and restatement of presently existing leases, licenses and occupancy agreements (all existing and future leases (including leases of additional space), licenses and other occupancy agreements, and all renewals, extensions, modifications, amendments and restatements thereof (including pursuant to extension, expansion, offer, refusal and other options), are hereinafter referred to as "LEASES" and all existing and future tenants, licensees and occupants under Leases are hereinafter referred to as "TENANTS"). Manager shall use its best efforts to have the Space continuously rented to Tenants satisfactory to Owner, at monthly rentals approved by Owner. All proposed Leases and all of the terms thereof shall be subject to prior review and approval by Owner, including, without limitation, all Tenant improvements, work letters, abatement programs, rent reductions and rebate programs. All Leases in effect on the Commencement Date shall be deemed to have been approved by Owner for all purposes of this Agreement, provided that Owner shall not be deemed to have approved any expansion or extension of any such Leases except as expressly provided therein or to have approved the terms and provisions of any Leases as being applicable or acceptable to any Tenant other than the Tenants thereof. Owner shall refer to Manager all offers and inquiries by prospective Tenants, including those from other real estate brokers, with respect to renting Space received by Owner. If Owner shall enter into a Lease during the term of this Agreement, Manager shall be entitled to a Leasing Commission (as hereinafter defined) in accordance with Section 4.4 whether or not Manager was involved in the negotiation of such Lease.

               4.2 LEASING GUIDELINES. At the request of Owner and at the expense of Owner, Manager shall advertise the Space for rent, in accordance with the marketing plan suggested by Manager and approved by Owner and by means of periodicals, signs, plans, brochures and other means and media reasonably appropriate and customary for the type of space that is being offered for lease, including listing such Space at such listing prices as Owner shall direct from time to time in leasing guidelines proposed from time to time by Manager as requested by Owner and approved by the Owner (as in effect from time to time, hereinafter referred to as the "Leasing Guidelines"); provided, however, all written materials and advertisements and the cost thereof shall be subject to the prior written approval of Owner. The cost of all marketing materials and advertisements shall be paid by Owner.

               4.3 APPROVED FORMS OF LEASES. Manager shall prepare, or cause to be prepared, all Leases on the form or forms of lease suggested or prepared by Manager and approved by Owner (hereinafter referred to as the "Approved Form"). All terms and conditions of all Leases and all renewals of Leases, and any amendments thereof, shall be approved by Owner. Unless otherwise directed by Owner or specified in such leasing procedures, Manager shall conduct all negotiations relating to Leases and shall prepare, or cause to be prepared, Leases and other documents in accordance with the procedures specified by Owner. Manager shall not submit any Lease to a Tenant without having received the prior consent of Owner unless otherwise permitted to do so in accordance with the leasing procedures specified by Owner. Manager is not authorized to execute any Lease or any renewal, expansion or termination of or amendment to any Lease on behalf of Owner, but rather Owner reserves the sole right and authority to execute any such documents.

               4.4 LEASING COMMISSION. (a) As compensation for acting as exclusive leasing agent for the Space and for overseeing the administration of the leasing (whether leased by Manager or a co-broker pursuant to an approved co-brokerage agreement), Manager shall be paid the leasing commission (hereinafter referred to as the "Leasing Commission") in accordance with the commission schedule annexed to this Agreement as Schedule C. The Leasing Commission shall be deemed earned and be paid as provided in Schedule C. Manager shall be paid the Leasing Commission from the Disbursement Account; provided, however, to the extent that amounts available in the Disbursement

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Account are inadequate to pay the entire Leasing Commission, if, as and when earned, Owner shall promptly deposit adequate additional funds in the Disbursement Account. The obligation of Owner to pay Leasing Commissions if, as and when earned, shall survive the expiration or earlier termination of this Agreement.

               (b) Within 15 days after the expiration or earlier termination of this Agreement, Manager shall furnish Owner with a written list (hereinafter referred to as the "Pending Negotiation Lists") of any and all Tenants and prospective Tenants who, within the 90 day period ending at such expiration or receipt of any notice of termination (hereinafter referred to as the "Pre-Termination Period"), either (i) directly or through an agent have during the Pre-Termination Period made a written offer to lease Space (including, without limitation, the submission of a proposed letter of intent or a proposed Lease or of proposed modifications to such letter of intent or Lease), or (ii) directly or through an agent have received from Manager during the Pre-Termination Period a written proposal to lease Space (including, without limitation, the submission of a proposed letter of intent or a proposed Lease or of proposed modifications to such letter of intent or Lease). After the effective date of the expiration or termination of this Agreement, Owner shall continue to recognize Manager's compensation rights in connection with any Lease of Space to a Tenant or a prospective Tenant validly named on the Pending Negotiations List or to any affiliate of a Tenant or a prospective Tenant validly named on the Pending Negotiations List, which is consummated within 6 months following the effective date of such expiration or termination, and shall pay to Manager the Leasing Commission with respect to such Lease in accordance with the applicable terms and conditions of this Agreement. In addition, the expiration or termination of this Agreement shall not affect Manager's right to collect or Owner's obligation to pay Leasing Commissions for transactions consummated prior to the effective date of such expiration or termination and with respect to which Leasing Commissions are to become due thereafter. Any successor owner of the Property shall be deemed to have assumed the Owner's obligations to pay the Leasing Commissions described in this Agreement, without releasing the Owner; provided, however, if Owner provides Manager with a written assumption agreement from the successor Owner in form and content reasonably acceptable to Manager, Owner shall thereupon be released.

          4.5 CO-BROKERAGE. Owner shall not authorize or permit any other person, firm or corporation other than Manager to act as leasing agent for the Property unless agreed to by Manager. Manager shall have the right to enter into Brokerage agreements on behalf of and as the agent of (or otherwise in the name of) Owner, in connection with the leasing of Space, but only with the prior written approval of Owner. All leasing commissions which may be payable in connection with any co-brokerage agreements entered into by Owner pursuant to this Section 4.5 shall be paid by or on behalf of Owner.

          4.6 INDEMNITY. Notwithstanding anything to the contrary contained in this Agreement, if a claim is asserted against Manager and/or Owner by any person or entity other than Manager for the payment of a broker or finder's fee or commission in connection with the leasing of Space, Owner shall indemnity, defend and hold Manager, its direct and indirect partners, shareholders and members, and their respective directors, officers,


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

managers and employees harmless from and against any such claim if such claim is based upon an alleged contract, agreement or negotiation entered into by or which is alleged to have taken place with Owner and not Manager.

                              ARTICLE 5. INSURANCE

               5.1 OWNER'S INSURANCE. Owner shall maintain or cause to be maintained the following types of insurance:

                    (a) all-risk property insurance in an amount equal to 100% of the full replacement cost of the Property, with a commercially reasonable deductible, such policy to contain a waiver of subrogation clause in favor of Manager;

                    (b) commercial general liability insurance with a limit of $2,000,000 per occurrence, covering claims arising from bodily injury, property damage and personal injury and including Manager as an insured (Owner's commercial general liability policy shall be considered primary and not excess of any commercial general liability insurance carried by Manager); and

                    (c) any other insurance which Owner deems necessary and appropriate or which may be required to comply with any Requirements.

               Certificates of Insurance evidencing the above insurance shall be delivered to Manager on the Commencement Date and annually thereafter upon the expiration of the policies.

               All  policies of insurance required by this Section 5.1 shall
(i) be issued by insurers having a Bests rating of A:XII or better and
(ii) provide that such policies shall not be modified (so as to either drop Owner as a named insured or drop below the specified coverage required) or terminated without 30 days prior written notice to Manager.

               5.2 MANAGERS INSURANCE. Manager shall maintain the following types of insurance at Manager's expense:

                    (a) comprehensive crime policy covering Manager's employees with a limit of not less than $1,000,000;

                    (b) worker's compensation insurance with coverages and limits necessary to meet the requirements of the laws of the states in which the employees are employed;

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

                    (c)  employers liability covering bodily injury:

                         by accident - $500,000 each accident; by disease - $500,000 policy limit; by disease - $500,000 each employee;

                    (d) commercial general liability insurance with a limit of $2,000,000 per occurrence and $2,000,000 general aggregate including coverage for bodily injury, property damage and completed operations;

                    (e) comprehensive automobile liability covering all owned, and hired vehicles with a combined single limit of $1,000,000; and

                    (f) any other insurance which may be required to comply with any Requirements applicable to Manager.

Evidence of such insurance in a form reasonably satisfactory to Owner will be provided to Owner by Manager on the Commencement Date and annually thereafter. All policies of insurance required by this Section 5.2 shall (i) be issued by insurers having a Bests rating of A:X1I or better and (ii) provide that such policies shall not be modified (so as to either drop Owner as a named insured or drop below the specified coverage required) or terminated without 30 days prior written notice to Owner.

               5.3 CONTRACTOR'S AND SUBCONTRACTOR'S INSURANCE. Manager shall require that all contractors and subcontractors performing work upon or providing services to the Property at the direction of Manager have insurance coverage, at their expense, in the following minimum amounts:

                    (a) worker's compensation as required by the law of the state in which the Property is located;

                    (b)  employers liability covering bodily injury:

                         by accident -$500,000 each accident;
                         by disease - $500,000 policy limit;
                         by disease - $500,000 each employee;

                    (c) commercial general liability insurance with a limit of $1,000,000 per occurrence and $1,000,000 general aggregate, including coverage for bodily injury, property damage and completed operations; and

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

                    (d) comprehensive automobile covering all owned, and non-owned and hired vehicles with a combined single limit of $1,000,000.

               Owner, Manager and the holder of any Mortgage encumbering the Property shall be added as additional insureds to the above policies (except for worker's compensation). Certificates of insurance evidencing the above will be delivered to Manager before any work is done or services provided.

               Manager shall obtain Owner's written permission prior to amending any of the above requirements.

               ARTICLE 6. FINANCIAL, REPORTING AND RECORD KEEPING

               6.1 BOOKS OF ACCOUNTS. Manager shall maintain adequate and separate books and records of income and expense for the Property, the entries to which shall be supported by sufficient documentation to ascertain that said entries are properly and accurately recorded. Such books and records shall be the property of Owner (subject to the right of Manager to retain copies thereof), and shall be maintained by Manager at Manager's address stated in
Section 17.1, at the Property or at such other location as may be designated by Manager by notice to Owner. Owner shall have access to such books and records at all times, provided such access shall be exercised so as to avoid undue interference with Manager's operations. Manager shall use reasonable efforts to maintain reasonable control over accounting and financial transactions to protect Owner's assets from error or fraudulent activity on the part of Manager's officers or employees. Manager shall reimburse Owner for any uninsured losses which may occur through the fraud, gross negligence or willful misfeasance of Manager.

               6.2 ACCOUNT CLASSIFICATION. Manager shall adopt a system of classification of accounting entries (Chart of Accounts) reasonably satisfactory to Owner.

               6.3 FINANCIAL REPORTS. Manager shall furnish monthly reports of all financial transactions occurring with respect to the Property during monthly reporting periods ending on the 25th day of each month. These reports are to be sent to Owner no later than the 7th calendar day of each month for the reporting period ending on the 25th day of the immediately preceding month, and shall show all collections, delinquencies, uncollectible items, vacancies and other matters pertaining to the management, operation, maintenance and leasing of the Property during the month. If the 7th day of any month is not a business day, then the report shall be due on the next succeeding business day. The monthly reports shall be in a format reasonably acceptable to Owner and Manager and shall also include a comparison of monthly and year-to-date actual income and expenses with the Approved Operating Budget and Capital Budget for the Property.

               6.4 SUPPORTING DOCUMENTATION. As additional support to the monthly financial statements, if requested by Owner, Manager shall provide copies of the following:

                    (a) all bank statements, bank deposit slips and bank reconciliations;

                    (b)  detailed cash receipts and disbursement records;

                    (c)  detailed trial balance (if available);

                    (d)  paid invoices; and

                    (e) supporting documentation for payroll, payroll taxes and employee benefits.


               6.5 ACCOUNTING PRINCIPLES. All financial statements and reports required by Owner will be prepared on an accrual basis of accounting in accordance with Generally Accepted Accounting Principles, unless otherwise directed by Owner. Owner shall provide Manager with 30 days prior notice of any decision of Owner to change the accounting basis on which the statements and reports are to be prepared.

               6.6 OTHER REPORTING. Manager shall maintain records reflecting the progress of implementing the Leasing Guidelines, which records shall reflect all executed Leases and all expenditures made by Manager on behalf of Owner in the implementation of the Leasing Guidelines. Manager shall also deliver to Owner monthly reports on the same dates as the monthly reports under Section 6.3 are due, reflecting all leasing activities for the same monthly reporting period and, when requested by Owner, cumulative leasing activity for the calendar year to date, which shall include an outline of all economic and other pertinent business terms of each Lease signed with new Tenants and renewal Tenants identified separately, a summary of all Lease expirations which were not renewed (with a brief explanation of the reason not renewed), a summary of any abandonments, Lease buyouts or sublease activity, and a brief explanation of the status of all potential renewals for the next 12 months, as well as the status of negotiations with all prospective new Tenants and any other information reasonably requested by Owner. Manager shall also furnish such other reports and statements as Owner may reasonably request.

                        ARTICLE 7. OWNER'S RIGHT TO AUDIT

               7.1  OWNER'S RIGHT TO AUDIT. Owner reserves the right for
Owner's employees or others appointed by Owner to conduct examinations, and make abstracts from or copies of the books and records maintained for Owner by Manager at all times, provided such activities shall be undertaken in a manner so as to avoid undue interference with Manager's operations. Owner also reserves the right upon 30 days prior notice to Manager to perform any and all additional audits relating to Manager's activities either at the property or at any office of Manager; provided such audits are related to those activities performed by Manager for Owner. Any such audit by Owner shall be scheduled so as not to interfere with Manager's efforts to assist in the preparation of the annual audit for the Property. The cost of any such audit undertaken at the direction of Owner shall be paid by Owner; provided, however, should any such audit discover any discrepancies in such books and records in an aggregate amount in excess of $150,000, the Manager shall reimburse Owner for the reasonable cost of such audit.

               Should Owner's employees or appointees discover defects in internal bookkeeping control or errors in record keeping, Manager shall correct such discrepancies at its own cost promptly following the discovery of such defect. Manager shall promptly notify Owner of the action taken to correct such defects or errors.

               Any and all audits conducted by Owner's employees or appointees will be at the sole expense of Owner (except as above expressly provided).

                            ARTICLE 8. BANK ACCOUNTS

               8.1 ACCOUNTS. Manager shall deposit all rents and other funds, including any and all advance funds collected from the operation of the Property, in any bank selected by Owner. The funds will be placed in one account (hereinafter referred to as the "Receipts Account") for the Property in the name of "_________________" or in such other name as Owner may designate, no later than the next business day after receipt. Owner shall, or if requested by Owner, Manager shall establish another account (hereinafter referred to as the "Disbursement Account") in the name of "_________________" or in such other name as Owner may designate from which Manager shall pay the operating expenses of the Property and any other payments relative to the Property as required by the terms of this Agreement.

               8.2 SECURITY DEPOSIT ACCOUNT. Where Requirements require that security deposits be separately maintained, or if Owner requires, Manager shall open a separate account in the name of Owner or otherwise as Owner directs. Manager shall be authorized to withdraw monies from security deposit funds at such time as the security deposits are returnable to tenants or in the event of a tenant default or other occurrence permitting application thereof under the tenant's Lease. Manager shall maintain detailed records of all security deposits deposited, and such records will be available for inspection by Owner's employees or appointees upon reasonable prior notice.

               8.3 CHANGE OF BANKS. At any time and from time to time, Owner may direct Manager to change a bank or the depository arrangements

               8.4 ACCESS OF ACCOUNT. Upon direction from Owner, Manager shall cause any funds of Owner held by Manager to be transferred to Owner by federal wire transfer. Through the use of signature cards, authorized representatives of Owner shall be permitted access to any and all funds in the bank accounts described in Sections 8.1 and 8.2. Manager

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

shall not have any authority to withdraw sums from the Receipts Account except as expressly provided in Section 8.5.

               8.5 SWEEPING ACCOUNTS. All costs, expenses, fees, commissions, and other payments with respect to the Property that are properly payable pursuant to the terms of this Agreement shall be paid by Manager from time to time from the Disbursement Account without any prior approval by or notice to Owner. Manager shall remit to Owner on a bi-weekly basis, all amounts in the Receipts Account in excess of the working capital reserve hereinafter set forth and amounts transferred by Manager to the Disbursement Account in order to have adequate funds available pursuant to the immediately preceding sentence. A working capital reserve shall be maintained for the Property of $20,000 or such greater amount as agreed upon by Owner and Manager which reserve shall be held in the Receipts Account). Any provision hereof to the contrary notwithstanding, if at any time funds in the Receipts Account available for transfer by Manager to the Disbursement Account are insufficient to enable Manager to make all disbursements from the Disbursement Account authorized by this Agreement, it shall be Owner's responsibility within 5 business days after written request from Manager to deposit additional funds in the Disbursement Account to cover such deficit.

                        ARTICLE 9. PAYMENTS OF EXPENSES

               9.1 PAYMENT. Manager shall make or cause to be made (but only to the extent cash receipts from the Property are available therefor in the Disbursement Account (from transfer from the Receipts Account or otherwise) or to the extent Owner provides the funds therefor) the payment when due of all obligations of Owner, the existence of which were (i) set forth in the Approved Operating Budget and Capital Budget, (ii) provided for in approved Leases, or
(iii) otherwise permitted to be expended by Manager by the terms of this Agreement or approved by Owner.

               9.2 ADDITIONAL SERVICES. If Manager provides a Tenant with any service which Manager is not required to provide such Tenant hereunder (e.g., leasing services in connection with the assignment of a Tenant's Lease or the sublease of its premises and construction management services for tenant construction work other than tenant improvements and landlord's work in connection with new Leases), and for which such Tenant pays Manager a fee pursuant to a separate agreement (oral or written) between Manager and such Tenant, then said fee shall be paid to and retained by Manager for its own account, provided Owner shall have previously approved Manager providing each such service, which consent shall not be unreasonably withheld.

                  ARTICLE 10. MANAGER'S COSTS TO BE REIMBURSED

               10.1 REIMBURSABLE COSTS. All expenses or costs incurred by Manager in connection with the performance of its duties under this Agreement and contained within


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

an Approved Operating Budget and Capital Budget or otherwise expressly approved by Owner in writing shall be at the sole cost and expenses of Owner except as specifically provided in Section 10.2.

               10.2 NON-REIMBURSABLE COSTS. The following expenses or costs incurred on behalf of the Property shall be at the sole cost and expense of Manager and shall not be reimbursed by Owner to Manager:

               (a) cost of gross salaries, wages, payroll taxes, insurance, workers' compensation, and other benefits of Manager's office personnel or of Manager's other personnel, except as provided in Section 2.2 and Schedule D;

               (b) general accounting and reporting services unless otherwise authorized by Owner;

               (c) the Owner shall not be required to reimburse the Manager for, and the Manager shall not be permitted to withdraw from the Disbursement Account to pay, any costs (except, however, if and to the extent such costs are covered by Owner's insurance or would have been covered by Owner's insurance had Owner been carrying all insurance required by Owner under this Agreement) arising out of the fraud, negligence or willful misfeasance of Manager or otherwise incurred by Manager in violation of the terms and provisions of this Agreement;

               (d) cost of forms, papers ledgers and other supplies and equipment used in Manager's non-Property offices;

               (e) cost of electronic data processing equipment, or any pro rata charge thereon, located at non-Property offices, including but not limited to, computers, adding machines and other equipment;

               (f) cost of electronic data processing provided by computer service companies;

               (g) costs and expenses incurred by Manager for the purpose of adopting Owner's required reporting system;

               (h) cost of comprehensive crime insurance or fidelity bond or other insurance purchased by Manager for its own account;

               (i) rent and utilities for any off-site office of Manager, unless otherwise authorized by Owner; and

          (j) costs of local travel.

                      ARTICLE 11. INSUFFICIENT GROSS INCOME

     11.1 PRIORITIES. If at any time the gross income for the Property shall not be sufficient (or Manager reasonably anticipates that such gross income will not be sufficient) to pay all the bills, charges and Mortgage payments which may be incurred with respect to the Property (including all fees and expenses payable to Manager hereunder), the funds available will be paid out of the Disbursement Account in the following order of priority:

          (a)  first, Mortgage payments;

          (b)  second, bills and charges of third parties;

          (C) third, bills and charges incurred by Manager and fees due Manager for Manager's services provided to Owner.

     11.2 FUNDING OF SHORTFALLS BY OWNER. If at any time the gross income for the Property shall not be sufficient (or Manager reasonably anticipates that such gross income will not be sufficient) to pay all bills, charges and Mortgage payments which may be incurred with respect to the Property (including all fees and expenses payable to Manager hereunder), Manager shall promptly notify Owner of such shortfall. Owner shall advance sufficient funds within 5 days to the Disbursement Account either (whichever Owner elects) (i) to cover such entire shortfall or (ii) to cover at least all sums then due Manager under this Agreement (to which sums Manager shall be entitled notwithstanding the disbursement priorities set forth in Section 11.1).

                        ARTICLE 12. SALE OF THE PROPERTY

     12.1 COOPERATION WITH SALES BROKER. If Owner executes a listing agreement with a broker (other than Manager) for the sale or other disposition of all or any portion of the Property, Manager shall work with such broker so that the respective activities of Manager and broker shall be carried on with cooperation and without undue interference with Tenants and occupants. Manager will assist and cooperate with the broker to exhibit the Property during reasonable business hours, subject to the rights of Tenants. Manager shall promptly refer to Owner all inquiries and offers to purchase the Property and shall, upon direction from Owner, promptly turn over to a purchaser all books, records, statements, reports and other documentation maintained pursuant to this Agreement at the closing of such purchase or at such other time as Owner may direct (subject to Manager's right to retain copies of such materials as Manager reasonably requires).

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


                             ARTICLE 13. COOPERATION

     13.1 COOPERATION. Should any claims, demands, suits or other legal proceedings be made or instituted by any person (other than Manager) against Owner which arise out of any of the matters relating to this Agreement, Manager promptly shall provide to Owner all pertinent information in Manager's possession or control and reasonable assistance (not to include the incurrence of any expenses by Manager or the expenditure of any funds of Manager, except as provided in Section 17.11) in the defense or other disposition thereof. Should any claims, demands, suits or other legal proceedings be made or instituted by any person (other than Owner) against Manager or any affiliate of Manager which arise out of any of the matters relating to this Agreement, Owner promptly shall provide to Manager all pertinent information in Owner's possession or control and reasonable assistance (not to include the incurrence of any expenses by Owner or the expenditures of any funds of Owner, except as provided in Section, 17.10) in the defense or other disposition thereof.

                            ARTICLE 14. COMPENSATION

     14.1 COMPENSATION. Owner agrees to pay Manager for all services performed under this Agreement, with the exception of those services described in Articles 3 and 4, an annual fee computed and payable monthly, in arrears, within 5 business days after the end of each month, in an amount equal to 3% of Gross Collections (as defined in Schedule B) for such prior month (except, however, as to that portion of Gross Collections consisting of income from the parking deck facility and income from The Buckhead Athletic Club, the fee payable to Manager shall be 2% rather than 3%).

     In the event of cancellation or termination of this Agreement, the management fee will be prorated on a daily basis to the effective date of such cancellation or termination.

                        ARTICLE 15. RENEWAL; TERMINATION

     15.1 RENEWAL. Unless expressly renewed by a writing signed by both Owner and Manager, this Agreement shall, if not sooner terminated pursuant to this
Article 15. automatically terminate upon the expiration of the initial term or any renewed term.

     15.2 TERMINATION ON SALE. This Agreement shall terminate immediately upon the bona fide sale by Owner of all of its interest in the Property to an unaffiliated third party. In such event, all management fees due Manager shall be prorated through the date of dosing of such sale.

     15.3 TERMINATION FOR CAUSE. (a) Owner may terminate this Agreement by notice to Manager at any tune following the occurrence of a Manager Event of Default and

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


the failure of Manager to cure such Manager Event of Default within the grace periods, if any, provided pursuant to Section 15.3(c). As used herein, the term "Manager Event of Default" shall mean the occurrence of one or more of the following:

          (i) the failure by Manager to perform any of its obligations in accordance with this Agreement;

          (ii) the filing by Manager of a petition in bankruptcy, or for an arrangement or for reorganization of Manager pursuant to the Federal Bankruptcy Act or any similar law, federal or state, or the adjudication by decree of a court of competent jurisdiction that Manager is a bankrupt, or is declared insolvent, or if Manager shall make an assignment for the benefit of creditors generally, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or receivers of all or any substantial part of its property;

          (iii) the filing of a petition in bankruptcy against Manager or for reorganization of Manager pursuant to the Federal Bankruptcy Act or any similar law, federal or state, and if such petition shall not be discharged or dismissed within 90 days after the date on which such petition was filed;

          (iv) the loss of any license necessary for Manager to carry out its obligations under this Agreement; or

          (v) as to the Purchase and Sale Agreement made between The Mutual Life Insurance Company of New York (hereinafter referred to as "Sellers") and Owner dated August______, 1996 (hereinafter referred to as the "Purchase Agreement"), either (x) Seller defaults under any of its obligations under the Purchase Agreement which survive the Closing or (y) any of Seller's representations and warranties under the Purchase Agreement (without such representations and warranties being limited to Seller's Best Knowledge.) prove to be untrue or misleading in any material respect (in a manner that would have entitled Owner to terminate the Purchase Agreement had Owner been aware of such untrue or misleading representation or warranty prior to the closing of the sale), and in either instance same results in material adverse consequences to Owner.

             (b) Manager may terminate this Agreement at any time following the occurrence of an Owner Event of Default and the failure of Owner to cure such Owner Event Of Default within the grace period provided pursuant to Section 15.3(c). As used herein, the term "Owner Event of Default" shall mean the occurrence of one or more of the following:

          (i) the failure by Owner to perform any of its obligations in accordance with this Agreement;


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



          (ii) the filing by Owner of a petition in bankruptcy, or for an arrangement or for reorganization of Owner pursuant to the Federal Bankruptcy Act or any similar law, federal or state, or the adjudication by decree of a court of competent jurisdiction that Owner is a bankrupt, or is declared insolvent, or if Owner shall make an assignment for the benefit of creditors generally, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver of receivers of all or any substantial part of its property;

          (iii) the filing of a petition in bankruptcy against Owner or for reorganization of Owner pursuant to the Federal Bankruptcy Act or any similar law, federal or state, and if such petition shall not be discharged or dismissed within 90 days after the date on which such petition was filed;

          (c) In the event of the occurrence of a Manager Event of Default or an Owner Event of Default, the non-defaulting party shall provide the other party notice setting forth the nature of such Event of Default, and the defaulting party shall have (i) 5 days to cure a monetary of Default or (ii) 30 days to cure a non-monetary Event of Default (or in the case of clauses 15.3(a)
(i) and 15.3(b)(i), such longer period, not to exceed 90 days, if the default, with due diligence cannot be cured within 30 days and the defaulting party has commenced and is diligently prosecuting the cure to completion). Notwithstanding the foregoing, Manager shall not be entitled to any cure period and Owner shall be entitled to immediately terminate this Agreement if either (i) Manager has acted in a felonious manner in connection with this Agreement or the Property or
(ii) Manager has refused or failed to comply with Owner's written directions to Manager with regard to this Agreement or the Property (provided such written directions are not inconsistent with the terms of this Agreement and would not, if complied with, cause Manager to violate any applicable law).

          (d) If the defaulting party fails to cure the Event of Default within the foregoing time periods, the other party may terminate this Agreement by notice, which termination shall be effective upon receipt of the notice or upon the date specified in the notice. Such right of termination shall be in addition to, and not in lieu of, all other rights and remedies of the non-defaulting party at law or in equity, including, without limitation, an action for damages.

     15.4 TERMINATION WITHOUT CAUSE. From and after the date that is 12 months following the Commencement Date (and effective, at the earliest, on the date which is the first anniversary of the Commencement Date), Owner may cancel this Agreement at any time upon one month's notice to Manager or Manager may cancel this Agreement without cause upon one month's notice to Owner. Such notice may be given by Owner or Manager, as the case may be, at any time after the 11th month following the Commencement Date. In such event, all management fees due Manager shall be prorated through the date of termination.

     15.5 FINAL ACCOUNTING: COOPERATION. Upon termination of this Agreement for any reason, Manager shall deliver to Owner the following:

          (a) a final accounting reflecting the balance of income and expenses on the Property as of the date of termination, to be delivered within 30 days after such termination;

          (b) any balance or moneys of Owner, or tenant security deposits, or both, held by Manager with respect to the Property, to be delivered promptly following termination, but no later than 30 days after termination; and

          (c) all materials, supplies, keys, records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property, to be delivered promptly following termination, but no later than 30 days after termination.

Manager shall fully cooperate with Owner and any new manager in connection with the orderly transfer of Manager's duties to such new manager, in order to minimize as much as possible any inconvenience to Tenants and any impairment of the operation and marketing of the Property.

                               ARTICLE 16. NOTICES

     16.1 NOTICES. All notices, demands, consents, approvals, requests, authorizations and reports provided for in this Agreement shall be in writing and shall be given to Owner or Manager at their respective address set forth below or at such other address as they may specify hereafter in accordance with the provisions of this Section 16.1:

     OWNER:
                           __________________________
                           115 Perimeter Center Place
                           Suite 940
                           Atlanta, Georgia 30346
                           Attn: Michael J. Molletta
                                 Vice President

                           with copies to:

                           Bruce M. Barone, President
                           Overseas Partners Capital Corp.
                           Craig Appin House
                           8 Wesley Street
                           Hamilton HM GX Bermuda
                           and:

                           Thomas E. Butler
                           Vice President-Law
                           Overseas Partners Capital Corp.
                           Craig Appin House
                           8 Wesley Street
                           Hamilton HM GX Bermuda

     MANAGER:              ARES, Inc.
                           5775-E Glenridge Drive
                           Suite 100 Atlanta, Georgia 30328
                           Attn:.: Mr. Bert Sanders Calvert

                           with copies to:

                           ARES, Inc.
                           One Atlantic Street
                           Stamford, Connecticut 06901
                           Attn: President

                           and:

                           ARES, Inc
                           One Atlantic Street
                           Stamford, Connecticut 06901
                           Attn: Victoria F. Smith, Esq.

     Such notice or other communication shall be mailed either (a) by United States registered or certified mail, return receipt requested, postage prepaid, deposited in a United States Post Office or a depository for the receipt of mail regularly maintained by the post office; (b) by nationally recognized overnight courier which furnishes written evidence of receipt of delivery; or (C) by hand against a signed receipt. Notices shall be deemed given on the date receipt is acknowledged in the case of clause (a) above and upon receipt in the case of clauses (b) and (C) above, or upon the first date that delivery was attempted to be made and was refused or was unable to be delivered due to a change in address.

                        ARTICLE 17. NON-ASSIGNABLE, ETC.

     17.1 NO ASSIGNMENT: SUCCESSOR OWNER LIABILITY. (a) This Agreement may not be assigned by Manager without the prior consent of Owner; provided, however, Manager shall have the right to assign this Agreement to an affiliate of Manager so long as Manager remains liable for the performance of all of Manager's obligations under this Agreement. In addition, Manager may not delegate to any third party any responsibility for the performance of its obligations under this Agreement without the prior consent of Owner in each instance.

          (b) This Agreement may not be assigned by Owner without the prior consent of Manager; provided, however, Owner shall have the right to assign this Agreement to an affiliate of Owner in conjunction with a transfer of title to the Property to such affiliate.

     17.2 PRONOUNS. The pronouns used in this Agreement referring to Owner or Manager shall be understood and construed to apply whether Owner or Manager be an individual copartnership, corporation or any individual or individuals doing business under a firm or trade name.

     17.3 AMENDMENTS. Except as otherwise herein provided, any and all amendments, additions or deletions to this Agreement shall be null and void unless approved by both parties in writing.

     17.4 HEADING. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

     17.5 SEVERABILITY. If any provisions of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

     17.6 COMPLETE AGREEMENT. This Agreement and the Schedules attached hereto and made a part hereof shall supersede and take the place of any and all previous agreements entered into between the parties hereto with regard to the management and leasing of the Property.

     17.7 STATUS OF MANAGER. Nothing contained herein shall be deemed to render Manager and Owner as joint venturers or partners of each other, and neither shall have the power to bind or obligate the other party by virtue of this Agreement, except in accordance WITH THE TERMS OF this Agreement. Nothing contained herein shall preclude or limit either party in connection with any business activities which compete with the business of the Property. Manager and Owner agree that Manager is an independent contractor; provided, however, where Manager is expressly permitted herein to act or contract on behalf of Owner with a third party, Manager shall do so as an agent of Owner and shall represent the same to any such third party.

     17.8 NO WAIVER. The failure by Owner or Manager to insist upon the strict performance of any one of the terms or conditions of this Agreement or to exercise any right, remedy, or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same shall continue and remain in full force and effect. The failure of Owner or Manager to seek redress for any violation, or to insist upon the strict performance, of any term or condition of this Agreement shall not prevent a subsequent act by the other party which would have originally constituted a violation of this Agreement by such other party from having all the force and effect of an original violation. Owner or Manager may restrain any breach or threatened breach by the other party of any term or condition herein contained, but the mention herein of any particular remedy shall not preclude Owner or Manager from exercising any other remedy that it might have against the other either at law or in equity. No term or condition of this Agreement shall be deemed to have been waived by Owner or Manager unless such waiver is in writing and signed by such party.

     17.9 GOVERNING LAWS. This Agreement shall be governed in all respects by the laws of the State of Georgia without giving effect to conflict of law provisions.

     17.10 INDEMNITY BY MANAGER. Except to the extent Owner is covered under any insurance policy insuring against such risks or liabilities (or would have been covered by an insurance policy had Owner maintained the insurance required to be maintained by Owner under this Agreement) in either event as if such insurance policy had a $0.00 deductible, Manager shall indemnify and hold harmless Owner against all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees actually incurred resulting from any claims which may be made against Owner arising out of (I) any failure of Manager to perform all of its obligations under this Agreement, but only to the extent such failure was caused by Manager's negligence or Manager's willful breach of any obligation under this Agreement, (ii) any acts of Manager beyond the scope of Manager's authority hereunder not authorized or ratified by Owner, and (iii) any negligence or willful misconduct of Manager, its agents or employees. This Section shall survive expiration or termination of this Agreement.

     17.11 INDEMNITY BY OWNER. Except to the extent that Manager is obligated to indemnify Owner as set forth in Section 17.10. Owner shall indemnify and hold harmless Manager against all resonable costs and expenses, including, without limitation, resonable attorneys' fees actually incurred resulting from any and all claims made against manager arising out of or in connection with the Property and its services performed under this Agreement. This Section shall survive expiration or termination of this Agreement.

     17.12 SURVIVAL The covenants contained in this Agreement which, by their terms, require their performance after the expiration or termination of this Agreement shall be enforceable notwithstanding the expiration or other termination of this Agreement.

     17.13 RENEGOTIATION. Owner and Manager acknowledge and agree that Owner desires to take a more active role in day-to-day operations of its real estate holdings, but at the time of Owner's entry into this Agreement, Owner is not in a position to reflect in this Agreement its desired more active participation in day-to-day real estate operations. Accordingly, Manager agrees that upon Owner's notice that Owner desires to restructure this Agreement so that Owner and its employees will become more actively involved in day-to-day operations of the Property (and, in connection therewith, to assume some of the duties currently provided herein to be performed by Manager), Manager agrees to cooperate with such proposed restructuring and to negotiate the terms and conditions of such proposed restructuring in good faith. Owner agrees that any such restructuring (including any assumption by Owner of duties required hereunder to be performed by Manager) (i) shall not result in reduction of the aggregate income realized by Manager under this Agreement or in the scope of expense reimbursement provided herein to be paid to Manager, (ii) shall not materially expand the responsibilities of Manager under this Agreement, (iii) shall not shorten the term of this Agreement, and (iv) shall not affect Manager's right to receive leasing commissions even if Owner becomes directly involved in negotiating Leases.

     17.14 ASSISTANCE WITH AND SUBORDINATION TO FINANCING. Manager will cooperate with and assist Owner in the closing of any project financing obtained by Owner, including, without limitation, the coordination of tenant estoppels and subordination, non-disturbance and attornment agreements. At the request of Owner, Manager will from time to time execute appropriate documentation sufficient to subordinate this Agreement, and the rights of Manager hereunder, to any bonafide third party mortgage financing now or hereafter obtained by Owner with regard to the Property.

     IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the day and year first above written.

     OWNER:

     MANAGER:              ARES, INC., a Connecticut corporation

                           By:
                              __________________________________________________
                              Title:

                              [CORPORATE SEAL]

                                   SCHEDULE A

                                    PROPERTY

                                   SCHEDULE B

                          GROSS COLLECTIONS DEFINITION

     As used in this Agreement, the term "Gross Collections" shall mean the gross amount of all cash payments received by Manager or Owner for or with respect to the use or occupancy of space in the Property, including, without limitation, all rent, parking or garage receipts, receipts arising out of common area maintenance charges, escalations, Tenant reimbursements for operating expenses, and percentage or overage rent; provided, however, Gross Collections shall not include the following:

     (a) any amounts received as security deposits (except to the extent applied to a Tenant's obligations);

     (b) any amounts received in the nature of real estate or other tax refunds;

     (c)  any amounts paid by any Tenant representing;

          (i)  proceeds from fire or other casualty losses;

          (ii) amounts separately enumerated in a Lease or Tenant work letter reimbursing landlord for the cost of capital improvements, remodeling, and Tenant changes, including any overhead or interest factor payable by Tenants in connection with such reimbursement;

          (iii)amortization of above-standard Tenant work and Tenant allowances;

          (iv) any reimbursement of expenses incurred by landlord on behalf of Tenant in enforcing Lease provisions that permit landlord to correct conditions at Tenants expense; and

          (v) payments in consideration of the termination or cancellation of a Lease, unless otherwise agreed to in writing by Owner.


     (d)  any condemnation or insurance proceeds;

     (e) proceeds of any sale or financing of the Property or any portion thereof;

     (f)  amounts rebated or refunded due to overpayments by Tenants; and

     (g) any amounts which otherwise would be included in Gross Collections but which constitute sums to which Seller is entitled pursuant to the proration provisions of the Purchase Agreement (as defined in Section 15.3(a)(v)).

                                   SCHEDULE C

                          LEASING COMMISSION SCHEDULE

1. Leasing Commissions with Manager as Sole Procuring Broker. In circumstances, from and after the Commencement Date and prior to the expiration or termination of this Agreement, in which Manager is the sole procuring broker, Owner shall pay to Manager leasing commissions in accordance with the following schedule:

     A. For Leases to Tenants who are not in occupancy at the Property at the time the Lease is executed ("New Tenants"), Manager shall be paid (I) as to Leases having a term of 3 years or more (without regard to renewal or extension options and as to Leases with early termination provisions, treating such Leases as if they expire on the date whereon early termination is permitted), a procurement fee equal to one average month's Base Rent, and (ii) a commission equal to 4% of the Base Rent less the procurement fee. For purposes hereof "one average month's Base Rent" shall be determined by dividing the aggregate Base Rent for the entire term of the Lease by the number of months in such term.

     B. For expansion or additional Space leased to existing Tenants regardless of whether such Space is taken pursuant to an option contained in the Lease, Manager shall be paid a commission equal to 2% of the Base Rent.

     C. For extension or renewal of an existing Lease regardless of whether such extension or renewal has been effected in accordance with an option contained in the Lease, Manager shall be paid a commission equal to 2% of the Base Rent.

2. Leasing Commissions with Manager Not as Sole Procuring Broker. In circumstances, from and after the Commencement Date and prior to the expiration or termination of this Agreement, in which there is a procuring broker other than or in addition to Manager, Owner shall pay to Manager leasing commissions in accordance with the following schedule (in addition to the commission due from Owner to such other broker):

     A. For leases to New Tenants, Manager shall be paid (i) as to Leases having a term of 3 years or more (without regard to renewal or extension options and as to Leases with early termination provisions, treating such Leases as if they expire on the date whereon early termination is permitted), a procurement fee equal to one-half of one average month's Base Rent, and (ii) a commission equal to 2% of the Base Rent less the procurement fee.

     B. For expansion or additional Space leased to existing Tenants regardless of whether such Space is taken pursuant to an option contained in the Lease, Manager shall be paid a commission equal to 1% of the Base Rent applicable to such expansion or additional space.

     C. For extension or renewal of an existing Lease regardless of whether such extension or renewal has been effected in accordance with an option contained in the Lease, Manager shall be paid a commission equal to 150 of the Base Rent for the term of such extension or renewal.

     The compensation due the procuring broker will be made pursuant to a separate agreement between Owner and the procuring broker. Owner shall be presented with the procuring broker's invoice and shall pay procuring broker directly. Unless otherwise authorized by Owner, such compensation shall not exceed the market commission which would be payable to a procuring broker with respect to such Lease in the geographic area in which the Property is located. Notwithstanding the foregoing, in the event Owner elects to participate in the ARES exclusive program, it will pay the full broker's commission on the first business day following the execution of a new Lease provided that the Owner has received a fullyexecuted commission agreement and an invoice for the commission.

     Notwithstanding any other provision hereof to the contrary, no commission shall be due or payable pursuant to Section 1.B. or C or Section 2.B. or C above unless the extension, renewal expansion or leasing of additional space is exercised or effected during the period from and after the Commencement Date and prior to the expiration or termination of this Agreement.

3.   Definitions.

     A. "Base Rent" shall mean the amount payable to Owner by a Tenant, including automatic increases and payments on account of utilities, taxes, insurance premiums and operating expenses that are fixed in a dollar amount or that are capable of being calculated to an exact dollar amount at the time the lease is executed, but excluding (i) other increases such as cost of living and CPI adjustment which cannot be so calculated, (ii) any amounts for or attributable to reimbursables, percentage rents, security deposits, insurance premiums parking lot or garage income and items of a similar nature, and (iii) the amount, if any, of any amortized expense contained in a Tenant's rental payment.

     B. "Term" shall mean the length of time over a Lease a Tenant is contractually obligated to make payments where there is no unilateral right to terminate on the part of a Tenant; provided, however, that for purposes of calculating commissions and procurement fees under Sections 1 and 2 above, any Lease having a term in excess of 10 years shall be deemed to have a term of only 10 years. For example, a 5-year Lease in which the Tenant may exercise a termination right after the third year shall be considered a 3-year Term for the purposes of calculating a leasing commission. However, if the Tenant does not elect to so terminate such Lease, a leasing commission covering such post-termination period shall be due and paid to Manager as and when such right to terminate expires or is waived by the Tenant, but only as if the failure to terminate constituted a renewal and extension for the balance of the initial term for purposes of calculating the amount of the commission due. If a Tenant compensates Owner monetarily for the exercise of a termination right (by way of example, a termination payment), then the leasing commission shall be adjusted based on the amount of monetary compensation so received by Owner using the same rates set forth above and same shall be deemed earned by Manager.

4. Payment Schedule. Except as specifically provided in this Agreement to the contrary, Manager shall earn a leasing commission on any and all Leases consummated for Space in accordance with this leasing commission schedule. Leasing commissions shall be deemed earned under this Agreement and Owner shall pay leasing commissions for executed Leases (or exercised options) as follows:

     A. 50% of the leasing commission for a New Lease shall be paid upon execution of a Lease by Owner and Tenant, and the remaining 50% of the leasing commission for a New Lease earned shall be paid upon the earliest to occur of the following (i) the commencement of the Term of the Lease, (ii) the payment to Owner of fixed or Base Rent for the first month of the Term, and (iii) the taking of occupancy of the Space by the Tenant.

     B. 100% of the leasing commission for the leasing of expansion or additional Space to an existing Tenant or the extension or renewal of an existing Lease shall be paid after the fixed or Base Rent for the first month of the Term of the leasing of the expansion or additional Space or the Term of the extension or renewal is paid to Owner.

                                   SCHEDULE D

                               MANAGER'S EMPLOYEES


          TITLE                                 EMPLOYEE
          -----                                 --------

1.   Property Manager                        Blackstock, Marti

2.   Asst. Prop. Mgr.                        Shepherd, Whitney

3.   Asst. Prop. Mgr.                        Huber, Lillian

4.   AA - Jr (A/P, Filing)                   Vollnad, Dawn

5.   AA - Jr (Recep.)                        Open - to be filled

6.   AA - Sr (Off. Mgr.)                     Hawkes, Jean

7.   AA - Sr                                 Rudder, Lisa

8.   Acct.                                   Palmer, Dianne

9    Eng. - Sr                               Broscoe, Larry

10.  Eng. - Sr                               Wallace, Preston

11.  Eng. - Sr                               Payne, Mike

12.  Eng. - Sr                               Sellers, Thomas

13.  Eng. - Exp                              Blackwell, Andrea

14.  Eng. - Exp                              Johnson, Howard

15.  Eng. - Exp                              Donald, Michael

16.  Eng. - Jr                               Harlan, Sandra

17.  Eng. - Jr                               Allen, Bertie

18.  Eng. - JR - Maint                       King, Michael

                                   SCHEDULE E

                  COMPENSATION FOR CONSTRUCTION MANAGEMENT AND
                           PROJECT MANAGEMENT SERVICES

A. Construction Supervisory Services with Manager Acting as Construction Manager. In circumstances in which Manager is acting as the construction manager (i.e., acting as an agent on behalf of Owner in the selection, negotiation and procurement of all professions, trades and miscellaneous services in order to professionally plan, implement and execute a Property construction project (hereinafter referred to as a CM Project")), Manager shall be compensated by Owner as follows:

          1. Manager shall receive a fee of 5% of all CM Project hard and soft costs.

          2. Manager's Project Manager shall be billed to the project for hours directly spent on the project at the rate of $60.00/hour. Manager's Project Superintendent and other approved project staff shall be billed at a billing rate established in the Approved Operating Budget and Capital Budget then in effect.

          3. Billing rates for project staff shall include direct payroll expense, standard fringe benefits and payroll taxes, local travel and tolls, usual and customary local phone charges.

          4. Owner shall reimburse Manager for all construction management reimbursable expenses, which may include, but are not limited to, the following items:

               a. the proportion of reasonable transportation (other than normal commutation), traveling, automobiles and automobile allowances, and hotel expenses of Manager or of its employees incurred in the discharge of duties connected with the CM Project;

               b. direct net cost of all materials, supplies and equipment incorporated in the CM Project, including costs of transportation and storage thereof;

               c. direct net cost, including transportation and maintenance and exclusive of refundable deposits, of all materials, supplies, equipment, temporary facilities and hand tools not owned by the workmen, which are employed or consigned in the performance of the CM Project, and cost less salvage value or reasonable rental value, if less, on such items used but not consumed which remain the property of Manager;

               d. rental charges of all necessary machinery and equipment used at the Property in connection with the CM Project, including installation, repairs and replacements, dismantling, removal costs of lubrication, transportation and delivery costs thereof;

               e. sales, use, gross receipts or similar taxes related to the CM Project imposed by any governmental authority, and for which Manager is liable as the Owner's agent;

               f. any permit fees, licenses, tests, royalties, damages for infringement of patents and costs of defending suits therefor;

               g. losses, expenses or damages to the extent not compensated by insurance or otherwise (including settlement made with the approval of Owner) actually sustained or incurred by the Manager in connection with the CM Project, excluding losses, expenses or damages caused by the gross negligence or willful misconduct of Manager,

               h.   the cost of corrective work;

               i. expenses such as telegrams, long-distance telephone calls, telephone service, expressage and similar petty cash items in connection with the CM Project which are reasonably incurred in connection with Manager's performance of construction management services;

               j.   cost of removal of all debris;

               k. costs incurred due to an emergency affecting the safety of persons and property;

               l. all reasonable out-of-pocket costs directly and necessarily incurred in the performance of the CM Project and not included in the construction management fee as provided above;

               m. the cost of the insurance required to be carried by Manager in connection with the CM Project;

               n. the cost of payment and/or performance bonds required to be carried by Manager; and

               o. the costs associated with elevator operators, operating engineers, teamsters and all other standby trades.

B. Construction Supervisory Services with Manager acting as Project Manager. In circumstances in which Manager is acting as the Project Manager (i.e., acting as the representative of Owner in the selection, negotiation and procurement of the professionals and of the general contractor or construction manager in order to professionally plan, implement and execute a Property construction project (hereinafter referred to as a "PM Project.)), Manager shall be compensated by Owner as follows:

          1. Manager shall receive a fee in the amount of 5% of all PM Project hard and soft costs.

          2. Owner shall reimburse Manager for all project management reimbursable expenses which may include, but are not limited to
               (1) the proportion of reasonable transportation (other than normal commutation), traveling, automobiles and automobile allowances, and hotel expenses of Manager or of its employees incurred in the discharge of duties connected with the PM Project; (2) expenses such as telegrams, long distance telephone calls, telephone service expressage and similar petty cash items in connection with the PM Project which are reasonably incurred in connection with Manager's performance of project management services; (3) all reasonable out of pocket costs directly and necessarily incurred by Manager in the performance of the PM Project; and (4) any consulting fees which may be required to be paid relative to any special or unique situations which are beyond the scope of customary project management services.

     Notwithstanding the above, Construction Management and project management fees for any project with an estimated value in excess of $1,000,000 will be negotiated in advance in good faith and shall be at market rates.

                                  EXHIBIT "P"

                TENANTS FROM WHOM TENANT ESTOPPELS ARE REQUIRED

I.   Each of the following tenants:

     TENANT                                       BUILDING
     ------                                       --------

     KW BellSouth(1)                              North
     PeopleSoft, Inc.                             North
     Columbia/HCA(2)                              North
     Industrial Developments                      East, South
     Morris Manning                               East
     Smith Gambrell                               East
     Robinson-Humphrey                            East, South
     Smith, Howard, Ajax                          South
     Sedgwick James                               South
     The Buckhead Club                            East
     Sterling Software
       (Southern) Inc.                            North

II. From among the following tenants, Estoppel Certificates totaling a minimum of 80% of the rentable square footage leased by the following tenants

     TENANT                                       BUILDING
     ------                                       --------

     Beckman Instruments                          North
     Bankers Trust                                North
     Moore Copies                                 East
     EBC Enterprises                              East
     Lamberth Bonapfel                            East
     MONY                                         East
     Small White & Marani                         East
     SouthTrust of Georgia                        East
     Montage & Caldwell                           North,East
     Freebairn                                    East
     Milliman & Robertson                         East
     Gallup, Inc.                                 South

----------
     (1) Two estoppels: one as a tenant and one as a subtenant
     (2) A subtenant only

                                  EXHIBIT "O"

                 ESTOPPEL LETTER OF DEPARTMENT OF TRANSPORTATION

                               ESTOPPEL STATEMENT

TO: The Mutual Life Insurance Company of New York and its successors in title to the property affected by a certain Agreement by and between R-H Associates Bldg. II Corp., Atlanta Financial Center Associates, Robinson-Humphrey Properties, Inc. and Department of Transportation of State of Georgia dated July 18, 1985, and recorded in Deed Book 9618, page 145, Fulton County, Georgia Records, as amended by a certain Amendment to Agreement dated as of July 18, 1985, by and between the same parties, and recorded in Deed Book 10290, page 289, Fulton County, Georgia Records (collectively, the "Agreement")

     The undersigned, pursuant to Section 9.17 of the Agreement, hereby certifies as follows:

     1. The Agreement has not been amended except as set forth above, and the Agreement is in full force and effect.

     2. The undersigned has not given any notice of any default by any other party under this Agreement which has not been cured, and, to the best of the undersigned's knowledge and belief, no default exists under the Agreement, and no circumstance exists which, but for the giving of notice or the passage of time, or both, would constitute a default under the Agreement.

     3. All "Work", as defined in the Agreement, has been completed satisfactorily, the undersigned has no outstanding claims with respect to any of such Work and the undersigned has no knowledge of any deficiencies or defects in such WORK.

     4. All gifts required to be made by Article m of the Agreement have been made.

     The foregoing may be relied upon by, and shall inure to the benefit of, the addressees set forth above and their successors, assigns and successors in title and any mortgagees of any of the foregoing, and shall be binding upon the undersigned and its successors and assigns.

  Dated this____________ day of ___________, 1996.


                               DEPARTMENT OF TRANSPORTATION
                               OF STATE OF GEORGIA

                               By:
                                  ----------------------------------------------
                               Name:
                                    --------------------------------------------
                               Title:
                                     -------------------------------------------




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